Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

AMONG

BSM ENERGY LP,

CRUX ENERGY, LP

AND

ZANIAH ENERGY, LP

AS SELLERS,

AND

CALLON PETROLEUM OPERATING COMPANY

AS PURCHASER

AND

CALLON PETROLEUM COMPANY

AS PURCHASER PARENT

Dated April 19, 2016

i

4.18	Well Status	56
4.19	Independent Investigation	56
4.20	Limitations	57

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES		58
5.1	Existence and Qualification	58
5.2	Power	58
5.3	Authorization and Enforceability	58
5.4	No Conflicts	59
5.5	Consents, Approvals or Waivers	59
5.6	Litigation	59
5.7	Compliance with Laws	59
5.8	Financing; Authorized Equity Consideration	60
5.9	Investment Intent	60
5.10	Independent Investigation	60
5.11	Liability for Brokers’ Fees	60
5.12	Bankruptcy	61
5.13	Capitalization; Valid Issuance; No Preemptive Rights, Registration Rights or Options	61
5.14	Business Combination	62
5.15	Purchaser Parent SEC Documents; Purchaser Parent Financial Statements; Securities Laws	62
5.16	Internal Controls; Sarbanes-Oxley Compliance	63
5.17	Reserve Reports	64
5.18	Related Party Transactions	64
5.19	Investment Company	64
5.20	Form S-3 Eligibility	64
5.21	No Material Adverse Change	64
5.22	Limitations	65

ARTICLE 6 COVENANTS OF THE PARTIES		65
6.1	Access	65
6.2	Press Releases	66
6.3	Operation of Business	67
6.4	Conduct of Purchaser Parties	70
6.5	Indemnity Regarding Access	70
6.6	Satisfaction of Closing Conditions	71
6.7	Further Assurances	71
6.8	Confidentiality	71
6.9	Audits and Filings	72
6.10	Listing of Equity Consideration	73
6.11	Amendment of Seller Disclosure Schedules	74
6.12	Bulk Sales Laws	74
6.13	Replacement of Seller Credit Support	74
6.14	Excess NRI	75
6.15	Exclusive Agreement	75

6.16	Accounting	75
6.17	Lease Extensions	75

ARTICLE 7 CONDITIONS TO CLOSING		76
7.1	Conditions to Each Party’s Obligations	76
7.2	Conditions of Each Seller	76
7.3	Conditions of the Purchaser Parties	77

ARTICLE 8 CLOSING		78
8.1	Time and Place of Closing	78
8.2	Obligations of Sellers at Closing	78
8.3	Obligations of the Purchaser Parties at Closing	80
8.4	Closing Payment	81
8.5	Post-Closing Purchase Price Adjustments	82

ARTICLE 9 TAX MATTERS		84
9.1	Tax Returns; Proration of Taxes	84
9.2	Access to Information	86
9.3	Tax Deferred Exchange	87
9.4	Equity Escrow Tax Treatment	88
9.5	Conflict	89

ARTICLE 10 TERMINATION		89
10.1	Termination	89
10.2	Effect of Termination	89
10.3	Remedies Following Termination	90

ARTICLE 11 INDEMNIFICATION; LIMITATIONS		91
11.1	Assumed Obligations	91
11.2	Retained Obligations	92
11.3	Indemnification	93
11.4	Indemnification Actions	96
11.5	Casualty and Condemnation	99
11.6	Limitation on Actions	100
11.7	Escrow Equity Consideration	103
11.8	Express Negligence/Conspicuous Manner	104
11.9	Duties and Obligations	104

ARTICLE 12 MISCELLANEOUS		105
12.1	Counterparts	105
12.2	Notices	105
12.3	Sales or Use Tax, Recording Fees and Similar Taxes and Fees	106
12.4	Expenses	107
12.5	Records	107
12.6	Governing Law	109
12.7	Dispute Resolution	109
12.8	Captions	110

12.9	Waivers	110
12.10	Assignment	110
12.11	Entire Agreement	110
12.12	Amendment	111
12.13	No Third-Person Beneficiaries	111
12.14	Severability	111
12.15	Time of the Essence	111
12.16	References	111
12.17	Construction	112
12.18	Relationship of Parties	112
12.19	Financing Sources	112
12.20	Specific Performance	112

ANNEXES:

Annex I	Certain Transactions

EXHIBITS:

Exhibit A	Properties
Exhibit A-1	Leases
Exhibit A-2	Wells
Exhibit A-3	Contracts
Exhibit B	Forms of Assignment and Bill of Sale
Exhibit B-1	Form of Omnibus Assignment and Bill of Sale
Exhibit B-2	Form of Recordable Assignment and Bill of Sale
Exhibit C	Form of Affidavit of Non-Foreign Status
Exhibit D	Form of Letter in Lieu
Exhibit E	Form of BSM Indemnity Escrow Agreement
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Form of Conveyance of Excess NRI
Exhibit H	Form of Assignment, Ratification and Joinder Agreement

SCHEDULES:

Schedule 1.1K	Knowledge
Schedule 1.1P	Per Share Price
Schedule 1.2(a)	2016 Leases
Schedule 1.3	Certain Excluded Assets
Schedule 2.2(i)	Purchaser Benefit Operations
Schedule 3.4	Allocated Values
Schedule 4.1(d)	Violations and Defaults
Schedule 4.2	Litigation
Schedule 4.3	Taxes and Assessments
Schedule 4.4	Compliance with Laws
Schedule 4.5	Material Contracts
Schedule 4.6	Imbalances
Schedule 4.7	Consents, Rights of First Refusal, and Preferential Purchase Rights
Schedule 4.9	Outstanding Capital Commitments
Schedule 4.10	Environmental Disclosure
Schedule 4.12	Bonds and Credit Support
Schedule 4.13	Suspense Amounts
Schedule 4.15	Payout Balances
Schedule 4.18	Well Status
Schedule 5.13 (a)	Capitalization
Schedule 5.13(c)	Preemptive Rights; Other Outstanding Rights
Schedule 5.15(a)	Liabilities
Schedule 5.15 (b)	Deficiencies and Material Weaknesses; Fraud; Changes in Internal Controls
Schedule 6.3	Existing Plans and Operations of Sellers
Schedule 6.4	Existing Plans and Operations of Purchaser Parties
Schedule 6.13	Credit Support Obligations
Schedule 7.3(c)	Certain Deliverables

v

Defined Terms

2016 Lease	1.2(a)
Accessed Property	1.2(b)
Accounting Arbitrator	8.5(a)
Adjusted Equity Consideration	2.1(a)
Adjusted Purchase Price	1.2(c)
Affiliate	1.2(d)
Agreement	Preamble
Allocated Value	1.2(e)
Alternative Proposal	6.15
Assets	1.2(f)
Assigned Hydrocarbons	1.2(f)(ix)
Assignment and Bill of Sale	1.2(g)
Assumed Obligations	11.1
BSM	Preamble
BSM Adjusted Cash Consideration	2.1(a)
BSM Cash Consideration	2.1(a)
BSM Deposit	2.1(b)
BSM Escrow Account	2.1(b)
BSM Escrow Agreement	2.1(b)
BSM Escrow Property	11.7(a)
BSM Indemnity Escrow Agreement	1.2(h)
Business Day	1.2(i)
Cash Consideration	1.2(j)
Casualty Loss	11.5(a)
CERCLA	1.2(t)
Claim Certificate	11.7(b)
Claim Notice	11.4(b)
Claimed Amount	11.7(b)
Closing	8.1
Closing Date	8.1
Code	1.2(k)
Commission	1.2(l)
Common Stock	1.2(m)
Contracts	1.2(f)(iv)
Credit Support	6.13
Crux	Preamble
Crux Adjusted Cash Consideration	2.1(a)
Crux Cash Consideration	2.1(a)
Crux Deposit	2.1(c)
Crux Escrow Account	2.1(c)
Crux Escrow Agreement	2.1(c)
Cure Date Post-Closing	3.7(b)

Cure Date Pre-Closing	3.7(a)
Customary Consents	1.2(n)
D&M	5.17
Damages	11.6(e)
Debt	1.2(o)
Defect	1.2(p)
Defect Claim Time	3.6(a)
Defensible Title	3.2(a)
Deposit	1.2(q)
Disputed Claim Amount	11.7(c)
Effective Date	1.2(r)
End Date	11.7(d)
Environmental Consultant	3.5(a)
Environmental Defect	3.5(b)
Environmental Defect Amount	3.8(a)
Environmental Defect Deductible	1.2(s)
Environmental Defect Notice	3.6(a)
Environmental Information	3.5(a)
Environmental Laws	1.2(t)
Environmental Liabilities	1.2(u)
Environmental Referee	3.10(c)
Environmental Review	3.5(a)
Equipment	1.2(g)(vi)
Equity Consideration	2.1(a)
Equity Interests	1.2(v)
Escrow Agent	2.1(b)
Escrow Equity Consideration	11.7(a)
Escrowed Agreements	1.2(w)
Estimated Purchase Price	8.4(a)
Excess NRI	1.2(x)
Exchange	9.3(a)
Exchange Act	1.2(y)
Excluded Assets	1.1
Excluded Geological and Geophysical Information	1.2(z)
Excluded Records	12.5
Execution Date	Preamble
Final Closing Schedule	8.5(a)
Final Determination	11.7(c)
Final Purchase Price	8.5(a)
Financing Sources	1.2(aa)
Fraud	1.2(bb)
GAAP	1.2(cc)

Geological and Geophysical Information	1.2(dd)
Governmental Authority	1.2(ee)
Hazardous Material	1.2( ff)
Hydrocarbons	1.2(gg)
Indemnified Person	11.4(a)
Indemnifying Person	11.4(a)
Indemnity Joint Written Instruction Letter	11.7(c)
Individual Claim Threshold	11.6(c)
Insolvent	1.2(hh)
Joint Written Instructions Letter	8.4(b)
Knowledge	1.2(ii)
Lands	1.2(f)(i)
Laws	1.2(ii)
Lease Extension	1.2(ii)
Leases	1.2(g)(i)
Lien	1.2(ll)
Material Adverse Effect	1.2(mm)
Material Contract	1.2(nn)
Net Mineral Acre	1.2(oo)
Net Mineral Acre Price	1.2(pp)
Net Revenue Interest	1.2(qq)
NORM	4.20(b)
NYSE	1.2(rr)
Organizational Documents	1.2(ss)
Parent Financial Statements	5.15(a)
Parent SEC Documents	5.15(a)
Parties	Preamble
Party	Preamble
Paying Party	9.1(b)(ii)
Payout Balance	1.2(tt)
Per Share Price	1.2(ss)
Permitted Encumbrances	3.3
Person	1.2(vv)
PLSS Section	1.2(ww)
Post-Closing Cure Notice	3.7(b)
Potential Financing	6.9(b)
Preliminary Closing Schedule	8.4(a)
Production Tax	1.2(xxuu)
Properties	1.2(f)(iii)
Property Costs	1.2(yy)
Property Tax	1.2(zz)
Purchaser	Preamble
Purchaser Benefit Operations	1.2(aaa)

Purchaser Entities	1.2(bbb)
Purchaser Fundamental Representations	1.2(ccc)
Purchaser Group	11.3(b)
Purchaser Material Adverse Effect	1.2(ddd)
Purchaser Parent	Preamble
Purchaser Parent Audited Reserve Report	5.17
Purchaser Parties	Preamble
RCRA	1.2(t)
Reclassification Event	2.2
Receiving Party	6.8
Records	12.5
Registration Rights Agreement	1.2(eee)
Reimbursing Party	9.1(b)(ii)
Release	1.2(fff)
Remediate	1.2(ggg)
Required Consent	1.2(hhh)
Retained Obligations	11.2
Royalties	1.2(iii)
SEC Filings	6.9(b)
Securities Act	1.2(jjj)
Seller	Preamble
Seller Disclosure Schedules	1.2(kkk)
Seller Equity Value Damages	11.6(j)
Seller Fundamental Representations	1.2(lll)
Seller Group	1.2(mmm)
Sellers	Preamble
Specified NRI	1.2(nn)
Straddle Period	9.1(b)(i)
Subsidiary	1.2(ooo)
Suspense Amounts	4.13
Tax	1.2(ppp)
Tax Return	4.3(a)
Termination Effective Time	10.1
Third Party Claim	11.4(b)
Title Benefit	2.3(b)
Title Benefit Amount	3.8(b)
Title Benefit Notice	3.6(b)
Title Defect	3.2(b)
Title Defect Amount	3.8(a)
Title Defect Deductible	1.2(qqq)
Title Defect Notice	3.6(a)
Title Referee	3.10(b)
Transaction Documents	1.2(rrr)
Treasury Regulations	1.2(sss)

Unadjusted Purchase Price	1.2(ttt)
Undeveloped Lease	1.2(uuu)
Undivided Interest	1.2(vvv)
Units	1.2(f)(iii)
Wells	1.2(f)(ii)
Working Interest	1.2(www)
Zaniah	Preamble
Zaniah Adjusted Cash Consideration	2.1(a)
Zaniah Cash Consideration	2.1(a)
Zaniah Deposit	2.1(d)
Zaniah Escrow Account	2.1(d)
Zaniah Escrow Agreement	2.1(d)

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into on April 19, 2016 (“Execution Date”), by and among BSM Energy LP, a Texas limited partnership (“BSM”), Crux Energy, LP, a Texas limited partnership (“Crux”), Zaniah Energy, LP, a Texas limited partnership (“Zaniah” and together with BSM and Crux, the “Sellers” and, each, a “Seller”), Callon Petroleum Operating Company, a Delaware corporation (“Purchaser”), and Callon Petroleum Company, a Delaware corporation (“Purchaser Parent” and, together with Purchaser, the “Purchaser Parties”). Sellers and the Purchaser Parties are sometimes referred to collectively as the “Parties” and individually as a “Party”.

RECITALS:

WHEREAS, Sellers desire to sell, and Purchaser desires to purchase all of Sellers’ interest in and to those certain oil and gas properties, rights, and related assets owned by Sellers that are defined and described as “Assets” herein; and

WHEREAS, the purchase and sale of the Assets will be consummated on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE; DEFINED TERMS

1.1 Purchase and Sale. On the terms and conditions contained in this Agreement, each Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept, and pay for, effective as of the Effective Date, all of each Seller’s right, title and interest in and to the Assets.

1.2 Certain Definitions. As used herein:

(a) “2016 Lease” means each Undeveloped Lease (or portions thereof) identified on Schedule 1.2(a) for which the primary term will expressly in the terms of such Lease expire on or before December 31, 2016; but excluding any Undeveloped Leases (or portion thereof) that are held or extended (i) by production, (ii) by other operations that will continue such Undeveloped Lease until after December 31, 2016, (iii) under continuous operations or by continuous drilling clauses that will continue such Undeveloped Lease until after December 31, 2016, or (iv) by extension payments or other payments, consideration or operations in lieu of any of the foregoing set forth in subparts (i) through (iii) above.

(b) “Accessed Property” means the Assets and Properties of the applicable Seller.

(c) “Adjusted Purchase Price” means, (i) with respect to BSM, the sum of the Adjusted Equity Consideration and the BSM Adjusted Cash Consideration, (ii) with respect to Crux, the Crux Adjusted Cash Consideration and (iii) with respect to Zaniah, the Zaniah Adjusted Cash Consideration.

(d) “Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

(e) “Allocated Value” means, with respect to each of the Properties of a Seller, the portion of such Seller’s Unadjusted Purchase Price allocated to such Property as set forth on Schedule 3.4 or Schedule 1.2(a), as applicable; provided, however, solely with respect to Section 3.4 and Article 9 and as otherwise expressly provided, such amount shall be increased or decreased by the portion of each adjustment to such Seller’s Unadjusted Purchase Price under Section 2.2 attributable to such Property.

(f) “Assets” means, with respect to each Seller, all of such Seller’s right, title and interest in and to all of the following properties and interests (except to the extent any of the same constitute an Excluded Asset):

(i) the Hydrocarbon leases (and any renewals, modifications, supplements, ratifications or amendments to such leases) described on Exhibit A-1 (of whatever character, whether legal or equitable, and whether vested or contingent) and any Lease Extensions acquired or obtained by any Seller with respect to any 2016 Leases (collectively, the “Leases”) and all tenements, hereditaments, and appurtenances belonging to the Leases and Units (collectively, the “Lands”);

(ii) any and all Hydrocarbon, water, CO2, injection, disposal or other wells located on the Lands or on lands pooled, communitized, or unitized with the Lands, including, without limiting the foregoing, the interests in the wells shown on Exhibit A-2, whether producing, non-producing, temporarily plugged and abandoned, and whether or not fully described on any exhibit or schedule hereto (the “Wells”);

(iii) all pooled, communitized, or unitized acreage which includes all or part of the Lands, or any Leases, and all tenements, hereditaments, and appurtenances belonging thereto (the “Units”, and, together with the Wells, Lands and Leases, the “Properties”);

(iv) all currently existing contracts, agreements, and instruments to the extent binding on the Properties, or that relate to the ownership, use or operation of the Properties (but solely to the extent applicable and attributable to the Assets), including operating agreements; unitization, pooling, and communitization agreements; declarations and/or orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations); commingling agreements; area of mutual interest agreements; farmin and farmout agreements; exchange agreements; transportation agreements; processing agreements; production sales and marketing contracts; service agreements; drilling contracts; storage agreements; equipment leases and rental contracts; and supply agreements, including, but not limited to, those that are set forth on Exhibit A-3 (collectively, the “Contracts”); provided, however, that the term “Contracts” shall not include the Leases or other instruments constituting such Seller’s chain of title to the Leases;

(v) all easements, permits, licenses, servitudes, rights-of-way, surface leases, surface fee interests, salt water disposal agreements, right of use and easement, and other rights to use the surface to the extent appurtenant to, and used or held for use in connection with, the Properties, in each case solely to the extent, however, applicable and attributable to the Properties;

(vi) all equipment, communications equipment, telemetry and production measurement wellhead equipment, flowlines, gathering systems, treatment facilities, injection facilities, disposal facilities, compression facilities, fixtures, buildings, offices and improvements in each case that are located on the Lands to the extent used or held for use in connection with the operation of the Properties or the production, storage, transportation, treatment, or processing, marketing, or disposition of Assigned Hydrocarbons, solely to the extent, however, applicable and attributable to the Properties (collectively, the “Equipment”);

(vii) all (A) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Properties with respect to periods of time from and after the Effective Date, in each case to the extent the Unadjusted

Purchase Price of such Seller was not reduced under Section 2.2 with respect to any proceeds of the foregoing received by or paid to any Seller; and (B) Liens and security interests in favor of such Seller to the extent relating to the Properties, whether choate or inchoate, under any Law or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Date of any of the Properties or to the extent arising in favor of such Seller as non-operator of any Property;

(viii) all rights to audit the records of any Person (other than any Seller or any Affiliate of any Seller) and to receive refunds or payments of any nature, and all amounts of money relating thereto with respect to the Assets, insofar as attributable to periods from and after the Effective Date, to the extent relating to the Properties and the other Assets or the Assumed Obligations;

(ix) all Hydrocarbons in, on, under, produced from, or attributable or allocated to, the Properties from and after the Effective Date; all Hydrocarbon inventories from and attributable or allocated to Properties that are in storage or constitute linefill on the Effective Date; and, to the extent related, attributable or allocated to the Properties, a corresponding interest in all production, plant, and transportation imbalances as of the Effective Date; and all make-up rights with respect to take-or-pay payments (collectively, “Assigned Hydrocarbons”);

(x) all licenses, permits, approvals, consents, certificates and other authorizations, and other rights granted by third Persons, and all certificates of convenience or necessity, immunities, privileges, grants, and other such rights that relate to, or arise from, the Properties or the ownership, use or operation thereof; and

(xi) all Geological and Geophysical Information.

(g) “Assignment and Bill of Sale” means the Assignment, Assumption and Bill of Sale in the forms attached hereto as Exhibit B-1 and Exhibit B-2, to be executed contemporaneously with Closing by the Sellers and the Purchaser.

(h) “BSM Indemnity Escrow Agreement” means the Escrow Agreement in the form attached hereto as Exhibit E, to be executed contemporaneously with Closing by BSM, Purchaser, Purchaser Parent and the Escrow Agent.

(i) “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in New York, New York, Houston, Texas or Midland, Texas, United States of America.

(j) “Cash Consideration” means, (i) with respect to BSM, the BSM Cash Consideration, (ii) with respect to Crux, the Crux Cash Consideration and (iii) with respect to Zaniah, the Zaniah Cash Consideration.

(k) “Code” means the United States Internal Revenue Code of 1986, as amended.

(l) “Commission” means the United States Securities and Exchange Commission.

(m) “Common Stock” means the common stock of Purchaser Parent, par value $0.01 per share.

(n) “Customary Consents” means any and all consents, approvals, authorizations or permits of, or filings with or notifications to, any Governmental Authorities or any other Person that are required to be obtained, made or complied with for or in connection with the sale, assignment or transfer of Assets that (i) are expressly allowed to be obtained after the assignment of any such Assets or are customarily obtained subsequent to the sale or conveyance or (ii) do not constitute a Required Consent.

(o) “Debt” means, as to any Person, (i) any indebtedness or other obligation created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property); (ii) any indebtedness of such Person evidenced by any note, bond, debenture or other security or similar instrument; (iii) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (iv) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (in each case, excluding any Credit Support); and (v) any guarantee by such Person of indebtedness of another Person referred to in clauses (i) through (iv).

(p) “Defect” means any Environmental Defect or Title Defect.

(q) “Deposit” means, (i) with respect to BSM, the BSM Deposit, (ii) with respect to Crux, the Crux Deposit, and (iii) with respect to Zaniah, the Zaniah Deposit.

(r) “Effective Date” means 12:01 a.m. local time at the location of the applicable Properties on May 1, 2016.

(s) “Environmental Defect Deductible” means, with respect to each Seller, an amount equal to one percent (1.0%) of the Unadjusted Purchase Price of such Seller.

(t) “Environmental Laws” means, as the same have been amended on or prior to the Execution Date, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j (including common law), and all similar Laws as in effect on the Execution Date of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment, biological or cultural resources, protected species, the remediation of contamination or restoration of environmental quality, and all rules and regulations implementing the foregoing, excluding, however, all Laws relating to spacing, density, setbacks, and the protection of correlative rights in Hydrocarbons.

(u) “Environmental Liabilities” means any and all damages, Remediation obligations, liabilities, settlements, penalties, fines, and attorneys’ and consultants’ fees and expenses arising out of or related to any violations or non-compliance with, or any remedial or corrective action obligation imposed pursuant to, any Environmental Laws, or cause of action under Environmental Laws by a Governmental Authority or other Person, attributable to or otherwise associated with the ownership, use or operation of Assets.

(v) “Equity Interests” means capital stock, partnership or membership interests, trust interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

(w) “Escrowed Agreements” means the agreements executed and deposited with the Escrow Agent on the Execution Date.

(x) “Excess NRI” means, with respect to each Seller’s interest in each Property, an overriding royalty interest equal to the positive difference, if any, of (i) such Seller’s Net Revenue Interest in the applicable Property and (ii) the product of (A) seventy five percent (75%) multiplied by (B) such Seller’s Working Interest in such Property.

(y) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

(z) “Excluded Geological and Geophysical Information” means Geological and Geophysical Information which (i) a Seller is prohibited or restricted from sharing, transferring or assigning by agreement with a third party or otherwise, (ii) requires the payment of a fee for a Seller to transfer to Purchaser and Purchaser does not agree in writing prior to Closing with the applicable counterparty to pay such fee or (iii) constitutes interpretative data or analysis of any Geological and Geophysical Information.

(aa) “Financing Sources” means the underwriters, lenders and any other Persons that have committed to the Purchaser Parties to provide or otherwise have entered into agreements with the Purchaser Parties to provide the financing for the transactions contemplated by this Agreement, including any, underwriter agreements, joinder agreements or credit agreements relating thereto and any placement agents, book runners, arrangers, book managers, administrative agents, collateral agents, or trustees, as applicable, as part of the underwriting, financing or funding of the transactions contemplated by this Agreement (and any of their representatives or agents) and their respective Affiliates and any of such entities’ or their respective Affiliates’ respective former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, representatives or agents or their heirs, executors, successors and assigns of any of the foregoing); provided that “Financing Sources” shall not include the Purchaser Parties, or any of their equity owners, partners, shareholders, managers, members, directors, officers, employees, representatives or agents.

(bb) “Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of the representations and warranties under this Agreement, provided, that such actual and intentional fraud of such Party shall only be deemed to exist if any of the individuals identified in the definition of “Knowledge” had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Party under this Agreement were actually materially inaccurate, incomplete or untrue when made, with the express intention that the other Party rely thereon to the material detriment of such other Party.

(cc) “GAAP” means United States generally accepted accounting principles as of the period presented.

(dd) “Geological and Geophysical Information” means data, core and fluid samples and other engineering, geological or geophysical studies (including seismic data, studies and information), all proprietary or confidential geologic, seismic geophysical and interpretative data and analyses, including interpretations of any of the foregoing and other similar information and records, in each case relating to the Properties, but excluding all Excluded Geological and Geophysical Information.

(ee) “Governmental Authority” means any federal, state, local, municipal, tribal or other government and/or government of any political subdivision thereof, and departments, courts, tribunals, arbitrators, commissions, boards, bureaus, ministries, agencies, or other instrumentalities of any of them.

(ff) “Hazardous Material” means (i) any “hazardous substance,” as defined by CERCLA; (ii) any “hazardous waste” or “solid waste,” in either case as defined by RCRA; or (iii) any harmful, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law.

(gg) “Hydrocarbons” means crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including, without limitation, ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

(hh) “Insolvent” means, with respect to a Person, that (i) the value of such Person’s capital and assets, as valued as a going concern, is less than the amount required to pay such Person’s total Debt, as such Debts become absolute and matured or (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

(ii) “Knowledge” means, (i) with respect to the Purchaser Parties, the actual knowledge of any of the individuals named on Schedule 1.1K under the caption “Purchaser Parties’ Knowledge Individuals,” with no duty of investigation or inquiry, except that of making inquiry of the employees of Purchaser Parties and its Affiliates with respect to the particular matter in question; and (ii) with respect to each of the Sellers, the actual knowledge of any of the individuals named on Schedule 1.1K under the caption “Sellers’ Knowledge Individuals,” with no duty of investigation or inquiry, except that of making inquiry of the employees of such Seller and its Affiliates with respect to the particular matter in question.

(jj) “Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, principals of common law, constitutions and codes of Governmental Authorities.

(kk) “Lease Extension” means, with respect to any 2016 Lease, any operation, renewal, modification, supplement, ratification, amendment, or replacement lease that would result in such 2016 Lease (or portion thereof) no longer constituting a 2016 Lease due to (i) such Undeveloped Lease (or portion thereof) being described or constituting an Undeveloped Lease described in subparts (i) through (iv) of the definition of “2016 Lease” or (ii) being replaced or “top leased” by a Lease with a primary term that expires after December 31, 2016.

(ll) “Lien” means any lien, claim, encumbrance, right, mortgage, pledge, collateral assignment or security interest, of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement) and any contract, option, trust or other preferential arrangement having the practical effect of any of the foregoing.

(mm) “Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, is or would reasonably be expected to (i) result in Damages with respect to the ownership or operation of the Assets that equal or exceed $29,000,000.00, taken as a whole, or (ii) be materially adverse to the ability of the Sellers to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents to which they are a party, including any post-closing obligations; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (A) any change, effect, event or occurrence arising from or relating to (1) general business or economic conditions in the industries or markets related to the Assets, (2) seasonal reductions in revenues and/or earnings of the Assets in the ordinary course of business, (3) national or international political, diplomatic or military conditions, including any engagement in hostilities, whether or not pursuant to a declaration of war, or the occurrence of any military or terrorist attack, (4) changes in GAAP or other accounting principles or changes in Laws, (5) the taking of any action required by this Agreement, or (6) any failure of such Seller to take, or any untimely delay with respect to, any action referred to in Section 6.3 that requires the consent of the Purchaser due to Purchaser’s unreasonable withholding of its consent or unreasonable delaying of its consent; provided that none of the changes, effects, events or occurrences described in clauses (1) and (3) above have a materially disproportionate effect on such Seller or the Assets, as the case may be, relative to other similarly situated industry participants and assets in the oil and gas industry, (B) any changes in prices for commodities (including, without limitation, Hydrocarbons or products derived therefrom), (C) the execution and delivery or announcement of this Agreement or the other Transaction Documents, and (D) effects or changes that are cured or no longer exist by the earlier of the Closing or the termination of this Agreement pursuant to Article 10.

(nn) “Material Contract” means, with respect to each Seller, any Contract to which such Seller is a party and solely to the extent that such Contract relates to or is included in the Assets of such Seller or will burden such Assets or Purchaser after Closing, that is one or more of the following types:

(i) Contracts with any Affiliate of such Seller;

(ii) to the extent that such Seller is selling Assigned Hydrocarbons directly to a third Person, rather than either selling to the operator (or having the operator market or sell its share) under the applicable joint operating agreement, Contracts for the sale, purchase, exchange, marketing or other disposition of Hydrocarbons which are not cancelable without penalty or premium on sixty (60) days’ prior written notice;

(iii) Contracts to sell, lease, farmin, farmout, exchange, or otherwise dispose of all or any part of the Properties of such Seller (including Contracts that contain preferential purchase rights, rights of first offer, rights of first refusal and tag-along rights relating directly to the Properties of such Seller to be sold), but excluding conventional rights of reassignment upon intent to abandon or release a Well or Lease;

(iv) Contracts that are or include joint operating agreements, unit operating agreements, unit agreements, exploration agreements, development agreements, partnership agreements, joint venture agreements, participation agreements or other similar agreements;

(v) Contracts that are or include non-competition or non-solicitation agreements, area of mutual interest agreements, or any agreements that purport to restrict, limit, or prohibit such Seller from engaging in any line of business or the manner in which, or the locations at which, such Seller conducts business, excluding preferential purchase rights, rights of first offer, rights of first refusal and tag-along rights that are set forth on Schedule 4.7;

(vi) Contracts for the gathering, treatment, processing, storage, or transportation of Assigned Hydrocarbons and all Contracts for disposal or injection;

(vii) Contracts that are sale lease-back agreements, indentures, loan agreements, credit agreements, security agreements, mortgages, promissory notes or similar financial agreements;

(viii) Contracts for the construction and installation or rental of equipment, fixtures, or facilities with guaranteed production throughput requirements or demand charges or which cannot be terminated such Seller without penalty or premium on sixty (60) days or less notice;

(ix) Contracts that would obligate Purchaser to drill additional wells or conduct other individual development operations (other than plugging and abandonment operations) in excess of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) in the aggregate after Closing;

(x) Contracts providing for a call upon, option to purchase or similar rights with respect to the Assets of such Seller or the Assigned Hydrocarbons therefrom or the processing thereof; or

(xi) Contracts, excluding the Leases, Hydrocarbon sales Contracts and joint operating agreements, that could reasonably be expected to result in (A) aggregate payments by such Seller (net to the interest of such Seller) during any calendar year during the term of such Contract of more than ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00); or (B) revenues to such Seller (net to the interest of such Seller) of more than ONE HUNDRED THOUSAND AND NO/100 ($100,000.00) in the aggregate during any calendar year during the term of such Contract.

(oo) “Net Mineral Acre” means, as to each parcel or tract burdened by an Undeveloped Lease, the product of (i) the number of surface acres of land that are described in such parcel or tract (i.e., gross acres), multiplied by (ii) the Undivided Interests in the fee minerals, non-executive interests and other mineral fee interests in the lands covered by such parcel or tract burdened by the applicable Undeveloped Lease, multiplied by (iii) the applicable Seller’s Working Interest in such Undeveloped Lease (provided, however, if items (i) and (ii) of this definition vary as to different areas within any tracts or parcels burdened by such Lease, a separate calculation shall be performed with respect to each such area).

(pp) “Net Mineral Acre Price” means, with respect to each Undeveloped Lease, the value set forth in Schedule 3.4 for each Net Mineral Acre burdened by such Undeveloped Lease.

(qq) “Net Revenue Interest” means, with respect to any Property, the percentage interest in and to all production of Hydrocarbons saved, produced and sold from or allocated to such Property, after giving effect to all Royalties.

(rr) “NYSE” means The New York Stock Exchange.

(ss) “Organizational Documents” means (i) in respect of a corporation, the articles or certificate of incorporation, the bylaws and any similar document serving the same purpose; (ii) in respect of a limited liability company, the certificate of formation, the limited liability company agreement and any similar document serving the same purpose; (iii) in respect of a limited partnership, the limited partnership agreement, the certificate of limited partnership and any similar document serving the same purpose; (iv) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any Person; and (v) any amendment to any of the foregoing.

(tt) “Payout Balance” means with respect to any Well in which the Working Interest of a Seller in such Well will be increased or decreased, or the Net Revenue Interest of Seller in such Well will be increased, under any applicable Contracts (including non-consent penalties under any operating agreements) as a result of the production of certain volumes or revenues attributable to Hydrocarbons produced from such Wells (or the payment of cash amounts in lieu thereof) after such date of determination, the remaining Hydrocarbon volumes or revenues attributable to Hydrocarbon production from such Wells (or the payment of cash amounts in lieu thereof) until such increases or decrease is required or will occur.

(uu) “Per Share Price” means the amount set forth on Schedule 1.1P, as adjusted pursuant to Schedule 1.1P.

(vv) “Person” means any individual, corporation, partnership, limited liability company, association, joint stock company, joint venture, unincorporated organization, trust, estate, Governmental Authority or any other entity.

(ww) “PLSS Section” means a Public Land Survey section, comprising one square mile (640 acres), or portion thereof, as described on Schedule 3.4.

(xx) “Production Tax” means Taxes measured by units of production and severance Taxes, but excluding Property Taxes.

(yy) “Property Costs” means, with respect to each Seller, all operating expenses (including costs of insurance, rentals, shut-in payments, Production Taxes attributable to production of Hydrocarbons from the Assets, but excluding such Seller’s other Taxes) and capital expenditures (including bonuses, and other Lease acquisition costs, costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets of such Seller in the ordinary course of business, and overhead costs that may be charged or chargeable to such Assets under any applicable operating agreement or unit agreement and any other cost that may be charged to such Assets under such operating or unit agreement, or otherwise attributable to the ownership, use or operation of such Assets, but excluding (without limitation) liabilities, losses, costs, and expenses attributable to:

(i) claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual personal injury or other torts, illness or death; property damage (other than damage to structures, fences, irrigation systems and other fixtures, crops, livestock, and other personal property in the ordinary course of business);

(ii) violation of any Law (or private cause or right of action under any Law);

(iii) environmental damage or liabilities, including obligations to Remediate any contamination of groundwater, surface water, soil, sediments, or Equipment under applicable Environmental Law;

(iv) title and environmental claims (including claims that Leases have terminated);

(v) improper calculation or payment of Royalties (including overriding royalties and other burdens on production) related to deduction of post-production costs or use of posted or index prices or prices paid by Affiliates of such Seller;

(vi) gas balancing and other production balancing obligations;

(vii) Casualty Loss; and

(viii) contribution, or reimbursement obligations paid or payable to any third Person with respect to liabilities, losses, costs, and expenses of the type described in preceding clauses (i) through (vii), whether such claims are made pursuant to contract or otherwise.

(zz) “Property Tax” means ad valorem, property, excise, and similar Taxes, excluding, however, Production Taxes, sales, use and similar transfer Taxes, and Taxes based upon, measured by, or calculated with respect to (i) net income, profits, capital or similar measures, (ii) multiple bases (including corporate, franchise, business and occupation, business license, or similar Taxes) if one or more of the bases on which such Tax is based, measured or calculated is described in subparagraph (i) above, in each case, together with interest, penalties or additions to such Tax.

(aaa) “Purchaser Benefit Operations” means the capital operations (including drilling, completing, deepening, sidetracking, reworking, re-completing, fracing or re-working, installation and equipping operations) set forth on Schedule 2.2(i).

(bbb) “Purchaser Entities” means the Purchaser Parties and their respective Subsidiaries.

(ccc) “Purchaser Fundamental Representations” means the representations and warranties of the Purchaser Parties set forth in Sections 5.1, 5.2, 5.3, 5.10, 5.11, 5.12, 5.13 and 5.14.

(ddd) “Purchaser Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, is or would reasonably be expected to (i) result in Damages with respect to the assets, operations, business, financial condition or results of operations of the Purchaser Entities, taken as a whole that equal or exceed $90,000,000.00, or (ii) be materially adverse to the ability of the Purchaser Parties to consummate the transactions contemplated by the Transaction Documents, including any post-closing obligations; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Purchaser Material Adverse Effect: (A) any change, effect, event or occurrence arising from or relating to (1) general business or economic conditions in the industries or markets in which the Purchaser Parties participate, (2) seasonal reductions in revenues and/or earnings of the assets of the Purchaser Parties in the ordinary course of business, (3) national or international political, diplomatic or military conditions, including any engagement in hostilities, whether or not pursuant to a declaration of war, or the occurrence of any military or terrorist attack, (4) changes in GAAP or other accounting principles or changes in Laws, (5) the taking of any action required by this Agreement, or (6) any failure of the Purchaser Parties to take, or any untimely delay with respect to, any action referred to in Section 6.4 that requires the consent of the Sellers due to any Seller’s unreasonable withholding of its consent or unreasonable delaying its consent; provided that none of the changes, effects, events or occurrences described in clauses (1) and (3) above have a disproportionate effect on the Purchaser Parties or the assets, operations, business, financial condition or results of operations of the Purchaser Entities, as the case may be, relative to other similarly situated industry participants and assets in the oil and gas industry, (B) any changes in prices for commodities (including, without limitation, Hydrocarbons or products derived therefrom), (C) the execution and delivery or announcement of this Agreement or the other Transaction Documents, and (D) effects or changes that are cured or no longer exist by the earlier of the Closing or the termination of this Agreement pursuant to Article 10.

(eee) “Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit F, to be executed contemporaneously with the Closing by BSM, Purchaser Parent and certain other parties thereto.

(fff) “Release” means any discharge, emission, spilling, leaking, pumping, pouring, injecting, placing, dumping, burying, escaping, leaching, migrating, discarding, emptying, seeping, abandoning or disposing into or through the environment of any Hazardous Material, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material.

(ggg) “Remediate” means any remedial, removal, response, investigation, monitoring, construction, closure, disposal, testing, integrity testing, operation, reporting or other corrective actions imposed under applicable Environmental Laws, in each case taking into account permanent or non-permanent remedies or actions, including mechanisms to contain or stabilize Hazardous Materials, monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the Properties, including caps, dikes, encapsulation or lechate collection systems. The term “Remediation” shall have its correlative meaning.

(hhh) “Required Consent” means, with respect to each Seller, any consent, approval or authorization that is required to be obtained, made or complied with for or in connection with the sale, assignment or transfer of any Asset of such Seller, or any interest therein by such Seller as contemplated by this Agreement that expressly provides in the applicable agreement or contract that (i) the sale or transfer of such Asset without compliance with the terms of any such agreement or contract would result in the express termination of any material rights of such Seller in relation to such Asset or (ii) the failure to obtain any such consent, approval or authorization may reasonably be expected to result in the payment of material damages; provided, however, “Required Consent” shall not include any Customary Consents or any consent, approval or authorization that cannot be unreasonably withheld.

(iii) “Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests and other royalty burdens and other interests payable to third Persons out of production of Hydrocarbons from, or allocated to, the Properties or the proceeds thereof.

(jjj) “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

(kkk) “Seller Disclosure Schedules” means the aggregate of all schedules that set forth exceptions, disclosures or otherwise relate to or are referenced in any of the representations or warranties of the Seller set forth in Article 4.

(lll) “Seller Fundamental Representations” means the representations and warranties of the Sellers set forth in Sections 4.1, 4.8, 4.14, and 4.19.

(mmm) “Seller Group” means each Seller and its Affiliates, and all such Persons’ directors, officers, partners, members, equity owners, investors, employees, agents, and representatives.

(nnn) “Specified NRI” means with respect to all of the Undeveloped Leases included in any PLSS Section, an aggregate Net Revenue Interest equal to the product of (i) seventy five percent (75%) multiplied by (ii) such Seller’s aggregate Working Interest in as to all Undeveloped Leases included in such PLSS Section.

(ooo) “Subsidiary” means, with respect to any Person, (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person and/or by one or more other Subsidiaries of such Person; (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person, directly or indirectly, is the general partner, or has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person and/or one or more other Subsidiaries of such Person, directly or indirectly, is the managing member, or has the power to direct the policies, management and affairs of such company; and (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, and/or one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

(ppp) “Tax” means all taxes, including any foreign, federal, state, or local income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, freehold mineral tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax, and estimated tax, duties, fees, or other charges imposed by a Governmental Authority together with any interest, fine, penalty, or additional amount thereon, and including any obligation to assume or succeed to the tax liability of another Person, whether by Law, contract, or otherwise.

(qqq) “Title Defect Deductible” means, with respect to each Seller, an amount equal to one percent (1.0%) of the Unadjusted Purchase Price of such Seller.

(rrr) “Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement and each of the other documents and certificates to be delivered at Closing pursuant to Sections 8.2 and 8.3.

(sss) “Treasury Regulations” means the income tax regulations promulgated under the Code.

(ttt) “Unadjusted Purchase Price” means (i) with respect to BSM, the sum of the BSM Cash Consideration and the Equity Consideration, (ii) with respect to Crux, the Crux Cash Consideration and (iii) with respect to Zaniah, the Zaniah Cash Consideration.

(uuu) “Undeveloped Lease” means each Lease (or portion thereof) that is not included in or allocated to the proration unit for such Well.

(vvv) “Undivided Interest” means the specified percentage undivided interest (on an eight-eighth’s basis) in the applicable properties and assets (whether tangible or intangible, real or personal).

(www) “Working Interest” means, with respect to any Property, the percentage of costs and expenses associated with the exploration, drilling, development, operation, maintenance and abandonment on or in connection with such Property required to be borne with respect thereto, but without regard to the effect of any Royalties.

1.3 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the “Assets” shall not include any rights with respect to any Excluded Assets. “Excluded Assets” means:

(a) the Excluded Records;

(b) originals of other Records retained by any Seller pursuant to Section 12.5(b);

(c) Assets excluded from this Agreement pursuant to Sections 3.9(a)(ix)(B), 3.9(c)(iv)(B), 3.12(c), 3.13(b) or 11.5(b)(ii);

(d) except for Geological and Geophysical Information, all trademarks, trade names, proprietary computer software, patents, trade secrets, copyrights, logos and other intellectual property;

(e) all of Sellers’ interests in office leases and buildings and any personal property located thereon or therein as of the Closing Date, other than fixtures and buildings located within the parameters of the Properties (if any);

(f) any Tax refund or loss carry-forward (whether by payment, credit, offset, abatement, or otherwise, and together with any interest thereon) in respect of any Taxes for which any Seller is liable for payment under Section 9.1;

(g) all indemnities and other claims against Persons (other than Sellers and/or their Affiliates) for Taxes for which any Seller or its Affiliates is liable for payment under Section 9.1;

(h) all (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Properties with respect to periods of time prior to the Effective Date, in each case to the extent the Unadjusted Purchase Price of any Seller was not increased under Section 2.2 with respect to any proceeds of the foregoing that are payable to, received by, or paid to Purchaser; and (ii) Liens in favor of any Seller to the extent relating to the Properties, whether choate or inchoate, under any Law or Contract with respect to and only to the extent arising from the Retained Obligations or Damages for which any Seller is liable for payment or required hereunder to indemnify, defend or hold harmless any member of the Purchaser Group (in each case whether or not such claims are pending or threatened as of the Execution Date or the Closing Date);

(i) rights to audit the records of any Person (including audit rights with respect to Property Costs and Taxes) insofar as such records are attributable to periods prior to the Effective Date with respect to and solely to the extent arising from the Retained Obligations or Damages for which any Seller is liable for payment or required hereunder to indemnify, defend or hold harmless any member of the Purchaser Group (in each case whether or not such claims are pending or threatened as of the Execution Date or the Closing Date);

(j) all Excluded Geological and Geophysical Information and any copies retained (or which may be retained) by any Seller of any Geological and Geophysical Information;

(k) all hedges, futures, options, swaps, and other derivatives;

(l) all rights, interests, and claims that any Seller may have under any policy of insurance or indemnity, surety bond or any insurance or recoveries from any third Person to the extent relating to property damage or casualty loss affecting the Assets occurring prior to the Effective Date, with respect to and solely to the extent arising from the Retained Obligations or Damages for which any Seller is liable for payment or required hereunder to indemnify, defend or hold harmless any member of the Purchaser Group (in each case whether or not such claims are pending or threatened as of the Execution Date or the Closing Date);

(m) except for claims constituting Assumed Obligations, all other claims, indemnity rights and insurance claims, whether in contract, in tort, or arising by operation of law, and whether asserted or unasserted as of the Closing Date, that any Seller may have against any Person arising out of acts, omissions, or events, or injury to or death of Persons or loss or destruction of or damage to property, with respect to and solely to the extent arising from the Retained Obligations or Damages for which any Seller is liable for payment or required hereunder to indemnify, defend or hold harmless any member of the Purchaser Group (in each case whether or not such claims are pending or threatened as of the Execution Date or the Closing Date);

(n) all audit rights and all amounts due or payable to any Seller as refunds, adjustments, or settlements of disputes arising under the Assets for periods prior to the Effective Date, with respect to and solely to the extent arising from the Retained Obligations or Damages for which any Seller is liable for payment or required hereunder to indemnify, defend or hold harmless any member of the Purchaser Group (in each case whether or not such claims are pending or threatened as of the Execution Date or the Closing Date);

(o) all other interests, rights, property, and assets of Sellers which are specifically described on Schedule 1.3 and not specifically described or included in the definition of “Assets”;

(p) all fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals that are burdened by, but do not constitute or are not derived from, any of the interests in the Leases or leasehold interests pooled therewith;

(q) the Excess NRI;

(r) equipment that is leased from or by any Seller, its Affiliates or third Persons, such as compressors on the wellheads of the Wells or Equipment owned or operated by any Seller;

(s) automation systems, including meters and related telemetry, licensed radio frequencies and communications infrastructure, including towers, antennas, data links and network circuits, cell phones, mobile devices and radios (in each case, excluding Seller-owned SCADA equipment);

(t) all personal property of any Seller or any Affiliates of any Seller that is not expressly included within the definition of “Assets” including all personal computers and associated peripherals, cell phones and all radio and telephone equipment;

(u) all proceeds of Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Date (except proceeds from such Hydrocarbons for which the Unadjusted Purchase Price of any Seller is adjusted under Section 2.2);

(v) whether or not relating to the Assets: (i) master service agreements, procurement agreements, engineering and procurement contracts or similar service contracts and any work orders thereunder or relating thereto; (ii) agreements for the purchase and sale of Hydrocarbons, including NAESB or GISB master agreements and any confirmations thereunder and (iii) any other production marketing arrangements, whether or not applicable to the Assets, except the transferred Hydrocarbons sales agreements set forth on Schedule 4.5; and

(w) all vehicles, and any other equipment, inventory, machinery, tools and other personal property not primarily in use for the operation of a Well or Wells.

ARTICLE 2

PURCHASE PRICE AND DEPOSIT

2.1 Purchase Price and Deposit.

(a) The total consideration to be paid by Purchaser to Sellers for the Assets will be allocated among the Sellers as provided in this Section 2.1(a) and will consist of (i) cash in the aggregate amount of $220,000,000.00 plus (ii) 9,333,333 shares of Common Stock (the “Equity Consideration”). The total consideration to be paid by Purchaser to BSM for the Assets of BSM pursuant to this Agreement will consist of (i) cash in the aggregate amount of $211,365,280.00 (the “BSM Cash Consideration” and, as adjusted pursuant to Section 2.2 and otherwise pursuant to this Agreement, the “BSM Adjusted Cash Consideration”) plus (ii) the Equity Consideration(as adjusted pursuant to Section 2.2 and otherwise pursuant to this Agreement, the “Adjusted Equity Consideration”). The total consideration to be paid by Purchaser to Crux for the Assets of Crux pursuant to this Agreement will consist of cash in the aggregate amount of $4,317,360.00 (the “Crux Cash Consideration” and, as adjusted pursuant to Section 2.2 and otherwise pursuant to this Agreement, the “Crux Adjusted Cash Consideration”). The total consideration to be paid by Purchaser to Zaniah for the Assets of Zaniah pursuant to this Agreement will consist of cash in the aggregate amount of $4,317,360.00 (the “Zaniah Cash Consideration” and, as adjusted pursuant to Section 2.2 and otherwise pursuant to this Agreement, the “Zaniah Adjusted Cash Consideration”).

(b) Within two (2) Business Days after execution of this Agreement, Purchaser shall deliver to JPMorgan Chase Bank, N.A. (the “Escrow Agent”) $15,852,396.00, via wire transfer of immediately available funds (the “BSM Deposit”), for deposit into an interest bearing escrow account (the “BSM Escrow Account”) to be governed by that certain Escrow Agreement dated as of the Execution Date among the Escrow Agent, BSM and Purchaser (the “BSM Escrow Agreement”), such BSM Escrow Agreement to be executed by BSM, Purchaser and the Escrow Agent on the Execution Date. The BSM Deposit, together with interest, if any, earned on the BSM Deposit while held in the BSM Escrow Account, will be credited to the BSM Cash Consideration at Closing, and is not refundable except as provided in Article 10. The interest and earnings accrued on the BSM Deposit shall become part of the BSM Deposit and shall be paid to the Party entitled to the BSM Deposit in accordance with the terms hereof.

(c) Within two (2) Business Days after execution of this Agreement, Purchaser shall deliver to the Escrow Agent $323,802.00, via wire transfer of immediately available funds (the “Crux Deposit”), for deposit into an interest bearing escrow account (the “Crux Escrow Account”) to be governed by that certain Escrow Agreement dated as of the Execution Date among the Escrow Agent, Crux and Purchaser (the “Crux Escrow Agreement”), such Crux Escrow Agreement to be executed by Crux, Purchaser and the Escrow Agent on the Execution Date. The Crux Deposit, together with interest, if any, earned on the Crux Deposit while held in the Crux Escrow Account, will be credited to the Crux Cash Consideration at Closing, and is not refundable except as provided in Article 10. The interest and earnings accrued on the Crux Deposit shall become part of the Crux Deposit and shall be paid to the Party entitled to the Crux Deposit in accordance with the terms hereof.

(d) Within two (2) Business Days after execution of this Agreement, Purchaser shall deliver to the Escrow Agent $323,802.00, via wire transfer of immediately available funds (the “Zaniah Deposit”), for deposit into an interest bearing escrow account (the “Zaniah Escrow Account”) to be governed by that certain Escrow Agreement dated as of the Execution Date among the Escrow Agent, Zaniah and Purchaser (the “Zaniah Escrow Agreement”), such Zaniah Escrow Agreement to be executed by Zaniah, Purchaser and the Escrow Agent on the Execution Date. The Zaniah Deposit, together with interest, if any, earned on the Zaniah Deposit while held in the Zaniah Escrow Account, will be credited to the Zaniah Cash Consideration at Closing, and is not refundable except as provided in Article 10. The interest and earnings accrued on the Zaniah Deposit shall become part of the Zaniah Deposit and shall be paid to the Party entitled to the Zaniah Deposit in accordance with the terms hereof.

2.2 Adjustments to Purchase Price. Each of the Equity Consideration, the BSM Cash Consideration, the Crux Cash Consideration and the Zaniah Cash Consideration shall be adjusted at Closing (and adjusted as contemplated in Section 8.5, if necessary, in accordance with such Seller’s Final Closing Schedule and determination of such Seller’s Final Purchase Price) as follows (without duplication), with all such amounts, to the extent applicable, being determined in accordance with GAAP and COPAS standards (in the event such procedures and standards apply to such amounts):

(a) Decreased or increased, as appropriate, in accordance with Section 3.8;

(b) Decreased as a consequence of Assets of such Seller excluded from the transactions contemplated by this Agreement as set forth in Sections 3.9(a)(ix)(B), 3.9(c)(iv)(B), 3.12(c), 3.13(b) or 11.5(b)(ii);

(c) Decreased by the amount of Royalties payable out of production of Hydrocarbons from the Assets of such Seller or the net proceeds thereof to third Persons but held in suspense by such Seller at the Closing, and any interest accrued in escrow accounts for such suspended funds, to the extent such funds are not transferred to Purchaser’s control at the Closing;

(d) Decreased (for amounts owed by such Seller to any third Person) or increased (for amounts owed by any third Person to such Seller) as to imbalances (i) in the case of gaseous Assigned Hydrocarbons, on the basis of $2.25 per Mcf multiplied by the amount of the imbalance in MMBtu; (ii) in the case of crude oil Assigned Hydrocarbons, on the basis of $40 per barrel multiplied by the amount of the imbalance in barrels; (iii) in the case of natural gas liquid, condensate and scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline Assigned Hydrocarbons, on the basis of $17.50 per barrel multiplied by the amount of the imbalance in barrels; or (iv) by an amount agreed to in writing by such Seller and Purchaser;

(e) Increased by the aggregate amount of merchantable Hydrocarbon inventories from the Properties of such Seller in storage or constituting linefill on the Effective Date and produced for the account of such Seller with respect to such Properties prior to the Effective Date, multiplied by the amounts set forth in Section 2.2(d);

(f) Increased or decreased, as applicable, by the net amount of all prepaid expenses (including prepaid Property Costs, Production Taxes; bonuses; rentals; cash calls to third-Person operators; and scheduled payments) paid by such Seller or Big Star Oil & Gas, LLC, less all third-Person cash call payments received by such Seller (to the extent retained by such Seller and not paid over to Purchaser), in each case, to the extent applying to the ownership, use or operation of the Assets of such Seller from and after the Effective Date;

(g) Adjusted for net proceeds and other income attributable to the Assets of such Seller and Property Costs attributable to the Assets of such Seller as follows:

(i) Decreased by an amount equal to the aggregate amount of the following net proceeds received by such Seller (to the extent retained by such Seller and not paid over to Purchaser): amounts earned from the sale, during the period from and after the Effective Date, of Hydrocarbons produced from, or attributable or allocable to, the Properties of such Seller (net of any Property Costs paid by such Seller that are directly incurred with respect to such proceeds or in earning or receiving thereof, and that are not otherwise reimbursed to such Seller by a third-Person purchaser of production, and excluding the effects of any futures, options, swaps, or other derivatives),

(ii) Increased by an amount equal to the aggregate amount of the following net proceeds received by Purchaser or its Affiliates (to the extent retained by Purchaser or its Affiliates and not paid over to such Seller): amounts earned from the sale, during the period prior to the Effective Date, of Hydrocarbons produced from, or attributable or allocable to, the Properties of such Seller (net of any Property Costs paid by Purchaser that are directly incurred with respect to such proceeds or in earning or receiving thereof, and that are not otherwise reimbursed to Purchaser by a third-Person purchaser of production, and excluding the effects of any futures, options, swaps, or other derivatives), and

(iii) Increased by an amount equal to the amount of all Property Costs which are incurred in the ownership and operation of the Assets of such Seller after the Effective Date but paid by or on behalf of such Seller or Big Star Oil & Gas, LLC, except in each case (A) any costs already deducted in the determination of proceeds in Section 2.2(g)(i), (B) Taxes, (C) any costs incurred in violation of Section 6.3(h) and (D) any costs incurred in connection with the obtaining any Lease Extensions;

(h) Decreased or increased, as appropriate, as otherwise expressly provided pursuant to the terms and conditions of this Agreement or agreed by such Seller and Purchaser in writing affected by such increase or decrease; and

(i) Increased by the amount of all capital costs and expenses incurred by such Seller before the Effective Date in connection with any Purchaser Benefit Operations.

For the avoidance of doubt, any and all adjustments to a Seller’s “Unadjusted Purchase Price” made pursuant to this Section 2.2 or any other provision of this Agreement shall be made as follows: (A) in the case of BSM, (i) 66.7% of such adjustments shall be made to the Equity Consideration by dividing the amount of such adjustment by the Per Share Price and correspondingly reducing the number of shares of Common Stock constituting the Equity Consideration in the case of a decrease in the Unadjusted Purchase Price or increasing the number of shares constituting the Equity Consideration in the case of an increase in the Unadjusted Purchase Price and (ii) 33.3% of such adjustments shall be made to the BSM Cash Consideration, (B) in the case of Crux, 100% of such adjustments shall be made to the Crux Cash Consideration, and (C) in the case of Zaniah, 100% of such adjustments shall be made to the Zaniah Cash Consideration.

If, at any time on or after the Execution Date and prior to the Closing Date, Purchaser Parent (i) makes a dividend on its shares of Common Stock in shares of Common Stock, (ii) subdivides or splits its outstanding Common Stock into a greater number of shares of Common Stock, (iii) combines or reclassifies its Common Stock into a smaller number of shares of Common Stock, or (iv) issues by reclassification of its Common Stock any securities (including any reclassification in connection with a merger, consolidation or business combination in which the Purchaser Parent is the surviving person) (each of clauses (i) through (iv), a “Reclassification Event”), then the Equity Consideration shall be proportionately adjusted. An adjustment made pursuant to the foregoing shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination, or reclassification. Each such adjustment shall be made successively upon the occurrence of any Reclassification Event.

2.3 Procedures.

(a) For purposes of allocating production (and accounts receivable with respect thereto), under Section 2.2, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties of a Seller when they are produced into the tank batteries related to each Well of such Seller, and (ii) gaseous Hydrocarbons shall be deemed “from or attributable to” the Properties of such Seller when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are gathered or transported from the applicable Property of such Seller. Each Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings are not available. Each Seller shall use commercially reasonable efforts to obtain the same from the operator under the applicable operating agreement and, solely to the extent that such Seller has received the same from the operator, such Seller shall provide to Purchaser, no later than five (5) Business Days prior to Closing, all reasonably requested data in its possession to support any allocation of production with respect to such Seller’s Properties. Until one (1) Business Day before the Closing, Purchaser shall have the opportunity to review and discuss such allocation (and any objections thereto) with each Seller and Purchaser and each Seller shall attempt in good faith to agree upon such allocation prior to Closing; provided, however, no Seller shall be required to make any change thereto to which such Seller does not agree and the Parties shall resolve such matters in connection with the settlement of such Seller’s Final Purchase Price in accordance with Section 8.5.

(b) Surface or facility use or sharing fees, insurance premiums, and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before the Effective Date, or on or after the Effective Date but prior to the Closing Date. Production Taxes shall be prorated based on the amount of Hydrocarbons actually produced, purchased or sold, as applicable, prior to, and on or after, the Effective Date.

(c) After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Costs for which such Party is responsible or revenues to which such Party is entitled (whether entirely or in part) under the terms of Section 2.2.

(d) All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid or received under this Agreement. “Earned” and “incurred,” as used in Section 2.2(g), shall be interpreted in accordance with GAAP.

ARTICLE 3

CERTAIN TITLE AND ENVIRONMENTAL MATTERS

3.1 Sellers’ Title.

(a) General Disclaimers. The provisions of this Article 3, the special warranty of Defensible Title in the Assignment and Bill of Sale and the condition to closing in Section 7.3(b) provide Purchaser’s exclusive remedy with respect to any Title Defects, title encumbrances or any failure of title with respect to any Assets.

(b) The Assignment and Bill of Sale to be executed and delivered by the Parties at Closing shall be in the forms attached as Exhibit B-1 and Exhibit B-2, and shall contain a special warranty of Defensible Title to the Leases shown on Exhibit A-1 by, through, and under the applicable Seller, but not otherwise, subject to the Permitted Encumbrances.

(c) As used in this Article 3, the “applicable Seller” or “applicable Sellers” and similar terms mean the Seller or Sellers that own an interest in the Property affected by a particular Defect or Title Benefit.

(d) Special Warranties of Title in the Assignment and Bill of Sales.

(i) The Assignment and Bill of Sale delivered at Closing shall contain a special warranty of Defensible Title by each Seller whereby each Seller warrants Defensible Title to its interest in the Properties unto Purchaser against every Person whomsoever lawfully claims the same or any part thereof by, through or under such Seller but not otherwise, subject, however, to the Permitted Encumbrances. All special warranties of Defensible Title contained in the Assignment and Bill of Sale shall be subject to the further limitations and provisions of this Article 3, provided that the Individual Claim Threshold and the Defect Deductible shall not apply to any claims for breach of the special warranty of Defensible Title.

(ii) As a condition to asserting a valid claim for breach of a Seller’s special warranty of Defensible Title set forth in the Assignment and Bill of Sale, no later than the date twelve (12) months after the Closing Date, Purchaser may furnish to such Seller a Title Defect Notice meeting the requirements of Section 3.6(a) setting forth any matters which Purchaser asserts as a breach of the special warranty of Defensible Title set forth in the Assignment and Bill of Sale. Such Seller shall have a reasonable opportunity, but not the obligation, to cure prior to the date sixty (60) days after such notice is delivered to such Seller any breach of the special warranty of Defensible Title set forth in the Assignment and Bill of Sale. Purchaser agrees to reasonably cooperate with any attempt by such Seller to cure any such breach of the special warranty of Defensible Title set forth in the Assignment and Bill of Sale. Purchaser shall be deemed to have waived all breaches of a Seller’s special warranty of Defensible Title set forth in such Seller’s Assignment and Bill of Sale for which such Seller has not received on or before the date twelve (12) months after the Closing Date a valid Title Defect Notice that satisfies the requirements set forth in Section 3.6(a). Purchaser shall be deemed to have waived any breaches of a Seller’s special warranty of Defensible Title that Purchaser had Knowledge of as of the Defect Claim Time and did not assert as a Title Defect by the Defect Claim Date pursuant to the procedures in this Article 3.

(iii) For purposes of the special warranties of Defensible Title contained in the Assignment and Bill of Sale, the value of the Assets set forth in the exhibits thereto, as applicable, shall be deemed to be the Allocated Value thereof, as adjusted herein. Recovery from any Seller on the special warranties of Defensible Title contained in the Assignment and Bill of Sale shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Unadjusted Purchase Price of such Seller to which Purchaser would have been entitled had Purchaser asserted the Title Defect giving rise to such breach of the special warranty of Defensible Title of such Seller contained in the Assignment and Bill of Sale, as applicable, as a Title Defect prior to Closing pursuant to Section 3.6(a), but in each case not taking into account the Individual Claim Threshold and the Defect Deductible of such Seller.

3.2 Definition of Defensible Title.

(a) As used in this Agreement, the term “Defensible Title” means valid and legal title of each applicable Seller in and to the Properties which, as of the Effective Date and subject to the Permitted Encumbrances:

(i) entitles such Seller to receive a Net Revenue Interest (A) in the case of any Well, not less than the Net Revenue Interest percentage shown for such Seller as to such Well in Exhibit A-2, and (B) in the case of the Undeveloped Leases within a PLSS Section described on Schedule 3.4 which has a positive Allocated Value, an aggregate Net Revenue Interest of all Undeveloped Leases in such PLSS Section that is not less than the Specified NRI, in any case, except, in each case of subsections (A) and (B) of this subsection (i), (1) any decreases in connection with those operations in which such Seller may elect after the Execution Date in accordance with the terms of this Agreement to be a non-consenting co-owner, (2) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (3) any decreases resulting from the establishment or amendment, after the Execution Date, of pools or units, (4) any decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (5) as otherwise expressly stated in Exhibit A;

(ii) as to any Well, obligates such Seller, in the aggregate, to bear a Working Interest no greater than the Working Interest shown for such Seller as to such Well in Exhibit A-2 with respect to such Well, except (A) as stated in Exhibit A, (B) any increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law, and (C) increases that are accompanied by at least a proportionate increase in such Seller’s Net Revenue Interest in such Well;

(iii) as to all of the Undeveloped Leases located within any PLSS Section, entitles such Seller, in the aggregate, throughout the productive life of such Undeveloped Lease, to the aggregate number of Net Mineral Acres in and to all such Undeveloped Leases located within such PLSS Section set forth therefor on Schedule 3.4; and

(iv) is free and clear of Liens, other than Permitted Encumbrances.

(b) As used in this Agreement, a Property shall be deemed to have a “Title Defect” if the Property is subject to a condition which causes one or more Sellers to not have Defensible Title thereto; provided, however, in no event shall any of the following be considered or constitute a “Title Defect”: (A) the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any leasehold interest, royalty interest or mineral interest, and the failure of Exhibit A to reflect any lease or any unleased mineral interest where the owner thereof was treated as a non-participating co-tenant during the drilling of any well; (B) any defect arising out of lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by applicable Law; (C) any defect in the chain of the title consisting of the failure to recite marital status in a document or omissions of succession or heirship proceedings, unless affirmative evidence shows that such failure or omission results in another party’s superior claim of title to the affected Assets; (D) any defect arising out of lack of corporate or entity authorization, unless affirmative evidence shows that such corporate or entity action was not authorized and results in another party’s superior claim of title to the affected Assets; (E) any defect arising by the failure to obtain verification of identity of people in a class, heirship or intestate succession, unless there is affirmative evidence that shows there are living heirs or successors with superior ownership; (F) notice by publication ; (G) any defect that has been cured by possession ; (H) any gap in the chain of title unless affirmative evidence shows that there is a superior chain of title by an abstract of title, title opinion or landman’s title chain or runsheet; (I) a living person grantee who has not conveyed their interest back into the chain, or a corporation, limited liability company, partnership or other business entity that has been conveyed an interest but has not conveyed their interest back into the chain, and still exists and is in good standing; (J) any defect that is cured, released or waived by any Law of limitation or prescription, including adverse possession and the doctrine of laches; (K) any defect arising from prior oil and gas leases relating to the lands burdened by the Leases that are terminated but are not surrendered or released of record; (L) any defect arising from any change in applicable Law after the Execution Date, including changes that would raise the minimum landowner royalty; (M) any defect that affects only which Person has the right to receive royalty payments (rather than the amount of such royalty) and that does not affect the validity of the underlying Property; or (N) future adjustments in acreage, Working Interest and Net Revenue Interest for adjustments in acreage for pooled or unitized Leases. As used in this Agreement, the term “Title Benefit” means any right, circumstance, or condition that operates to (1) increase the Net Revenue Interest of the applicable Seller in any Well or the aggregate Net Revenue Interest of the applicable Seller in all of the Undeveloped Leases located within a PLSS Section above that shown on Schedule 3.4 for such Seller, without causing a proportionate (or greater) increase in such Seller’s (and Purchaser’s, as successor in interest to such Seller’s) Working Interest in such Well or PLSS Section above that shown in Exhibit A, or (2) decrease the Working Interest of the applicable Seller in any Well or the aggregate Net Revenue Interest of the applicable Seller in all of the Undeveloped Leases located within a PLSS Section below that shown on Schedule 3.4 for such Well or PLSS Section without causing a decrease in such Seller’s Net Revenue Interest.

3.3 Definition of Permitted Encumbrances. As used in this Agreement, the term “Permitted Encumbrances” means any or all of the following:

(a) lessors’ royalties and any Royalties, overriding royalties, reversionary interests, back-in interests, and other burdens to the extent that they do not, individually or in the aggregate, reduce the applicable Seller’s (or Purchaser’s, as successor in interest to such Seller) Net Revenue Interest below that shown in Exhibit A-2 or Schedule 3.4, as applicable, or the Specified NRI (as applicable) or increase such Seller’s (or Purchaser’s, as successor in interest to such Seller) Working Interest above that shown in Exhibit A-2 or Schedule 3.4, as applicable, without a corresponding and proportionate increase in the Net Revenue Interest;

(b) the terms and provisions of all Leases, unit agreements, pooling agreements, operating agreements, Contracts, including provisions for penalties, suspensions, or forfeitures contained therein, to the extent that they do not, individually or in the aggregate, reduce the applicable Seller’s (or Purchaser’s, as successor in interest to such Seller) Net Revenue Interest below that shown in Exhibit A-2 or Schedule 3.4, as applicable, or the Specified NRI (as applicable) or increase such Seller’s (or Purchaser’s, as successor in interest to such Seller) Working Interest above that shown in Exhibit A-2 or Schedule 3.4, as applicable, without a corresponding and proportionate increase in the Net Revenue Interest;

(c) rights of first refusal, tag-along rights, preferential rights to purchase, and similar rights with respect to the Assets that are set forth on Schedule 4.7 or that are not applicable to the sale of the Assets contemplated by this Agreement (provided that each of the foregoing shall still be subject to, as applicable, Sections 3.11 and 3.13 of this Agreement);

(d) third-Person consent requirements and similar restrictions (i) that are not applicable to the sale of the Assets contemplated by this Agreement, (ii) which constitute (A) Customary Consents or (B) Required Consents and for which unconditional waivers or consents required under Section 3.12 are obtained from the appropriate Persons prior to the Closing Date, or (iii) to the extent relating to Excluded Records or other Excluded Assets (provided that each of the foregoing shall still be subject to Sections 3.11 and 3.12 of this Agreement);

(e) Liens for current Taxes not yet due and payable;

(f) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s Liens, and other similar Liens or charges arising in the ordinary course of business for amounts not yet delinquent;

(g) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Leases or rights or interests therein if they are customarily obtained subsequent to the sale or conveyance and if such Governmental Authority is, pursuant to applicable Law, without discretion to refuse to grant such consent if specifically enumerated conditions set forth in such applicable Law are satisfied;

(h) other than rights that have already been triggered, rights of reassignment arising upon final intention to abandon or release the Assets, or any of them, including reassignment upon the surrender or expiration of any Leases (including, without limitation, with regard to any continuous drilling clauses or “Pugh” clauses, whether vertical or horizontal);

(i) easements, rights-of-way, covenants, servitudes, permits, surface leases and other rights to use the surface, and other rights in respect of surface operations to the extent that they do not materially adversely affect the use and operation of the Assets in manner currently used and operated and do not, individually or in the aggregate, reduce the applicable Seller’s (or Purchaser’s, as successor in interest to such Seller) Net Revenue Interest below that shown in Exhibit A-2 or Schedule 3.4, as applicable, or the Specified NRI (as applicable) or increase such Seller’s (or Purchaser’s, as successor in interest to such Seller) Working Interest above that shown in Exhibit A-2 or Schedule 3.4, as applicable, without a corresponding and proportionate increase in the Net Revenue Interest;

(j) all rights reserved to, or vested in, any Governmental Authorities to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income, or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license, or permit issued by any Governmental Authority;

(k) depth severances or any other change in the Working Interest or Net Revenue Interest of the applicable Seller with depth to the extent that they do not, individually or in the aggregate, reduce such Seller’s (or Purchaser’s, as successor in interest to such Seller) Net Revenue Interest below that shown on Exhibit A-2 or Schedule 3.4, as applicable, or the Specified NRI (as applicable) or increase such Seller’s (or Purchaser’s, as successor in interest to such Seller) Working Interest beyond that shown on Exhibit A-2 or Schedule 3.4, as applicable, without a corresponding and proportionate increase in Net Revenue Interest;

(l) lack of a survey of the surface of the Properties, unless a survey is required by Law;

(m) Liens burdening lessor’s interests under a Lease to the extent that the foregoing do not detract in any material respect from the value of, or interfere in any material respect with the ownership, use or operation of, the Assets subject thereto or affected thereby (as currently used, owned and operated) and which would be considered acceptable by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties and, if such Asset is a Well, then only to the extent that such Liens have been subordinated to such Lease;

(n) Liens, security interests, deeds of trust, pledges, mortgages or security interests burdening lessor’s interests under a Lease, insofar as there is not a Well on the Lease; and if there is a Well on such Lease, then only to the extent that such Liens, security interests, deeds of trust, pledges, mortgages or security interests have been subordinated to such Lease;

(o) all Liens to be released at Closing pursuant to release documents in form and substance reasonably satisfactory to Purchaser;

(p) any Liens, defects, irregularities or other matters (i) explicitly described on Exhibit A or the Seller Disclosure Schedules or (ii) which are expressly waived (or are deemed to have been waived pursuant to Section 3.1(d)(iii)) by Purchaser, cured pursuant to the terms of this Agreement, or expressly assumed by Purchaser at or prior to Closing;

(q) (i) failure of the records of any Governmental Authority to reflect the applicable Seller as the owner of any Asset; provided that the instruments evidencing the conveyance of such title to such Seller from its immediate predecessor in title are validly recorded in the real property, conveyance, or other Records of the applicable county, (ii)failure to record Leases or Assets issued by any Governmental Authority in the real property, conveyance, or other records of the county in which such Leases are located; provided that the instruments evidencing the conveyance of such title to the applicable Seller from its immediate predecessor in title are validly recorded with the Governmental Authority that issued any such Lease or Asset, or (iii) delay or failure of any Governmental Authority to approve the assignment of any Property to the applicable Seller or any predecessor in title to such Seller unless such approval has been expressly denied or rejected in writing by such Governmental Authority;

(r) any other Liens, defects, burdens or irregularities which are based solely on a lack of information in the applicable Seller’s files or of record, (i) references to any document if a copy of such document is not in the applicable Seller’s files or of record, or (ii) the inability to locate an unrecorded instrument of which Purchaser has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument (or a reference to a further unrecorded instrument in such unrecorded instrument), if no claim has been made under such unrecorded instruments within the last ten (10) years;

(s) lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets, (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, or (iii) in the case of a Lease, well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations or production or drilling units not yet obtained, formed or created; and

(t) the terms and conditions of this Agreement and any agreement or instrument that is required to be executed or delivered hereunder.

3.4 Allocated Values. The Parties agree to allocate the Unadjusted Purchase Price of each Seller and any other items properly treated as consideration for U.S. federal income Tax purposes among the various Assets of such Seller in accordance with Section 1060 of the Code and the Treasury Regulations, and to the extent allowed by applicable Laws, in a manner consistent with the Allocated Values of the Assets of such Seller, as set forth on Schedule 3.4. The Parties shall agree on a revised Schedule 3.4 to account for any adjustments made to the Unadjusted Purchase Price of each Seller hereunder no later than the final settlement under Section 8.5. The Parties agree that the Unadjusted Purchase Price of each Seller shall be allocated among the Assets of such Seller as set forth on Schedule 3.4 for the purpose of (a) giving notices of value to the owners of any preferential rights to purchase the Assets of such Seller and (b) determining the value of a Title Defect, and certain adjustments related to Environmental Defects, for purposes of adjusting the Unadjusted Purchase Price of such Seller. The allocations set forth in Schedule 3.4 (as finally revised) shall be used by the Parties as the basis for reporting asset values and other items, including preparing Internal Revenue Service Form 8594, Asset Acquisition Statement (which Form 8594 shall be completed, executed and delivered by each of the Parties as soon as practicable after the final settlement under Section 8.5 but in no event later than thirty (30) days prior to the date such form is required to be filed), and the Parties agree to prepare and file all Tax Returns required to be filed by it consistent with such allocations. In the event that the allocations set forth in Schedule 3.4 are disputed by any taxing authority, the Party receiving notice of such dispute shall promptly notify and consult with each other Party and keep each other Party apprised of material developments concerning resolution of such dispute. The Parties have accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise make no representation or warranty as to the accuracy of such values. Notwithstanding anything in this Agreement to the contrary, no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocations.

3.5 Environmental Assessment; Environmental Defects.

(a) Subject to Purchaser’s first obtaining an appropriate access agreement with any third-Person operator of the Assets to permit the same (which the applicable Seller shall use commercially reasonable efforts to assist Purchaser in obtaining), from and after the Execution Date until the Defect Claim Time, Purchaser and its officers, directors, employees, agents, authorized representatives, contractors, consultants, and other advisers have the right to conduct, or cause a reputable environmental consulting or engineering firm (the “Environmental

Consultant”), to conduct, an environmental review of the Properties (the “Environmental Review”), which may include a Phase I environmental property assessment that satisfies the basic assessment requirements set forth under the current ASTM Standard Practice for Phase I environmental site assessments (Designation E1527-13) and visual inspections, record reviews (including permits) and interviews with applicable Persons. Purchaser shall not be entitled to conduct a Phase II environmental property assessment or any sampling, testing, boring, or other invasive or intrusive activity without the prior written consent of each Seller that owns an interest in the applicable Asset and any applicable third-Person operator (and such Seller shall use commercially reasonably efforts to request such consent from the operator, but cannot guarantee that such approval will be obtained); provided, however, that as to each Seller, such Seller’s consent may not be unreasonably withheld, condition or delayed. Purchaser shall provide Sellers with copies of any final environmental reports or portions of reports or site inspection summaries generated by the Environmental Consultant promptly upon receipt of Purchaser’s receipt of such documentation. Except (i) as may be required or permitted pursuant to the exercise of the rights and fulfillment of the obligations of a Party under this Agreement, (ii) as may be required by applicable Law, or (iii) for information which is or becomes public knowledge through no fault of such Person, Environmental Consultant (or any of its or their respective officers, directors, employees, agents, authorized representatives, contractors, consultants, and other advisers) and each Party and its Affiliates shall maintain, and shall cause their respective officers, directors, employees, agents, authorized representatives, contractors, consultants (including the Environmental Consultant), and other advisors to maintain all information, reports (whether interim, draft, final, or otherwise), data, work product, and other matters obtained or generated from or attributable to the Environmental Review (the “Environmental Information”) as strictly confidential, and shall not disclose all or any portion of the Environmental Information to any third Person without the consent of each other Party, which consent shall not be unreasonably withheld or delayed; provided, however, Purchaser and its Affiliates and their respective officers, directors, employees, agents, authorized representatives, contractors, consultants (including the Environmental Consultant), and other advisors shall no longer be subject to such confidentiality obligations after the Closing with respect to the Assets purchased pursuant to this Agreement. Each Party shall be responsible for the compliance of its Affiliates, and its and their respective officers, directors, employees, agents, authorized representatives, contractors, consultants (including the Environmental Consultant), and other advisors with the immediately preceding sentence.

(b) As used in this Agreement, the term “Environmental Defect” means any condition with respect to the Assets that (i) constitutes a violation of Environmental Law; or (ii) represents environmental pollution or contamination caused by or related to an Asset for which Remediation is required under Environmental Laws or the terms of any applicable Lease; provided, however, that

“Environmental Defect” shall not include any of the following: (A) the existence of NORM, (B) any matters disclosed in Schedule 4.10 or any other schedule to this Agreement, (C) plugging and abandonment obligations or liabilities, and (D) the physical condition of any surface or subsurface production equipment (including water or oil tanks, separators or other ancillary equipment) except with respect to equipment (1) that causes or has caused any environmental pollution or contamination where Remediation is required under Environmental Laws or (2) the use or condition of which is a violation of Environmental Law.

3.6 Notice of Title and Environmental Defects and Benefits; Adjustment.

(a) Unless the applicable Seller and Purchaser mutually agree in writing to a different date, as a condition to Purchaser’s right to assert a claim for Title Defects or Environmental Defects, Purchaser must deliver a valid defect claim notice or notices (with respect to Title Defects, a “Title Defect Notice” and, with respect to Environmental Defects, an “Environmental Defect Notice”) to the applicable Seller on or before 5:00 p.m. local time in Midland, Texas on May 19, 2016 (the “Defect Claim Time”). In order to be valid, each such notice must be in writing and must include:

(i) a description of the alleged Defect(s);

(ii) the Assets affected;

(iii) the Allocated Values of the Assets subject to the alleged Defect(s);

(iv) such supporting documentation as is available to Purchaser and is reasonably necessary for the applicable Seller (as well as any attorney, examiner or consultant hired by such Seller) to verify the existence of the alleged Defect(s) and the Title Defect Amount or Environmental Defect Amount, as applicable; and

(v) Purchaser’s good faith estimate of the Title Defect Amount or Environmental Defect Amount associated with the alleged Defect(s) and the computations and information upon which Purchaser’s belief is based.

PURCHASER SHALL BE DEEMED TO HAVE WAIVED, SUBJECT TO THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE ASSIGNMENT AND BILL OF SALE, ALL TITLE DEFECTS AND, SUBJECT TO SELLERS’ INDEMNITY OBLIGATIONS IN ARTICLE 11 BASED ON THE REPRESENTATIONS IN SECTION 4.10 AND THE COVENANTS IN SECTION 11.2(E), ALL ENVIRONMENTAL DEFECTS OF WHICH SELLERS HAVE NOT BEEN GIVEN A VALID NOTICE ON OR BEFORE THE DEFECT CLAIM TIME.

(b) To assert a claim for or with respect to a Title Benefit, the applicable Seller shall, as soon as practicable, but in any case on or before the date sixty (60) days after the Closing Date, deliver to Purchaser a notice (a “Title Benefit Notice”) including:

(i) a description of the Title Benefit;

(ii) the Properties and formations affected;

(iii) the Allocated Values of the Properties subject to such Title Benefit;

(iv) such supporting documentation as is reasonably necessary for Purchaser (as well as any attorney or examiner hired by Purchaser) to verify the existence of the alleged Title Benefit(s) and the Title Benefit Amount ; and

(v) Seller’s good faith estimate of the Title Benefit Amount associated with the Title Benefit, and the computations and information upon which such Seller’s belief is based.

THE APPLICABLE SELLER SHALL BE DEEMED TO HAVE WAIVED ALL TITLE BENEFITS OF WHICH SUCH SELLER HAS NOT GIVEN NOTICE ON OR BEFORE THE DATE SIXTY (60) DAYS AFTER THE CLOSING DATE.

3.7 Cure.

(a) Until two (2) Business Days prior to the Closing (the “Cure Date Pre-Closing”), each Seller shall have the right, but not the obligation, to attempt, at the applicable Seller’s sole cost, risk, and expense, to cure any alleged Title Defects or Environmental Defects of which such Seller has been advised by Purchaser pursuant to Section 3.6(a). A Seller’s election to cure an alleged Defect shall not constitute a waiver of any of the rights of such Seller pursuant to this Article 3, including such Seller’s right to dispute the existence, nature, or value of such Defect. To the extent the applicable Seller has cured or Remediated an alleged Defect with respect to a Property prior to the Cure Date Pre-Closing (and any dispute as to whether the same has been cured shall be resolved pursuant to the dispute resolution provisions described in Section 3.10; provided that if Purchaser disputes whether an Environmental Defect has been cured with respect to a Property and Purchaser has the right to exclude such Asset pursuant to Section 3.9(c)(iv)(B), Purchaser shall have the right to exclude such Property and the terms of Section 3.9(c)(iv)(B) relating to such exclusion shall apply), the affected Property shall be assigned by such Seller to Purchaser at Closing and shall be treated as if it was not subject to a Defect. If, on or before the Cure Date

Pre-Closing, the applicable Seller has not completely cured or Remediated one or more of the applicable Title Defects or Environmental Defects (and any dispute regarding whether the same has been cured, has been resolved pursuant to the dispute resolution provisions described in Section 3.10) with respect to a Property and such Seller has not delivered a Post-Closing Cure Notice with respect to such Defect, such Seller’s Preliminary Closing Schedule shall include a line item to reduce the Unadjusted Purchase Price of such Seller, as contemplated in Section 3.8(a), for the applicable Title Defect Amounts or Environmental Defect Amounts (or portion thereof if partially cured) corresponding to those Title Defects or Environmental Defects which have not been cured or Remediated, subject to any adjustments thereto in such Seller’s Final Closing Schedule based on resolution of any dispute regarding the same or pursuant to the mutual agreement of the Purchaser and the applicable Seller.

(b) If the applicable Seller provides written notice (a “Post-Closing Cure Notice”) to Purchaser no later than two (2) Business Days prior to Closing of its desire to attempt to cure any alleged Title Defects or Environmental Defects after the Closing, such Seller shall have the right, but not the obligation, to attempt, at such Seller’s sole cost, risk, and expense, to cure such alleged Title Defects or Environmental Defects during the period of time from the Closing Date, until the date that is ninety (90) days after the Closing Date (the “Cure Date Post-Closing”). The Assets affected by any Defect with respect to which a Post-Closing Cure Notice has been delivered, shall be assigned by the applicable Seller to Purchaser at Closing and such Seller’s Preliminary Closing Schedule shall include a line item to reduce the Unadjusted Purchase Price of such Seller, as contemplated in Section 3.8(a), for the applicable Title Defect Amounts or Environmental Defect Amounts corresponding to those Title Defects or Environmental Defects included in any such Post-Closing Cure Notice. If, on or before the Cure Date Post-Closing, the applicable Seller has cured or Remediated one or more of the applicable Title Defects or Environmental Defects with respect to which a Post-Closing Cure Notice was delivered (and any dispute as to whether the same has been cured shall be resolved pursuant to the dispute resolution provisions described in Section 3.10)), then, any adjustments to such Seller’s Unadjusted Purchase Price that had been made with regard thereto at Closing shall be credited to such Seller in such Seller’s Final Closing Schedule and determination of such Seller’s Final Purchase Price pursuant to Section 8.5.

(c) Any dispute relating to whether and to what extent a Defect has been cured shall be resolved as set forth in Section 3.10, except that any such matter shall be submitted to the Title Referee or Environmental Referee, as applicable, by Purchaser on or before ten (10) Business Days after the Cure Date Pre-Closing or Cure Date Post-Closing, as applicable.

3.8 Adjustment for Title Defects and Benefits, and Environmental Defects.

(a) Each Asset affected by Defects timely reported under Section 3.6(a) shall be assigned at Closing subject to all uncured Defects, and the Unadjusted Purchase Price of the applicable Seller shall be reduced, with respect to each uncured Defect, by (i) in the case of a Title Defect, an amount (the “Title Defect Amount”) determined pursuant to Section 3.9(a) and (ii) in the case of an Environmental Defect, an amount (the “Environmental Defect Amount”) determined pursuant to Section 3.9(c).

(b) With respect to each Property affected by Title Benefits reported under Section 3.8 (b), the Unadjusted Purchase Price of the applicable Seller shall be increased by an amount (the “Title Benefit Amount”) determined pursuant to Section 3.9(b), but only to the extent of the aggregate amount of the reductions in the Unadjusted Purchase Price of such Seller attributable to Title Defects, it being acknowledged and agreed that Title Benefit Amounts may only be applied to offset the amount of such reductions in the Unadjusted Purchase Price of such Seller attributable to Title Defects.

(c) Subject to this Article 3, the special warranty of Defensible Title as set forth in the Assignment and Bill of Sale with respect to the Assets, the representations and warranties in Section 4.10, each Seller’s obligations in Section 11.2(e) and Purchaser Parties’ indemnity rights with respect thereto, and the condition to the Purchaser Parties’ obligation to Close under Section 7.3(b), and without limiting Purchaser’s remedies for Defects set forth in this Article 3, NO SELLER MAKES, AND PURCHASER, ON BEHALF OF ITSELF AND EACH MEMBER OF THE PURCHASER GROUP, HEREBY WAIVES, RELEASES AND DISCHARGES EACH MEMBER OF THE SELLER GROUP FROM, ANY WARRANTY OR REPRESENTATION OF ANY MEMBER OF THE SELLER GROUP, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO (I) ANY SELLER’S OR ANY OTHER PERSON’S TITLE TO ANY OF THE ASSETS, (II) ANY MATTERS WITH RESPECT TO THE EXISTENCE OF ANY ENVIRONMENTAL DEFECT, ENVIRONMENTAL LIABILITIES, ANY RELEASE OF HAZARDOUS MATERIALS OR ANY OTHER ENVIRONMENTAL CONDITION WITH RESPECT TO THE OWNERSHIP, USE OR OPERATION OF ASSETS, OR (III) WHETHER ANY SELLER OR ANY OF THE ASSETS OF SUCH SELLER (OR THE OWNERSHIP, USE OR OPERATION THEREOF) ARE IN COMPLIANCE WITH ANY ENVIRONMENTAL LAW. Purchaser shall have the burden of proof in proving the existence of each alleged Defect and Defect Amount with respect thereto and each alleged breach of the special warranty of Defensible Title contained in the Assignment and Bill of Sale. Purchaser hereby acknowledges and agrees that except as to the special warranty of Defensible Title set forth in the

Assignment and Bill of Sale, the representations and warranties in Section 4.10, each Seller’s obligations in Section 11.2(e) and Purchaser Parties’ indemnity rights with respect thereto, and the condition to the Purchaser Parties’ obligation to Close under Section 7.3(b), this Article 3 sets forth Purchaser’s sole and exclusive remedy with respect to (A) any Defect, (B) the failure of any Seller or any other Person to have title to any of the Assets (whether Defensible Title or otherwise), and (C) the existence of any Environmental Defect, Environmental Liabilities, Release of Hazardous Materials or any other environmental condition or activity with respect to the Assets. Subject to the representations and warranties in Section 4.10 and each Seller’s obligations under Section 11.2(e), and their related indemnity obligation, further, Purchaser on its own behalf and on behalf of the Purchaser Group, hereby releases, remises, and forever discharges Sellers, the Seller Group, and their respective Affiliates from any right of contribution or cost recovery that Purchaser may have at common law or under Environmental Laws, including CERCLA, RCRA and the Texas Solid Waste Disposal Act, all as amended.

3.9 Calculation of Title and Environmental Defect Amounts and Title Benefit Amounts.

(a) The Title Defect Amount resulting from a Title Defect shall be determined as follows:

(i) if Purchaser and the applicable Seller agree in writing upon the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii) if the Title Defect is a Lien which will not otherwise be released at Closing and which is liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to unconditionally remove the Title Defect from the applicable Seller’s (and Purchaser’s as successor in interest to such Seller) interest in the affected Property, not to exceed, however, the Allocated Value of such Seller’s interest in the affected Property;

(iii) if a Title Defect as to any Well represents a negative discrepancy between (A) the actual Net Revenue Interest of the applicable Seller for any such Property and (B) the “Net Revenue Interest” percentage stated for such Seller on Exhibit A-2 as to such Property, then the Title Defect Amount shall be equal to (1) the product of the Allocated Value of such Seller’s interest as to such Property multiplied by (2) a fraction, the numerator of which is (x) the remainder of (I) the “Net Revenue Interest” percentage stated on Exhibit A-2 for such Seller’s interest as to such Property minus (II) the actual Net Revenue Interest of such Seller as to such Property, and the denominator of which is (y) the “Net Revenue Interest” percentage stated on Exhibit A-2 for such Seller’s interest as to such

Property; provided that if the Title Defect does not affect the “Net Revenue Interest” percentage stated on Exhibit A-2 for such Seller’s interest as to such Property throughout its entire productive life, the Title Defect Amount determined under this Section 3.9(a)(iii) shall be reduced to take into account the applicable time period only;

(iv) if a Title Defect as to any Undeveloped Lease represents a negative discrepancy between (A) the actual aggregate Net Revenue Interest of the applicable Seller in all Undeveloped Leases included in any PLSS Section listed on Schedule 3.4 and (B) the Specified NRI, then the Title Defect Amount shall be equal to (1) the product of the Net Mineral Acre Price thereof, multiplied by (2) the aggregate number of Net Mineral Acres of such Seller’s interest as to all Undeveloped Leases included in such PLSS Section multiplied by (3) a fraction, the numerator of which is (x) the remainder of (I) the Specified NRI minus (II) the actual aggregate Net Revenue Interest for such Seller’s interest in all Undeveloped Leases included in any PLSS Section listed on Schedule 3.4 and the denominator of which is (y) the Specified NRI; provided that if the Title Defect does not affect the Specified Interest for such Seller’s interest as to such Property throughout its entire productive life, the Title Defect Amount determined under this Section 3.9(a)(iv) shall be reduced to take into account the applicable time period only;

(v) if a Title Defect constitutes a reduction in the aggregate number of Net Mineral Acres as to the applicable Seller’s interest in all Undeveloped Leases included in any PLSS Section listed on Schedule 3.4, then the Title Defect Amount for such Title Defect shall be equal to the product of (A) the Net Mineral Acre Price therefore multiplied by (B) the remainder of (1) the number of Net Mineral Acres set forth on Schedule 3.4 purported to be included in such Seller’s interest in all Undeveloped Leases included in such PLSS Section minus (2) the actual aggregate number of Net Mineral Acres included in such Seller’s interest in all Undeveloped Leases included in such PLSS Section after giving effect to such Title Defect;

(vi) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the affected Property of a type not described in Sections 3.9(a)(i) through 3.9(a)(v), the Title Defect Amount shall be determined by taking into account the Allocated Value of the applicable Seller’s interest as to the Property so affected, the portion of the applicable Seller’s interest as to the Property affected by the Title Defect, the legal effect of the Title Defect, the potential present value economic effect of the Title Defect over the life of the affected Property, the values placed upon the Title Defect by Purchaser and the applicable Seller, and such other factors as are necessary to make an evaluation and determination of such value;

(vii) the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder, to the extent such costs or losses generate an adjustment to the Unadjusted Purchase Price of the applicable Seller;

(viii) if a Title Defect is reasonably susceptible of being cured, the Title Defect Amount with respect to any Title Defect shall in no event be greater than the amount that can reasonably be shown to be the reasonably estimated present value (discounted ten percent (10%)) of lowest-cost response over time (determined as of the Closing Date) to cure such Title Defect; and

(ix) notwithstanding anything to the contrary in this Article 3:

(A) a valid individual claim (or series of related claims) for a Title Defect for which a Title Defect Notice is given prior to the Defect Claim Time shall only generate an adjustment to the Unadjusted Purchase Price of the applicable Seller under this Article 3 if the Title Defect Amount with respect thereto exceeds the Individual Claim Threshold;

(B) if the aggregate asserted Title Defect Amounts attributable to the effects of all asserted Title Defects upon any given Property shall exceed 25% of Allocated Value of such Property, then the applicable Seller or Sellers may, at its or their election (as the case may be) and by written notice to Purchaser no later than two (2) Business Days prior to the Closing, cause such Seller(s) interest in such Property to be excluded from this Agreement, in which case, Seller(s) interest in such affected Property shall constitute an Excluded Asset, Seller(s) interest in such affected Property shall be deemed to have been deleted from Exhibits A-1 and A-2 and Schedule 3.4 hereto, and the Unadjusted Purchase Price of the applicable Seller shall be reduced by the Allocated Value of such Seller’s interest in such Property. In the event any Seller elects to treat a given Property as an Excluded Asset due to the aggregate of all Title Defects asserted by Purchaser against such Property, such Seller shall make such election and provide written notice of the same to Purchaser no later than five (5) Business Days prior to the Closing Date;

(C) with respect to each Seller, there shall be no adjustment to the Unadjusted Purchase Price of such Seller for Title Defects unless the aggregate amount of Title Defect Amounts of all valid Title Defects affecting the Assets of such Seller where the Title Defect Amount thereof exceeds the Individual Claim Threshold exceeds the Title Defect Deductible, and then only to the extent such aggregate amount exceeds the Title Defect Deductible of such Seller; and

(D) a Title Defect Amount for any Seller may not exceed the Allocated Value of interest of such Seller in the affected Properties or Assets.

(b) The Title Benefit Amount resulting from a Title Benefit shall be determined as follows:

(i) if Purchaser and the applicable Seller agree in writing upon the Title Benefit Amount, that amount shall be the Title Benefit Amount;

(ii) if a Title Benefit as to any Well represents a positive discrepancy between (A) the actual Net Revenue Interest of the applicable Seller in any such Property and (B) the Net Revenue Interest set forth on Exhibit A-2 for such Property, then the Title Benefit Amount shall be equal to (A) the product of the Allocated Value of such Seller’s interest in such Property multiplied by (B) a fraction, the numerator of which is (1) the remainder of (x) the actual Net Revenue Interest of such Seller in such Well minus (y) the “Net Revenue Interest” percentage stated on Exhibit A-2 for such Seller’s interest in such Well, and the denominator of which is (2) the “Net Revenue Interest” percentage stated on Exhibit A-2 for such Seller’s interest in such Well; provided that if the Title Benefit does not affect the Net Revenue Interest for such Seller’s interest in such Well throughout its entire productive life, the Title Benefit Amount determined under this Section 3.9(b)(ii) shall be reduced to take into account the applicable time period only;

(iii) if a Title Benefit as to any Undeveloped Lease represents a positive discrepancy between (A) the aggregate actual Net Revenue Interest in all Undeveloped Leases included in such PLSS Section listed on Schedule 3.4 and (B) the Specified NRI, then the Title Benefit Amount shall be equal to (1) the product of the Net Mineral Acre Price thereof, multiplied by (2) the aggregate number of Net Mineral Acres of such Seller’s interest in all Undeveloped Leases included in such PLSS Section multiplied by (3) a fraction, the numerator of which is (x) the remainder of the actual aggregate Net Revenue Interest for such Seller’s interest in all Undeveloped Leases included in such PLSS Section after giving effect to such Title Benefit minus the Specified NRI and the denominator of which is (y) the Specified NRI; provided that if the Title Benefit does not affect the

Net Revenue Interest for such Seller’s interest in such Undeveloped Lease throughout its entire productive life, the Title Benefit determined under this Section 3.9(b)(iii) shall be reduced to take into account the applicable time period only;

(iv) if a Title Benefit constitutes an increase in the aggregate number of Net Mineral Acres of such Seller’s interest in all Undeveloped Leases included in a PLSS Section, then the Title Benefit Amount for such Title Benefit shall be equal to the product of (A) the Net Mineral Acre Price therefore multiplied by (B) the remainder of (1) the actual aggregate number of Net Mineral Acres included in such Seller’s interest in all such Undeveloped Leases included in such PLSS Section after giving effect to such Title Benefit minus (2) the number of Net Mineral Acres purported to be included in such Seller’s interest in the aggregate number of Net Mineral Acres of such Seller’s interest in all Undeveloped Leases included in such PLSS Section as set forth on Schedule 3.4;

(v) if the Title Benefit represents a benefit of a type not described in Section 3.9(b)(i) through Section 3.9(b)(iv), the Title Benefit Amount shall be determined by taking into account the Allocated Value of the applicable Seller’s interest in such Property so affected by the Title Benefit, the portion of the applicable Seller’s interest in such Property affected by the Title Benefit, the legal effect of the Title Benefit, the present value economic effect of the Title Benefit over the life of the affected Property, the values placed upon the Title Benefit by Purchaser and such Seller, and such other factors as are necessary to make an evaluation and determination of such value;

(vi) the Title Benefit Amount with respect to a Title Benefit shall be determined without duplication of any benefits or gains included in another Title Benefit Amount or adjustment to the Unadjusted Purchase Price of the applicable Seller; and

(vii) notwithstanding anything to the contrary in this Article 3, in the event that any valid Title Benefit is not waived in writing by the applicable Seller, then, subject to Purchaser’s right to dispute the existence of such Title Benefit and the Title Benefit Amount asserted with respect thereto, then the Unadjusted Purchase Price of such Seller shall be increased by the sum of the aggregate Title Benefit Amounts attributable all such Title Benefits, but only to the extent of the aggregate amount of the reductions in the Unadjusted Purchase Price of such Seller attributable to Title Defects, it being acknowledged and agreed that Title Benefit Amounts may only be applied to offset the amount of such reductions in the Unadjusted Purchase Price of such Seller attributable to Title Defects.

(c) The Environmental Defect Amount resulting from an Environmental Defect shall be determined as follows:

(i) if Purchaser and the applicable Seller agree on the Environmental Defect Amount, that amount shall be the Environmental Defect Amount;

(ii) the Environmental Defect Amount shall consist of the estimated net present value (using a discount rate of ten percent (10%)) of the costs and expenses over time (determined as of the Closing Date) required to Remediate the Environmental Defect and otherwise rehabilitate or restore the environmental condition of the affected Asset or Property, such that it is in compliance with Environmental Laws and applicable Leases, in the lowest-cost manner that is available and allowed under applicable Environmental Laws, taking into account that non-permanent remedies (including mechanisms to contain or stabilize Hazardous Materials, monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the use of the Asset or Property, caps, dikes, encapsulation, lechate collection systems, and the like) may be the lowest-cost option for Remediation of the Environmental Defect;

(iii) the Environmental Defect Amount with respect to an Environmental Defect shall be determined without duplication of any costs or losses included in another Environmental Defect Amount or adjustment to the Unadjusted Purchase Price of the applicable Seller; and

(iv) notwithstanding anything to the contrary in this Article 3:

(A) an individual claim for an Environmental Defect with respect to an individual Property or Asset shall only generate an adjustment to the Unadjusted Purchase Price of the applicable Seller if the Environmental Defect Amount at that Property or Asset exceeds the Individual Claim Threshold;

(B) if the aggregate Environmental Defect Amounts attributable to the effects of all Environmental Defects upon any given Property shall exceed 25% of Allocated Value of such Property, then Purchaser, or the applicable Seller or Sellers may, at its or their election (as the case may be) and by written notice to Purchaser, in the case of any Seller making such notice, or the applicable Seller or Sellers in the case of Purchaser making such notice, no later than two (2) Business Days prior to the Closing, cause such Seller’s or Sellers’ interest in such Property to be excluded from this Agreement, in which case, such Seller’s or

Sellers’ interest in such affected Property shall constitute an Excluded Asset, such Seller’s or Sellers’ interest in such affected Property shall be deemed to have been deleted from Exhibits A-1 and A-2 and Schedule 3.4 hereto, and the Unadjusted Purchase Price of the applicable Seller or Sellers shall be reduced by the Allocated Value of such Seller’s or Sellers’ interest in such Property. In the event any Seller or Purchaser elects to treat a given Property as an Excluded Asset due to the aggregate of all Environmental Defects against such Property, such Seller or Purchaser, as applicable, shall make such election and provide written notice of the same to the applicable Seller or Sellers, in the case of Purchaser making such election, or Purchaser, in the case of a Seller making such election, no later than five (5) Business Days prior to the Closing Date; and

(C) with respect to each Seller, there shall be no adjustment to the Unadjusted Purchase Price of such Seller for Environmental Defects unless the aggregate amount of Environmental Defect Amounts of all valid Environmental Defects affecting the Assets of such Seller where the Environmental Defect Amounts exceeds the Individual Claim Threshold, exceeds the Environmental Defect Deductible of such Seller, and then only to the extent such aggregate amount exceeds the Environmental Defect Deductible of such Seller.

3.10 Dispute Resolution.

(a) The applicable Seller and Purchaser shall attempt in good faith to agree upon all Title Defects, Title Defect Amounts, Title Benefits, Title Benefit Amounts, Environmental Defects and Environmental Defect Amounts on or before the Closing Date (or with regard to efforts to cure after Closing as contemplated in Section 3.7(b)). If the applicable Seller and Purchaser are unable to agree by that date, then such Purchaser’s good faith estimate shall be used to determine such Seller’s Estimated Purchase Price pursuant to Section 8.4, if any, and the Title Defects, Title Defect Amounts, Title Benefits, Title Benefit Amounts, Environmental Defects and Environmental Defect Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to Section 3.10(b) with respect to Title Defects, Title Defect Amounts, Title Benefits and Title Benefit Amounts, and Section 3.10(c) with respect to Environmental Defects and Environmental Defect Amounts.

(b) With respect to the existence of Title Defects and Title Defect Amounts, the existence of Title Benefits and Title Benefit Amounts, or the scope, interpretation and effect of this Article 3 with respect to the foregoing, on or before a date that is ten (10) Business Days following the Closing Date, each Seller shall submit all Title Defects, Title Defect Amounts, Title Benefits and Title Benefit Amounts and disputes regarding the scope, interpretation and effect of this Article 3 in dispute, in each case with respect to itself and Title Defects, Title Defects Amounts, Title Benefits and Title Benefit Amounts and disputes with respect to its Assets, to a title attorney with at least ten (10) years’ experience in oil and gas titles in the State of Texas, as selected by mutual agreement of Purchaser and such Seller (the “Title Referee”), provided that, in the event that more than one Seller submits a dispute, all Sellers submitting disputes shall agree to propose the same Title Referee. If Purchaser and such Seller have not agreed upon a Person to serve as Title Referee during such ten (10) Business Day period, such Seller shall, within ten (10) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Dallas, Texas office of the American Arbitration Association to choose the Title Referee. The Title Referee shall not have worked as an employee or outside counsel for Purchaser or such Seller or any of their Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute. If such Seller shall have not timely submitted such Title Defect, Title Defect Amounts, Title Benefit and/or Title Benefit Amounts in dispute to the Title Referee or the Dallas, Texas office of the American Arbitration Association, as applicable, within the relevant time period set forth above, such Seller shall be deemed to have waived its dispute of such Title Defect, Title Defect Amounts, Title Benefit and/or Title Benefit Amounts.

(c) With respect to the existence of Environmental Defects and Environmental Defect Amounts or the scope, interpretation and effect of this Article 3 with respect to the foregoing, on or before a date that is ten (10) Business Days following the Closing Date, each Seller shall submit all Environmental Defects, Environmental Defect Amounts and disputes regarding the scope, interpretation and effect of this Article 3 in dispute, in each case with respect to itself and Environmental Defects and Environmental Defects Amounts and disputes with respect to its Assets, to a reputable environmental consultant or engineer with at least ten (10) years’ experience in corrective environmental action regarding oil and gas properties in the State of Texas, as selected by mutual agreement of Purchaser and such Seller (the “Environmental Referee”); provided that, in the event that more than one Seller submits a dispute, all Sellers submitting disputes shall agree to propose the same Environmental Referee. If Purchaser and such Seller have not agreed upon a Person to serve as Environmental Referee during such ten (10) Business Day period, such Seller shall, within ten (10) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Dallas, Texas office of the American Arbitration Association to choose the Environmental Referee. The Environmental Referee shall not have worked as an employee, consultant or outside counsel for Purchaser or such Seller or any of their Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute. If such Seller shall have not timely submitted such disputed Environmental Defect and/or Environmental Defect Amounts in dispute to the Environmental Referee or the Dallas, Texas office of the American Arbitration Association, as applicable, within the relevant time period set forth above, such Seller shall be deemed to have waived their dispute of such Environmental Defect and/or Environmental Defect Amounts.

(d) Within ten (10) Business Days after the selection of the applicable Title Referee or Environmental Referee, Purchaser and the applicable Seller shall provide to the applicable Title Referee or Environmental Referee only the documents and materials described in this Section 3.10(d), as applicable (it being the intention of the Parties that any Party submitting a Title Defect Notice, Title Benefit Notice or Environmental Defect Notice shall only be able to submit to the applicable Title Referee or Environmental Referee the information, reports, opinions and materials included with or provided as part of such Title Defect Notice, Title Benefit Notice or Environmental Defect Notice): (i) Purchaser’s Title Defect Notice or Environmental Defect Notice and all documentation provided therewith with respect to each disputed Defect; (ii) each Title Benefit Notice and all documentation provided therewith respect to each disputed Title Benefit; (iii) such evidence as Purchaser and the applicable Seller deems appropriate to explain and dispute the existence, waiver and cure for each disputed Title Defect, Title Defect Amount, Environmental Defect or the Environmental Defect Amount assigned thereto by Purchaser in any Title Defect Notice or Environmental Defect Notice, together with each Party’s good faith estimate of the Title Defect Amount or Environmental Defect Amount, if any, with respect to each such disputed Defect ; (iv) such evidence as the disputing Party deems appropriate to dispute the existence of any disputed Title Benefit or the Title Benefit Amount assigned thereto in any Title Benefit notice with respect any such disputed Title Benefit, together with such Party’s good faith estimate of the disputed Title Benefit Amount, if any, with respect to each such disputed Title Benefit; and (v) this Article 3, Exhibit A (including Exhibits A-1 and A-2) and Schedule 3.4, together with any definitions of terms used in this Article 3, such exhibits and Schedule 3.4, but no other provisions of this Agreement.

(e) In each case above, the arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with, but not under the auspices or jurisdiction of, the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.10 or this Article 3. The Title Referee’s or Environmental Referee’s determination, as applicable, shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. The Title Referee or Environmental Referee, once appointed, shall have no ex parte communications with any of the Parties concerning the determination required hereunder until resolved. All communications between any Party or its Affiliates and the Title Referee or Environmental Referee, as applicable, shall be conducted in writing, with copies sent simultaneously to the other Parties involved in such arbitration in the same manner, or at a meeting or conference call to which the representatives of all such Parties have been invited and of which such Parties have been provided at least five (5) days’ notice. In making his determination, the Title Referee or Environmental Referee shall be bound by the provisions of this Article 3 and may consider such other matters as in the opinion of the Title Referee or Environmental Referee, as applicable are necessary or helpful to make a proper determination, provided, with respect to the determination of the estimated cost of Remedying any Defect, as applicable, the applicable Parties shall direct the Title Referee or Environmental Referee, as applicable, that in no event shall the Title Defect Amount, or Environmental Defect Amount be determined to be greater than the amount asserted by Purchaser or less than the amount asserted by the applicable Seller, and in no event shall the Title Benefit Amount be determined to be greater than the amount asserted by the applicable Seller or less than the amount asserted by Purchaser. The Title Referee or Environmental Referee may consult with and engage disinterested third Persons to advise the arbitrator, including petroleum engineers and environmental consultants. The Title Referee and Environmental Referee shall act as experts for the limited purpose of determining the existence of any such Title Defect, Title Benefit or Environmental Defect and/or the specific disputed Title Defect Amounts, Title Benefit Amounts, or Environmental Defect Amounts, as applicable, submitted by any Party and may not award damages, interest, or penalties to any Party with respect to any matter. Sellers and Purchaser shall each bear their own legal fees and other costs of presenting their respective cases. Notwithstanding anything herein to the contrary, the Title Referee and Environmental Referee shall have exclusive, final and binding authority with respect to the scope of the Title Referee’s and Environmental Referee’s authority with respect to any dispute arising under or related to this Article 3 or any disputed Title Benefits, Title Benefit Amounts, Title Defect, Title Defect Amount, Environmental Defect or Environmental Defect Amount and in no event shall any dispute as to the authority of the Title Referee or Environmental Referee to determine any such disputes be subject to resolution or the provisions of Section 12.7. Purchaser shall bear one-half of the costs and expenses of the Title Referee or Environmental Referee, as applicable, and the applicable Seller shall be responsible for the remaining one-half of the costs and expenses.

3.11 Notice to Holders of Consent and Preferential Purchase; Notice to Working Interest Owners. Within five (5) Business Days after the Execution Date, each Seller shall send (a) notices to the holders of any Required Consents to assignment that are applicable to such Seller’s Assets and set forth on Schedule 4.7 requesting consents to the transactions contemplated by this Agreement with respect to such Seller and its Assets, (b) notices to the holders of any applicable preferential rights to purchase or similar rights that are set forth on Schedule 4.7 applicable to such Seller’s Assets in compliance with the terms of such rights and requesting waivers of such rights with respect to such Seller and its Assets, and (c) notices to the holders of any tag-along rights, rights of first offer and rights of first refusal that are set forth on Schedule 4.7 requesting such rights be exercised on the same terms and conditions as this Agreement with respect to such Seller and its Assets. Within five (5) Business Days after the Execution Date, each Seller shall send notices to the holders of all Customary Consents set forth on Schedule 4.7 applicable to such Seller’s Assets (other than Customary Consents that are customarily sent or obtained after the closing of the applicable transaction). Each Seller will, between the Execution Date and the Closing Date, use its commercially reasonable efforts (at no cost to such Seller) to ensure that such consents are obtained, such preferential rights are obtained, and such tag-along rights, rights of first offer and rights of first refusal are exercised. Purchaser (at no cost to Purchaser) shall cooperate with any reasonable request made by any Seller with respect to obtaining such consents, approvals, permissions, and waivers.

3.12 Consent Requirements.

(a) Each Seller shall deliver a written notice to Purchaser two (2) Business Days before Closing setting forth each of such Seller’s Required Consent which, as of such date, has not been satisfied or waived. In no event shall there be transferred at Closing any Asset for which a Required Consent has not been satisfied, waived or obtained, other than Customary Consents.

(b) In cases in which the Asset of a Seller subject to such an unobtained Required Consent is an Asset other than a Property, and Purchaser is assigned the Property or Properties to which such Asset relates, but such Asset is not transferred to Purchaser due to the unwaived Required Consent requirement, Purchaser and such Seller shall continue after Closing to use commercially reasonable efforts to obtain the Required Consent so that such Asset can be transferred to Purchaser upon receipt of the Required Consent , and, (i) there shall be no downward adjustment to the Unadjusted Purchase Price of such Seller relative to such Asset, (ii) if permitted pursuant to applicable Law and agreement, such Asset shall be held by such Seller for the benefit of Purchaser, (iii) Purchaser shall pay all amounts and liabilities due thereunder or with respect thereto (and Purchaser agrees to indemnify, defend and hold harmless such Seller with regard thereto), and (iv) Purchaser shall be responsible for the performance of any obligations under or with respect to such Asset.

(c) In cases in which the Asset of a Seller subject to such a Required Consent requirement is a Property and the third-Person consent to the transfer of such Property is not obtained by Closing, such Property shall be deemed deleted from Exhibits A-1 and A-2 and shall constitute an Excluded Asset (subject to this Section 3.12(c)), and the Unadjusted Purchase Price of the applicable Seller shall be reduced by the Allocated Value of such Property. If any such Required Consent is subsequently satisfied prior to the date of the final adjustment to the Unadjusted Purchase Price of such Seller under Section 8.5, such Seller shall be reimbursed in that final adjustment for the amount of any previous deduction from such Seller’s

Unadjusted Purchase Price, the relevant Property shall be transferred, and the provisions of this Section 3.12 shall no longer apply to such Required Consent requirement. If such Required Consent requirement is not satisfied prior to the date of the final adjustment to the Unadjusted Purchase Price of such Seller under Section 8.5, subject to the remainder of this Section 3.12, the affected Property shall be deemed to have been permanently deleted from Exhibits A-1 and A-2 hereto and shall constitute an Excluded Asset.

(d) Notwithstanding anything to the contrary herein, Purchaser may (but shall not be obligated to) request, at any time prior to the final determination of the Final Purchase Price of the applicable Seller pursuant to Section 8.5, that such Seller transfer to Purchaser any Asset not transferred at Closing due to an unsatisfied or unwaived Required Consent. Promptly after receipt of such a request, such Seller shall, pursuant to an assignment and bill of sale substantially in the form attached hereto as Exhibit B, convey to Purchaser, effective as of the Effective Date, the affected Asset; and such Seller shall simultaneously with the delivery of the conveyance (and as a condition precedent to delivery of the conveyance) be reimbursed in the final adjustment of such Seller’s Unadjusted Purchase Price for the amount of any previous deduction from the Unadjusted Purchase Price of such Seller; and Purchaser shall defend, indemnify, and hold each member of the Seller Group harmless from and against all Damages arising from the conveyance of such Asset without the satisfaction or waiver of the Required Consent requirement.

3.13 Preferential Purchase Rights.

(a) Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Article 8 on the dates certain set forth herein. The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset, adjusted as set forth in this Agreement.

(b) If any preferential right to purchase any Asset of any Seller is validly exercised prior to Closing or the time for exercising a preferential purchase right has not expired as of the Closing, the Asset (or portions thereof) affected thereby shall constitute an Excluded Asset and the Unadjusted Purchase Price of such Seller shall be decreased by the Allocated Value of the affected Asset, and the affected Asset shall not be transferred at Closing and shall constitute an Excluded Asset.

(c) In the event that a preferential purchase right with respect to an Asset deleted and excluded from the transactions contemplated by this Agreement at Closing pursuant to Section 3.13(b) is later waived prior to acquisition from the applicable Seller or the time for exercising such preferential purchase right expires without exercise, then:

(i) Purchaser shall, subject to its conditions precedent in Sections 7.3(a) and 7.3(b), purchase the affected Asset (or portion thereof) on the terms set forth in this Agreement at a delayed closing which shall occur within ten (10) Business Days following the date on which the applicable Seller obtains such waiver, or the time period for exercising the applicable preferential right has expired (which date shall, with respect to such Asset, or portion thereof, be considered to be the Closing Date); and

(ii) Unadjusted Purchase Price adjustments calculated in the same manner as the adjustments in Section 2.2 with respect to the affected Asset (or portion thereof), if any, shall be calculated from the period from and after the Effective Date to the date of the conveyance, and the net amount of such adjustment, if positive, shall be paid by Purchaser to the applicable Seller, and, if negative, by the applicable Seller to Purchaser.

(d) Purchaser acknowledges that each Seller desires to sell all of its Assets and would not have entered into this Agreement but for Purchaser’s agreement to purchase all of the Assets as herein provided and subject to all the terms hereof. Accordingly, it is expressly understood and agreed that no Seller desires to sell any Assets subject to any validly exercised preferential right to purchase unless the sale of all Assets subject to a validly exercised preferential right to purchase occurs at the same time that the sale of the Assets contemplated hereunder is consummated. Subject to the terms hereunder and in furtherance of the foregoing, in the event that this Agreement is terminated prior to Closing, then all obligations and rights hereunder with respect to any Assets subject to preferential rights to purchase shall be void and of no force or effect.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each of the Sellers represents and warrants to the Purchaser Parties, with respect solely to itself and not jointly and severally with the other Sellers, the matters set out in this Article 4 (other than Section 4.14), and BSM represents and warrants to the Purchaser Parties, with respect solely to itself and not jointly and severally with the other Sellers, the matters set out in Section 4.14:

4.1 Seller

(a) Such Seller is a limited partnership that is duly organized, validly existing, and in good standing under the Laws of the State of Texas. Such Seller is duly qualified to do business and is in good standing in each state in which such Seller’s Properties and other Assets are located. Such Seller is not in violation of its Organizational Documents.

(b) Such Seller has the limited partnership power and authority to enter into and perform this Agreement and the other Transaction Documents to which such Seller is or will be a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents.

(c) The execution, delivery and performance of this Agreement (and all other Transaction Documents required to be executed and delivered by such Seller prior to or at Closing under this Agreement) by such Seller, and the consummation of the transactions contemplated hereby and thereby by such Seller, have been duly and validly authorized by all necessary limited partnership action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller (and all other Transaction Documents required to be executed and delivered by such Seller prior to or at Closing under this Agreement shall be duly executed and delivered by such Seller), and this Agreement constitutes, and such other Transaction Documents executed and delivered under this Agreement by such Seller, will constitute, the valid and binding obligations of such Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) Except as disclosed on Schedule 4.1(d) or Schedule 4.7, and except for Customary Consents or consents required with respect to the Excluded Assets, the execution, delivery and performance of this Agreement and the Transaction Documents by such Seller, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents by such Seller shall not (i) violate any provision of such Seller’s Organizational Documents, (ii) result in a default (with due notice or lapse of time or both) or the creation of any Lien or give rise to any right of termination, cancellation, or acceleration under any contract, agreement, promissory note, bond, mortgage, indenture note or other financing arrangement to which such Seller is a party or by which it or its Assets are bound, (iii) violate any judgment, order, ruling, or decree applicable to such Seller as a party in interest, or (iv) violate any Laws applicable to such Seller.

(e) There are no bankruptcy, reorganization, receivership or arrangement proceedings pending against, being contemplated by, or, to such Seller’s Knowledge, threatened against such Seller or any Affiliate of such Seller (whether by such Seller or a third Person). Such Seller, together with all of its subsidiaries on a consolidated basis, is not and, after giving effect to the consummation of the transactions contemplated by this Agreement, will not be, Insolvent.

4.2 Litigation. Except as set forth on Schedule 4.2: (a) there are no material actions, suits, demands, investigations, administrative proceedings, or other proceedings to which such Seller is a party pending or, to the Knowledge of such Seller, threatened in writing to such Seller with respect to such Seller’s interest in, or use or operation of, any of the Assets, and (b) there are no actions, suits or proceedings pending before, or, to the Knowledge of such Seller, threatened in writing by, any Governmental Authority or arbitrator against such Seller or any of its Affiliates, which are reasonably likely to result in a Material Adverse Effect.

4.3 Taxes and Assessments. Except as disclosed on Schedule 4.3:

(a) each Tax return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof (a “Tax Return”) required to be filed by such Seller with respect to the Assets has been timely and properly filed, all such Tax Returns are correct and complete in all material respects;

(b) such Seller has timely and properly paid when due all material Taxes that such Seller is obligated to pay under applicable Laws with respect to the Assets (whether or not such Taxes are reflected on a Tax Return);

(c) all required estimated Tax payments with respect to the Assets sufficient to avoid any underpayment penalties or interest have been timely and materially made by or on behalf of such Seller;

(d) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any material Tax against or from such Seller;

(e) none of the Properties or other Assets of such Seller is treated by such Seller or any other party with an interest in such Asset as a partnership for U.S. federal income or state tax purposes;

(f) any Tax partnership listed on Schedule 4.3 has, or as of Closing shall have, in effect an election under Section 754 of the Code that will apply with respect to its Assets;

(g) neither (i) such Seller nor its Affiliates have received written notice of any pending claim against such Seller or its Affiliates (which remains outstanding) from any applicable Governmental Authority for assessment of any material Taxes with respect to the Assets of such Seller, and (ii) there are no audits, suits, proceedings, assessments, reassessments, deficiency claims, or other claims relating to any Taxes of such Seller or its Affiliates with any applicable Governmental Authority;

(h) there are no Liens for Taxes on any of the Assets of such Seller other than Liens constituting Permitted Encumbrances; and

(i) to such Seller’s Knowledge, all material Tax withholding and Tax deposit requirements imposed by applicable Law with respect to any of the Assets or the business of such Seller have been satisfied in full in all respects.

4.4 Compliance with Laws. Except with respect to Environmental Laws (and permits, licenses, approvals, consents, certificates, and other authorizations required thereunder), and except as disclosed on Schedule 4.4: (a) such Seller’s ownership and operation of the Assets of such Seller is in material compliance with all applicable Laws; and (b) all material permits, licenses, approvals, consents, certificates, and other authorizations required with respect to the ownership and operation of the Assets of such Seller have been obtained and maintained in full force and effect in all material respects.

4.5 Contracts. Schedule 4.5 lists all Material Contracts to which such Seller is a party. Neither such Seller, nor, to the Knowledge of such Seller, any other Person is in default under any such Material Contract, or, with the passage of time, the giving of notice, or both, would be in material breach or material default under any such Material Contract, except as disclosed on Schedule 4.5, and all such Material Contracts (a) are in full force and effect, (b) constitute the valid and binding obligations of such Seller party thereto and, to the Knowledge of such Seller, the other party thereto and (c) to the Knowledge of such Seller, are enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy laws or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as disclosed on Schedule 4.5, no written notice of any material default or material breach has been received or delivered by such Seller under any such Material Contract, the resolution of which is outstanding as of the Execution Date, and there are no current notices received by such Seller of the exercise of any material premature termination, price redetermination, market-out, or curtailment of any such Material Contract. To such Seller’s Knowledge, prior to the Execution Date, such Seller has made available to Purchaser (or its representatives) complete and accurate copies of each such Material Contract and all amendments, exhibits, supplements and modifications thereto. Except as disclosed on Schedule 4.1(d) and Schedule 4.5, the execution, delivery and performance of this Agreement by such Seller (and all documents required to be executed and delivered by such Seller or its Affiliates prior to or at Closing under this Agreement and the Transaction Documents) and the consummation of transactions contemplated by this Agreement and the Transaction Documents by such Seller and its Affiliates shall not violate or result in a default (with due notice or lapse of time or both) under any such Material Contract.

4.6 Payments for Production; Imbalances. As of the Execution Date, except as set forth on Schedule 4.6, such Seller is not obligated by virtue of a take-or-pay payment, advance payment, or other similar payment (other than Royalties, overriding royalties, similar arrangements established in the Leases), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to such Seller’s interest in the Properties at some future time without receiving full payment therefor at or after the time of delivery. To such Seller’s Knowledge as of the Execution Date, Schedule 4.6 lists all material production, transportation, plant, or other imbalances with respect to production from the Properties of such Seller. To such Seller’s Knowledge as of the Execution Date, no imbalance constitutes all of such Seller’s (or its Affiliate’s) share of ultimately recoverable reserves in any balancing area pursuant to any gas balancing agreement.

4.7 Consents, Rights of First Refusal and Preferential Purchase Rights. Except as set forth on Schedule 4.7, there are no preferential rights to purchase, rights of first refusal, rights of first offer, tag-along rights or Required Consents which may be applicable to the transactions contemplated by this Agreement as they relate to the Assets of such Seller, except for Customary Consents and consents related to Excluded Records.

4.8 Liability for Brokers’ Fees. The Purchaser Parties shall not, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of such Seller prior to Closing for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

4.9 Outstanding Capital Commitments. To such Seller’s Knowledge as of the Execution Date, there are no outstanding authorities for expenditure or commitments to make expenditures which are binding on the Properties of such Seller and which such Seller reasonably anticipates will individually require expenditures by such Seller or its successor in interest from and after the Effective Date in excess of Fifty Thousand Dollars ($50,000.00), net to the interest of such Seller, other than as shown on Schedule 4.9.

4.10 Environmental. To such Seller’s Knowledge and except as shown on Schedule 4.10 or as would not, individually or in the aggregate, have a Material Adverse Effect: (a) no condition on or with respect to the Properties of such Seller exists that would constitute a violation of, or require remediation, or result in liability under, Environmental Laws; (b) the Properties of such Seller (and such Seller’s ownership thereof) are in compliance with all applicable Environmental Laws; and (c) all material permits, licenses, approvals, consents, certificates and other authorizations required by Environmental Laws with respect to the ownership or operation of the Assets of such Seller have been properly obtained and have been and are being maintained in full force and effect. To such Seller’s Knowledge, such Seller has made available to Purchaser any and all material environmental reports, studies, audits, records, sampling date, site assessments, risk assessments, economic models and similar documents with respect to the businesses and assets currently or formerly owned, operated, leased or in the possession or control of such Seller related to the Assets.

4.11 Hedges. Except for those constituting part of the Excluded Assets, there are no futures, options, swaps, or other derivatives with respect to the sale of Hydrocarbons from such Seller’s Assets that will be binding on such Assets after Closing.

4.12 Bonds and Credit Support. Schedule 4.12 lists all material bonds, letters of credit and other similar credit support instruments maintained by such Seller and its Affiliates with any Governmental Authority or other third Person with respect to the Assets of such Seller which Purchaser will be required to maintain under existing Material Contracts from and after Closing with respect to the ownership, use or operation of such Seller’s Assets.

4.13 Suspense Accounts. To such Seller’s Knowledge as of the applicable date set forth on Schedule 4.13, Schedule 4.13 lists all funds held in suspense (including funds held in suspense for unleased interests) by such Seller or its Affiliates as of the Execution Date that are attributable to the Assets of such Seller (the “Suspense Amounts”), a description of the source of the Suspense Amounts and the reason they are being held in suspense and, if known, the name or names of the Persons claiming the Suspense Amounts or to whom the Suspense Amounts are owed.

4.14 Investment. BSM is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act. BSM is acquiring the Equity Consideration for its own account and not with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act. BSM is familiar with investments of the nature of the Equity Consideration that it is being issued hereby, understands that this investment involves substantial risks, has adequately investigated the Purchaser Parent and such Equity Consideration, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing such Equity Consideration, and is able to bear the economic risks of such investment. BSM acknowledges that the Equity Consideration has not been registered under applicable federal and state securities Laws and that the Equity Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws. To the extent physical certificates are issued representing the Equity Consideration, it is understood that such certificates will bear a legend in substantially the following form: “These securities have not been registered under the Securities Act of 1933, as amended. These securities may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or pursuant to an exemption from registration thereunder and, in the case of a transaction exempt from registration, unless sold pursuant to Rule 144 under such Act or the issuer has received documentation reasonably satisfactory to it that such transaction does not require registration under such Act.”

4.15 Payout Balances. To the Knowledge of such Seller as of the Execution Date, the Payout Balance for each Well of such Seller is materially reflected in Schedule 4.15 as of the respective date shown thereon.

4.16 Operations; Personal Property. Except for (a) Environmental Defects, Environmental Liabilities, Title Defects, title deficiencies and title defects, (b) any matters, facts or conditions that are the subject of or are described, covered, disclosed or covered by any other representations or warranties of any Seller hereunder and (c) where the failure would not, individually or in the aggregate, have a Purchaser Material Adverse Effect, the Properties that are operated by such Seller or its Affiliates and, to such Seller’s Knowledge, that are operated by any third party, are, as of the Execution Date, operated in a good and workmanlike manner and in accordance with prudent industry standards. The Equipment is in an operable state of repair (ordinary wear and tear excepted), and the Equipment, together with the Excluded Assets, are adequate to maintain normal operations of the Properties as operated during the six (6) month period prior to the Execution Date.

4.17 Royalties. To such Seller’s Knowledge as of the Execution Date, there are currently pending no written request or written demands received by such Seller for payments or adjustments of payments, or performance pursuant to obligations under the oil, gas and mineral leases comprising such Seller’s Properties. All Royalties payable with respect to such Seller’s Properties prior to the Effective Time, have been duly and properly paid in all material respects.

4.18 Well Status. Except as set forth on Schedule 4.18, none of such Seller’s Wells that were drilled during such Seller’s ownership of such Properties are dry holes or shut in, temporarily abandoned or otherwise inactive Wells and, to Seller’s Knowledge, none of such Seller’s Wells that were drilled prior to such Seller’s ownership thereof are dry holes or shut in, temporarily abandoned or otherwise inactive Wells.

4.19 Independent Investigation. Seller is experienced and knowledgeable in the oil and gas business and aware of the risks of that business. In entering into this Agreement, each Seller has relied solely upon its own expertise in legal, tax, financial, reservoir engineering and other professional counsel concerning this transaction. Each Seller acknowledges and affirms that (i) it has completed such independent investigation, verification, analysis and evaluation of the Purchaser Entities as it has deemed necessary or appropriate to enter into this Agreement, and (ii) prior to Closing, it will have completed its independent investigation, verification, analysis, and evaluation of the Purchaser Parties and made all such reviews and inspections of the Purchaser Parties as it has deemed necessary or appropriate to consummate the transactions contemplated hereby. Except for the representations and warranties expressly made by the Purchaser in Article 5 of this Agreement, each Seller acknowledges that no member of Purchaser Group or any other Person has made any representations or warranties, express or implied, as to the Purchaser Parties

4.20 Limitations

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE 4, IN THE ASSIGNMENT AND BILL OF SALE, OR IN THE CERTIFICATE OF EACH SELLER TO BE DELIVERED AT CLOSING, (i) EACH SELLER EXPRESSLY DISCLAIMS (AND THE PURCHASER PARTIES AGREE THAT THEY HAVE NOT RELIED UPON), ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, AS TO (A) TITLE TO ANY OF THE ASSETS; (B) THE CONTENTS, COMPLETENESS, ACCURACY, CHARACTER OR NATURE OF ANY DATA OR RECORDS MADE AVAILABLE OR DELIVERED TO PURCHASER WITH RESPECT TO THE ASSETS; (C) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS; (D) THE ABILITY OF THE PROPERTIES TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES, AND RECOMPLETION OPPORTUNITIES; (E) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS; (F) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT; (G) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO; AND (ii) EACH SELLER FURTHER DISCLAIMS (AND THE PURCHASER PARTIES AGREE THAT THEY HAVE NOT RELIED UPON) ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, EXCEPT AS PROVIDED TO THE CONTRARY IN THIS AGREEMENT, IN THE ASSIGNMENT AND BILL OF SALE, OR IN THE CERTIFICATE OF EACH SELLER TO BE DELIVERED AT CLOSING, THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS. SELLERS AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDERS.

(b) Purchaser acknowledges that Equipment and sites included in the Assets may contain naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Assets may contain NORM. NORM may have come into contact with various environmental media, including water, soils, or sediment. Notwithstanding anything to the contrary in this Section or elsewhere in this Agreement, Sellers make no, and hereby disclaim any, representation or warranty, express or implied, with respect to the presence or absence of NORM in or on the Assets in quantities in compliance with applicable Law and typical for oilfield operations in the areas in which the Assets are located. NORM in place within the Leases and Well equipment (but not NORM stored on the Properties) shall not be considered an Environmental Defect as described herein.

(c) Notwithstanding anything to contrary in this Article 4 or otherwise in this Agreement, the representations and warranties made by each Seller in this Article 4 relate solely to such Seller, the Properties and other Assets in which such Seller has an interest (and solely with respect to and to the extent of such Seller’s interest therein) and to Contracts or other instruments to which such Seller (or its Affiliate) is a party (and solely with respect to and to the extent of such Seller’s interest in such Contract).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

Each of the Purchaser Parties jointly and severally represents and warrants to each of the Sellers the matters set out in this Article 5:

5.1 Existence and Qualification. Each of the Purchaser Entities is a corporation, limited liability company, or limited partnership, as the case may be, that is duly organized or formed and is validly existing and in good standing under the Laws of the state of its organization or formation. Each of the Purchaser Entities is duly qualified to do business and is in good standing in each state in which such Purchaser Entities’ properties and assets are located, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. None of the Purchaser Entities is in violation of its Organizational Documents.

5.2 Power. Each Purchaser Party has the corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated this Agreement and such other Transaction Documents.

5.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement (and all other Transaction Documents required to be executed and delivered by the Purchaser Parties prior to or at Closing under this

Agreement) by the Purchaser Parties, and the consummation of the transactions contemplated hereby and thereby by the Purchaser Parties, have been duly and validly authorized by all necessary corporate action on the part of the Purchaser Parties. This Agreement has been duly executed and delivered by the Purchaser Parties (and all other Transaction Documents required to be executed and delivered by any Purchaser Party prior to or at Closing will be duly executed and delivered by such Purchaser Party) and this Agreement constitutes, and such other Transaction Documents executed and delivered under this Agreement by the Purchaser Parties, will constitute, the valid and binding obligations of the Purchaser Party that is party thereto, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.4 No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Purchaser Parties, and the consummation of the transactions contemplated by this Agreement by the Purchaser Parties, will not (a) violate any provision of the Organizational Documents of the Purchaser Entities, (b) result in a default (with due notice or lapse of time or both) or the creation of any Lien or give rise to any right of termination, cancellation or acceleration under any contract, agreement, promissory note, bond, mortgage, indenture note or other financing instrument to which any Purchaser Entity is a party or by which it or its assets are bound, (c) violate any judgment, order, ruling, or decree applicable to any Purchaser Entity as a party in interest, or (d) violate any Laws applicable to any Purchaser Entity, except any matters described in clauses (b), (c) or (d) above which would not have a Purchaser Material Adverse Effect.

5.5 Consents, Approvals or Waivers. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Purchaser Parties will not be subject to any consent, approval or waiver from any Governmental Authority or other third Person except for consents and approvals of Governmental Authorities that are customarily obtained after Closing (if such Governmental Authority is, pursuant to applicable Law, without discretion to refuse to grant such consent if certain conditions set forth in such applicable Law are satisfied).

5.6 Litigation. Except as otherwise set forth in the Parent SEC Documents, there are no actions, suits or proceedings pending by any Person, or to Purchaser’s Knowledge, threatened in writing before any Governmental Authority or arbitrator against any Purchaser Entity or any of their respective Affiliates which would, individually or in the aggregate, have a Purchaser Material Adverse Effect.

5.7 Compliance with Laws . To the Knowledge of the Purchaser Parties, the Purchaser Entities are in compliance with all applicable Laws, except such failures to comply that would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

5.8 Financing; Authorized Equity Consideration. As of the Closing, Purchaser will have sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to pay the Cash Consideration to Sellers at the Closing. As of the Closing, Purchaser Parent will have sufficient shares of authorized and unissued Common Stock to issue the Equity Consideration to BSM at the Closing.

5.9 Investment Intent. Purchaser is acquiring the Assets for its own account and not with a view to their sale or distribution in violation of the Securities Act, any applicable state blue sky Laws, or any other applicable securities Laws.

5.10 Independent Investigation. Purchaser is experienced and knowledgeable in the oil and gas business and aware of the risks of that business. In entering into this Agreement, Purchaser has relied solely upon Purchaser’s own expertise in legal, tax, reservoir engineering and other professional counsel concerning this transaction, the Assets and the value thereof. Purchaser acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis and evaluation of the Assets and has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to enter into this Agreement, including, without limitation, all well files, well bores, morning reports, field and well inspections, and (b) prior to Closing, it will have completed its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to consummate the transactions contemplated hereby including, without limitation, all well files, well bores, morning reports, field and well inspections. Except for the representations and warranties expressly made by each Seller in Article 4 of this Agreement or the special warranty of Defensible Title set forth in the Assignment and Bill of Sale, Purchaser acknowledges that no member of Seller Group or any other Person has made, and Purchaser has not relied upon, any representations or warranties, express or implied, as to the financial condition, physical condition, environmental conditions, liabilities, operations, business, prospects of or title to the Assets. Purchaser understands and acknowledges that neither the Commission nor any federal, state, or foreign agency has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Purchaser, and, except as set forth in Article 10, Purchaser is not entitled to cancel, terminate, or revoke this Agreement.

5.11 Liability for Brokers’ Fees. No Seller shall, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of any Purchaser Entity or their Affiliates for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution, or delivery of this Agreement or any agreement or transaction contemplated hereby.

5.12 Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to the Knowledge of the Purchaser, threatened in writing against any Purchaser Party. Purchaser Parent, together with all of its subsidiaries on a consolidated basis, is not and, after giving effect to the consummation of the transactions contemplated by this Agreement, will not be, Insolvent.

5.13 Capitalization; Valid Issuance; No Preemptive Rights, Registration Rights or Options.

(a) Schedule 5.13 (a) sets forth, as of the Execution Date, (i) the authorized capital stock of Purchaser Parent, (ii) the number of shares of capital stock of Purchaser Parent issued and outstanding, (iii) the number of shares of capital stock issuable pursuant to Purchaser Parent’s employee benefits or other compensation plans, and (iv) the number of shares of capital stock of Purchaser Parent issuable or reserved for issuance pursuant to warrants, options, convertible securities or other rights exercisable for, or convertible into or exchangeable for any shares of capital stock of Purchaser Parent. All of the issued and outstanding shares of Purchaser Parent’s capital stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of capital stock of Purchaser Parent were issued in violation of the preemptive or similar rights of any security holder of Purchaser Parent or in violation of any applicable state or federal securities Laws. No Debt having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which Purchaser Parent’s stockholders have the right to vote is issued or outstanding.

(b) The Equity Consideration, when issued and delivered to BSM and paid for as provided herein pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens; and the issuance of the Equity Consideration shall not be subject to any preemptive or similar rights.

(c) Except as contemplated by this Agreement or the other Transaction Documents, no Person is entitled to preemptive or similar rights with respect to any securities of any of Purchaser Parent. Except as described on Schedule 5.13(c) or as contemplated by the this Agreement or the other Transaction Documents, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which Purchaser Parent is or may be obligated to issue any Equity Interests of any kind. Except as described on Schedule 5.13(c) or as contemplated by this Agreement or the other Transaction Documents, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among Purchaser Parent and any of the security holders of Purchaser Parent relating to the securities of Purchaser Parent held by them. Except as contemplated by the Transaction

Documents, no Person has the right to require Purchaser Parent to register any securities of Purchaser Parent under the Securities Act, whether on a demand basis or in connection with the registration of securities of any of the Purchaser Entities for their own account or for the account of any other Person.

(d) The issuance and sale of the Equity Consideration will not obligate Purchaser Parent to issue shares of capital stock or other securities to any other Person and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security of the Purchaser Parent. Purchaser Parent does not have outstanding shareholder purchase rights, a “poison pill” or any similar arrangement.

(e) Assuming the accuracy of the representations and warranties of BSM contained in Section 4.14 and Section 4.19, the sale and issuance of BSM’s Equity Consideration at Closing pursuant to this Agreement are exempt from the registration requirements of the Securities Act.

5.14 Business Combination. Purchaser Parent has taken all necessary action to cause Section 203 of the Delaware General Corporation Law to not apply to the transactions contemplated by the Transaction Documents, including the issuance and sale of the Equity Consideration.

5.15 Purchaser Parent SEC Documents; Purchaser Parent Financial Statements; Securities Laws.

(a) Purchaser Parent has timely filed or furnished with the Commission all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it under the Exchange Act or the Securities Act since January 1, 2015 (all such documents, collectively, the “Parent SEC Documents”). The Parent SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Parent Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished Parent SEC Document filed or furnished prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) in the case of the Parent Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and subject, in the case of interim financial statements, to normal year-end adjustments, and (v) in the case of the Parent Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Purchaser Parent as of the dates and for the periods indicated therein. There are no liabilities of or with respect to the Purchaser Parent that would be required by GAAP to be reserved, reflected or otherwise disclosed on a consolidated balance sheet of Purchaser Parent other than (A) liabilities disclosed on Schedule 5.15(a), (B) liabilities reserved, reflected or otherwise disclosed in the audited financial statements of Purchaser Parent as of and for the year ended December 31, 2015 included in the Parent Financial Statements, (C) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2015 or (D) liabilities that would not be reasonably likely to have a Purchaser Material Adverse Effect.

(b) Except as described on Schedule 5.15(b), since January 1, 2014, (A) Purchaser Parent has not been advised of (1) any significant deficiency or material weakness in the design or operation of internal controls that could adversely affect Purchaser Parent’s internal controls or (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser Parent’s internal controls, and (B) there have been no changes in internal controls or in other factors that could materially affect internal controls, including any corrective actions with regard to any significant deficiency or material weakness.

(c) The Common Stock is listed on NYSE, and Purchaser has not received any notice of delisting. No judgment, order, ruling, decree, injunction or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any securities of Purchaser Parent has been issued, and no proceedings for such purpose are pending or, to Purchaser Parent’s Knowledge, contemplated or threatened.

5.16 Internal Controls; Sarbanes-Oxley Compliance.

(a) Purchaser Parent maintains and has maintained effective internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) or required by Rule 13a-15 under the Exchange Act. Since January 1, 2014, there have not been any material weaknesses in Purchaser Parent’s internal control over financial reporting or changes in its internal control over financial reporting which are reasonably likely to adversely affect Purchaser Parent’s internal control over financial reporting.

(b) Purchaser Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Purchaser Parent in the reports it files or submits to the Commission under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Commission, and that all such material information is accumulated and communicated to Purchaser Parent’s management as appropriate to allow timely decisions regarding required disclosure.

(c) Since January 1, 2014, there has been no failure on the part of Purchaser Parent or any of Purchaser Parent’s directors or officers, in their capacities as such, to comply in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

5.17 Reserve Reports . Except for any matters that would not be reasonably likely to have, individually or in the aggregate, a Purchaser Material Adverse Effect and excluding title information, the factual, non-interpretative data provided by Purchaser Parent to DeGoyler and MacNaughton (“D&M”) in connection with the preparation of its report dated as of December 31, 2015 (the “Purchaser Parent Audited Reserve Report”) that was material to the estimates of D&M of the proved oil and gas reserves set forth in the Purchaser Parent Audited Reserve Report was, as of the time provided (or as modified or amended prior to the issuance of the Purchaser Parent Audited Reserve Report), accurate in all material respects, and to Purchaser Parent’s Knowledge there were no material errors in the assumptions and estimates provided by Purchaser Parent to D&M in connection with their preparation of the Purchaser Parent Audited Reserve Report.

5.18 Related Party Transactions. No relationship, direct or indirect, exists between or among the Purchaser Entities on the one hand, and the directors, officers, stockholders, customers or suppliers of the Purchaser Entities, on the other hand, that is required to be disclosed in the Parent SEC Documents and is not so described. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of Debt by the Purchaser Entities to or for the benefit of any of the officers or directors of Purchaser Parent.

5.19 Investment Company. None of the Purchaser Parties is now, and after the issuance and sale of the Equity Consideration will be, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.20 Form S-3 Eligibility. Purchaser Parent is eligible to register the resale of the Equity Consideration for resale by BSM under Form S-3 promulgated under the Securities Act.

5.21 No Material Adverse Change. Since December 31, 2015, no change, event, circumstance, development, state of facts, or condition has occurred, that would, individually or in the aggregate, be reasonably likely to have a Purchaser Material Adverse Effect.

5.22 Limitations. EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN THIS AGREEMENT AND THE PURCHASER DISCLOSURE SCHEDULES, OR IN THE CERTIFICATE OF EACH PURCHASER PARTY TO BE DELIVERED AT CLOSING, (i) EACH PURCHASER PARTY EXPRESSLY DISCLAIMS (AND EACH SELLER AGREES THAT IT HAS NOT RELIED UPON), ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, AS TO (A) TITLE TO ANY OF THE ASSETS OR SECURITIES OF SUCH PARTIES; (B) THE CONTENTS, COMPLETENESS, ACCURACY, CHARACTER OR NATURE OF ANY DATA, INFORMATION OR RECORDS MADE AVAILABLE OR DELIVERED TO A SELLER WITH RESPECT TO THE PURCHASER PARTIES, THEIR SECURITIES OR ASSETS; (C) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS OF THE PURCHASER PARTIES OR THEIR SUBSIDIARIES; (D) ANY PROJECTIONS OF ANY KIND, INCLUDING FUTURE REVENUES OR PROFITS OF THE PURCHASER PARTIES AND THEIR SUBSIDIARIES; (E) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT; (F) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO ANY SELLER OR THEIR AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO. SELLERS AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDERS.

ARTICLE 6

COVENANTS OF THE PARTIES

6.1 Access. Subject to the limitations expressly set forth in this Agreement, each Seller shall provide Purchaser and its representatives access to the Assets and the right to copy, at Purchaser’s sole expense, the Records in such Seller’s possession for the purpose of conducting a confirmatory review of the Assets of such Seller, but only to the extent (i) that such Seller may do so without violating applicable Laws or agreements with third Persons; (ii) such Seller has authority to grant such access without breaching any obligation of confidentiality binding on such Seller; (iii) no such Records are subject to any third-Person license or agreement that restricts or prohibits such Seller’s ability to disclose or transfer such Records, and (iv) the disclosure by such Seller would not waive any legal right or privilege of such Seller. Except with regard to information described in subparts (i)–(iv) in the immediately prior sentence, Sellers shall use commercially reasonable efforts to obtain such access for Purchaser (including requesting such access from third-Person operators), but Sellers shall not be required to spend any amounts nor waive any of the rights or restrictions described in subparts (i)–(iv) above. Such access by Purchaser shall be limited to normal business hours, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Sellers and any applicable third-Person operator. Access for Purchaser to the Assets will be subject to Purchaser’s obtaining an access agreement with any third-Person operator of the applicable Property (which the applicable Seller shall use commercially reasonable efforts to assist Purchaser in obtaining). Upon completion of Purchaser’s due diligence, Purchaser shall at its sole cost and expense and without any cost or expense to any Seller or any of their respective Affiliates, (A) repair all damage done to the Assets in connection with Purchaser’s due diligence, (B) restore the Assets to the approximate same or better condition than they were prior to commencement of Purchaser’s due diligence and (C) remove all equipment, tools or other property brought onto the Assets in connection with Purchaser’s due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Purchaser’s due diligence shall be promptly corrected by Purchaser. At all times that Purchaser has access to the Assets, offices, facilities and other premises of any Seller or any of their respective Affiliates, Purchaser shall maintain insurance consistent with insurance maintained by a reasonably prudent operator.

6.2 Press Releases. Neither Sellers nor Purchaser Parties, nor any Affiliate thereof, shall make any press release regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without the prior written consent of the Purchaser Parties (in the case of announcements by Sellers or their Affiliates) or Sellers (in the case of announcements by Purchaser Parties or their Affiliates), which consent, in each case, may not be unreasonably withheld; provided, however, the foregoing shall not restrict disclosures by Purchaser Parties or any Seller (i) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates; (ii) to Governmental Authorities and third Persons holding preferential rights to purchase, tag-rights, rights of first refusal, or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents; or (iii) to such Party’s investors and members; provided such disclosures under this clause (iii) are made to Persons subject to an obligation of confidentiality with respect to such information; provided, further, that in the case of clauses (i) and (ii), each Party shall use its commercially reasonable efforts to consult with the other Parties regarding the contents of any such release or announcement prior to making such release or announcement. The Parties agree that neither Purchaser nor Sellers will have an adequate remedy at law if any of the foregoing Persons violate (or threaten to violate) any of the terms of this Section 6.2. In such event, Purchaser or Sellers, as applicable, shall have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threaten breach of the terms of this Section 6.2. Each Party shall be responsible for the compliance of its Affiliates with this Section 6.2.

6.3 Operation of Business. Except (a) as set forth in Schedule 6.3, (b) as may be required in connection with the other provisions of this Article 6, (c) as required by applicable Laws, or (d) with prior written consent of Purchaser, from the Execution Date until the Closing, each Seller shall, and shall cause its Subsidiaries to (in each case with respect to any Seller, solely with respect to such Seller and the Assets in which such Seller owns an interest):

(a) conduct its business in the ordinary course of business consistent with past practice;

(b) not transfer, sell, hypothecate, encumber, or otherwise dispose of any of such Seller’s interest in the Assets of such Seller, except for (i) sales and dispositions of Hydrocarbons or equipment and materials made in the ordinary course of business which, in the case of equipment and materials, are replaced (to the extent reasonably necessary for the operation of such Assets) with equipment and materials of comparable or better value and utility in connection with the maintenance, repair or operation of such Assets, (ii) any title curative efforts to cure or attempt to cure any title deficiency or alleged Title Defect, (iii) in connection with the acquisition of any Lease Extension, (iv) as a result of the failure of such Seller to conduct any operations under any Lease or the failure to participate or elect to participate in any operations or activities that such Seller is not obligated under any Contract to participate or elect to participate, (v) any transfers, sales or dispositions of any Assets in connection with any of the transactions described on Annex I, (vi) Permitted Encumbrances, or (vii) assignments of Assets permitted under Section 9.3(b);

(c) solely to the extent that a Seller or an Affiliate is a party thereto, not take any affirmative action to terminate, materially amend, execute, or extend any Material Contract other than the execution or extension of a Contract for the sale, exchange or marketing of oil, gas and/or other Hydrocarbons terminable without penalty or premium on sixty (60) days or shorter notice, or enter into or amend any Contract after the Execution Date that, if so entered into or amended prior to the Execution Date, would have been required to have been disclosed on Schedule 4.5 or fail to enforce any material breach of a Material Contract to the extent the applicable time limitations to enforce such breach will expire within ten (10) days after the Closing Date;

(d) not make any election to be excluded from any insurance coverage on the Assets of such Seller provided by an operator for the joint account pursuant to a joint operating agreement, use commercially reasonable efforts not to permit any of such Seller’s insurance policies to lapse or otherwise terminate or materially modify any insurance now in force with respect to such Seller’s Assets;

(e) except with regard to Permitted Encumbrances, not grant or create any new preferential right to purchase, right of first refusal, preferential purchase right, right of first negotiation, option, or transfer restriction or similar right, obligation, or requirement, with respect to such Seller’s interest in the Assets of such Seller, except in connection with any Lease Extension with respect to (i) any 2016 Lease or (ii) any other Leases in which such Seller has an interest after the Effective Date if granting such right or requirement is a condition of such renewal or extension (and in which case, such Seller shall provide Purchaser notice of such grant or creation);

(f) not incur any Debt or take any affirmative action that would cause a Lien to arise or exist on the Assets of such Seller or otherwise allow a Lien to attach to or encumber such Assets or any portion thereof, except Liens that are Permitted Encumbrances or that would be removed or released prior to or at Closing;

(g) not take any affirmative action to materially make, change or revoke any Property Tax election of such Seller with respect to any Assets; adopt or change any accounting method with respect to Property Taxes; enter into any closing agreement; settle or compromise any Property Tax claim or assessment; or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Property Taxes, in each case with respect to the Assets of such Seller, except, in each case, to the extent such actions relate to or are attributable to Property Taxes for which such Seller is responsible hereunder or which, if paid by Purchaser, would result hereunder in a downward adjustment to the Unadjusted Purchase Price;

(h) except with regard to matters described in Schedule 6.3, not propose (as a non-operating interest owner) any new operation under the applicable joint operating agreement, nor elect to participate in (as a non-operating interest owner) any new operation under the applicable joint operating agreement which would require such Seller to make any capital expenditures in respect of the Assets of such Seller in excess of $500,000, in the aggregate, net to such Seller’s interest;

(i) use commercially reasonable efforts to maintain the Leases in full force and effect; provided, however, in no event shall such Seller be obligated or required pursuant to this subpart Section 6.3(i) to (i) make any material payments (other than the payment of Royalties), (ii) conduct any operations or activities or (iii) commit to perform any material obligations or incur any material liabilities unless otherwise expressly required herein;

(j) not affirmatively relinquish any operating rights or other material rights under any Contract with respect to such Seller’s Assets;

(k) not fail to notify Purchaser promptly of any occurrence or change affecting such Seller’s Assets of which Seller obtains Knowledge that results in liabilities in excess of $250,000, net to Seller’s Working Interest;

(l) not fail to promptly provide to Purchaser copies of any material notices received by such Seller from any Governmental Authority or any Person alleging any material violation of Law or Contract relating to such Seller’s Assets;

(k) not waive, compromise or settle any right, claim or proceeding attributable to any of such Seller’s Assets for which Purchaser would be responsible or liable after Closing for any payments in connection therewith;

(l) not willfully take any action that would or would reasonably be expected to result in the failure of a condition set forth in Article 7 at, or as of any time prior to the Closing, or that would materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or materially delay such consummation; and

(m) not agree nor commit to do any of the foregoing that are prohibited by this Section 6.3.

Requests for approval of any action restricted by this Section 6.3 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Callon Petroleum Operating Company

1401 Enclave Parkway

Suite 600

Houston, TX 77077

Attention: Gary Newberry

Telephone: 281-589-5219

E-mail: gnewberry@callon.com

Purchaser’s approval of any action restricted by this Section 6.3 shall not be unreasonably withheld or delayed and shall be considered denied in full within three (3) Business Days of the applicable Seller’s notice to Purchaser in accordance with this Section 6.3 requesting such consent, unless Purchaser notifies the applicable Seller to the contrary during that period. Notwithstanding the foregoing provisions of this Section 6.3, in the event of an emergency, or as otherwise required under applicable Laws, Sellers may take such action as reasonably necessary and shall notify Purchaser of such action promptly thereafter. Purchaser acknowledges that a Seller may own undivided interests in certain of the Assets, and Purchaser agrees that the acts or omissions of third Persons (including any applicable operator) who are not affiliated with or Affiliates of such Seller shall not constitute a violation of the provisions of this Section 6.3, nor shall any action required by a vote of Working Interest owners constitute such a violation so long as such Seller (and any applicable Affiliate) has voted its interests in a manner consistent with the provisions of this Section 6.3 and used commercially reasonable efforts to cause such third Persons to take action consistent with this Section 6.3.

6.4 Conduct of Purchaser Parties. Except (a) as set forth in Schedule 6.4, (b) as may be required in connection with the other provisions of this Article 6, (c) as required by applicable Laws, or (d) with prior written consent of Sellers, until the Closing, Purchaser Parent shall not, and shall not permit its Subsidiaries to:

(a) amend its Organizational Documents;

(b) (i) repurchase or otherwise acquire any shares of its capital stock or other Equity Interests of Purchaser Parent for less than fair market value; or (ii) declare, set aside or pay any dividend or other distribution payable in cash, shares of its capital stock, property, rights or otherwise with respect to any shares of its capital stock;

(c) adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or otherwise effect any transaction whereby by any Person or group acquires more than a majority of the outstanding Equity Interests of Purchaser Parent or any of its Subsidiaries;

(d) fail to notify Sellers promptly of any occurrence or change constituting a Purchaser Material Adverse Effect;

(e) willfully take any action that would or would reasonably be expected to result in the failure of a condition set forth in Article 7 at, or as of any time prior to the Closing, or that would materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or materially delay such consummation; or

(f) agree or commit to do any of the foregoing.

Requests for approval of any action restricted by this Section 6.4 shall be delivered to each of the Sellers pursuant to the notice requirements of Section 12.2. Each Seller’s approval of any action restricted by this Section 6.4 shall not be unreasonably withheld or delayed and shall be considered denied in full within three (3) Business Days of the Purchaser’s notice to such Seller in accordance with this Section 6.4 requesting such consent, unless such Seller notifies the Purchaser to the contrary during that period.

6.5 Indemnity Regarding Access. Purchaser’s access to the Accessed Property and its (and its Affiliates’ and representatives’) examinations and inspections, pursuant to this Agreement or otherwise, shall be at Purchaser’s sole risk, cost, and expense, and PURCHASER WAIVES AND RELEASES ALL CLAIMS AGAINST SELLERS, THE SELLER GROUP, AND THEIR RESPECTIVE PARTNERS, CO-INTEREST OWNERS, OPERATORS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, CONTACTORS, AGENTS, OR OTHER REPRESENTATIVES, ARISING IN ANY WAY THEREFROM, OR IN

ANY WAY CONNECTED THEREWITH, IN EACH CASE EXCEPT TO THE EXTENT ARISING FROM, OR RELATING TO, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH PERSON. Purchaser agrees to INDEMNIFY, DEFEND AND HOLD HARMLESS the Seller Group from and against any and all claims, liabilities, losses, costs, and expenses (including court costs and reasonable attorneys’ fees), including claims, liabilities, losses, costs, and expenses attributable to personal injury, death, or property damage, arising out of, or relating to, access to the Accessed Property and any inspections or diligence activities by Purchaser, its Affiliates, or its or their respective directors, officers, employees, agents, consultants, advisors or representatives, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, EXCEPT TO THE EXTENT ARISING FROM, OR RELATING TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH PERSON; PROVIDED FURTHER THAT PURCHASER SHALL HAVE NO RESPONSIBILITY FOR THE DISCOVERY OF ANY PREEXISTING CONDITIONS.

6.6 Satisfaction of Closing Conditions. Subject to the other terms and conditions of this Agreement, each Party agrees to use commercially reasonable efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to ensure the satisfaction of its conditions to Closing set forth in Article 7.

6.7 Further Assurances. After the Closing, each Party shall execute and deliver, or cause to be executed and delivered, such documents and other instruments and shall take or cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement.

6.8 Confidentiality. Each of Purchaser and Sellers acknowledge that confidential information of the other may be disclosed to, made available to, or otherwise obtained by such Party (in its capacity as the recipient of such confidential information, the “Receiving Party”), whether prior to or after the Execution Date. Receiving Party may disclose such information to its directors, officers, employees, agents, representatives, consultants, contractors, attorneys, advisors, lenders (current and prospective) and investors (current and prospective) who need to know such information for the purpose of aiding such Party in the transactions contemplated hereby or matters relating thereto; provided, however, that, subject to the remainder of this Section 6.8, until the first to occur of the Closing or the one year anniversary of the termination of this Agreement, Receiving Party agrees to maintain (and to cause its Affiliates, and its and their respective directors, officers, employees, agents, representatives, consultants, contractors, attorneys, advisors, lenders and investors, to maintain) all information made available to it pursuant to this

Agreement confidential, except to the extent such information (a) is or becomes generally available to the public other than as a result of a breach by Receiving Party of this Section 6.8, (b) was (or becomes) available to Receiving Party (or its Affiliates, and its and their respective directors, officers, employees, agents, representatives, consultants, advisors, lenders and investors) on a non-confidential basis prior to its disclosure to Receiving Party, (c) is required, by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, to be disclosed, or (d) is required, by deposition, interrogatories, requests for information or documents in legal or regulatory proceedings, subpoena, civil investigative demand or other similar process or Law to be disclosed (provided that Receiving Party shall, if not prohibited by Law, provide Disclosing Party with prompt written notice of any such request or requirement so Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.8). Notwithstanding anything to the contrary in the foregoing provisions of this Section 6.8, where Purchaser is the Receiving Party, (i) information included in or related to the Assets transferred to Purchaser at Closing shall not constitute confidential information as to the Purchaser, provided, however, that until one year after the Closing Date, the Sellers shall be subject to the non-disclosure provisions contained herein with respect to such information as if the Sellers were the Receiving Party of such information, (ii) Purchaser may disclose the terms of this Agreement to other co-interest owners in the Properties and Assets in connection with the proposed purchase by Purchaser of their interests in the Assets and (iii) Sellers shall be permitted to disclose any confidential information in connection with the performance or enforcement of their rights and obligations under this Agreement or in any other Transaction Documents or in connection with the sale or attempted sale of the Excluded Assets.

6.9 Audits and Filings.

(a) From and after the Execution Date, each Seller shall cooperate (and shall use reasonable efforts to cause their Affiliates, employees and auditors to cooperate) , at the Purchaser Parties’ sole cost and expense, with the Purchaser Parties, their Affiliates and their respective agents and representatives to provide information regarding the Assets of such Seller to the extent reasonably necessary for the Purchaser Parties and their Affiliates to comply with their Tax, financial, or other reporting requirements and audits, including (i) any filings with any Governmental Authority; and (ii) any filings that may be required by the Commission under securities Laws applicable to Purchaser Parent and its Affiliates. The Purchaser Parties shall promptly, upon request by any Seller from time to time, without duplication (x) reimburse such Seller for the costs incurred by such Seller in connection with such Seller’s cooperation pursuant to this Section 6.9 (including reasonable attorneys’ and accountants’ fees) and (y) pay to such Seller an amount equal to $150 per hour worked by each employee, representative, or agent of such Seller in connection with such Seller’s cooperation pursuant to this Section 6.9.

(b) Without limiting the generality of the foregoing, each Seller will permit the Purchaser Parties and their representatives to contact Seller’s (and, if applicable, its Affiliates’) current and historical accountants, auditors and employees, and each Seller shall use reasonable efforts to cause such Seller’s (and, if applicable, its Affiliates’) current and historical accountants, auditors and employees to (i) discuss, cooperate and provide information reasonably requested by the Purchaser Parties or their representatives, in order for Purchaser Parent to prepare audited and unaudited historical financial statements for such Seller or the Assets of such Seller and pro forma financial statements of Purchaser Parent or any of its subsidiaries, in each case as would be required in connection with reports, registration statements and other filings to be made by Purchaser Parent or any of its Affiliates with the Commission pursuant to the Securities Act and the rules and regulations thereunder, or the Exchange Act and the rules and regulations thereunder (collectively, “SEC Filings”) and (ii) cooperate with Purchaser Parent (and shall use reasonable efforts to cause its Affiliates, auditors and employees to cooperate) with regard to responding to the Commission’s comments on such financial statements. In addition, each Seller agrees to reasonably cooperate with Purchaser Parent in connection with Purchaser Parent’s financing for the transactions contemplated by this Agreement (the “Potential Financing”), including providing information as reasonably requested for the preparation of materials for meetings, drafting sessions, presentations, road shows and due diligence sessions for the Potential Financing and otherwise providing reasonable access to the employees of such Seller (and, if applicable, its Affiliates’) in connection with the same.

(c) Notwithstanding the foregoing, nothing in Section 6.9(a)-(b) shall expand any Seller’s representations or warranties set forth in this Agreement or give the Purchaser Parties, their Affiliates, or any third Person any rights to which it is not entitled hereunder. Further, notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, neither the completion of the Potential Financing, nor the preparation of any financial statements to be included in any SEC Filings, shall be a condition to the obligations of the Parties to consummate the Transactions contemplated by this Agreement.

(d) For a period of seven (7) years following the Closing, each Seller shall retain all books, records, information and documents in their or their Affiliates’ possession that are reasonably necessary to prepare and audit financial statements with respect to the Assets of such Seller, except to the extent originals or copies thereof are transferred to Purchaser in connection with Closing.

6.10 Listing of Equity Consideration. At the Closing, Purchaser Parent shall issue the Equity Consideration in accordance with all applicable securities Laws and the rules and policies of the NYSE. Without limiting the generality of the foregoing, Purchaser Parent shall complete all such filings with the NYSE and otherwise take all such actions as may be reasonably necessary for the Equity Consideration to be accepted by the NYSE for issuance and approved for listing thereon from and after the time of Closing, subject to official notice of issuance. If Purchaser Parent applies to have its Common Stock or other securities traded on any principal stock exchange or market other than NYSE, it shall include in such application the Equity Consideration and will take such other action as is necessary to cause such Equity Consideration to be so listed.

6.11 Amendment of Seller Disclosure Schedules. Purchaser agrees that, with respect to the representations and warranties of each Seller contained in this Agreement (and any certificate delivered pursuant hereto), such Seller shall have the continuing right until two (2) Business Days prior to the Closing to add, supplement or amend the Seller Disclosure Schedules to the representations and warranties of such Seller with respect to any matter hereafter arising or discovered which, if existing or known at the Execution Date or thereafter, would have been required to be set forth or described in such Seller Disclosure Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 7.3 have been fulfilled, the Seller Disclosure Schedules contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto. Notwithstanding anything herein to the contrary, except as provided in Article 11, the Sellers expressly acknowledge and agree that if the Closing shall occur, the Purchaser shall not waive or release (nor shall Purchaser be deemed to have waived or released) any indemnification claims to which it is entitled to make with respect to any matters disclosed pursuant to any such addition, supplement or amendment at or prior to the Closing against any member of the Seller Group for indemnification with respect thereto pursuant to the terms of this Agreement or otherwise.

6.12 Bulk Sales Laws. Purchaser acknowledges that no member of Seller Group will comply with the provisions of any bulk sales laws in any jurisdiction in connection with the transactions contemplated by this Agreement, and Purchaser waives any claims against any member of the Seller Group arising from such noncompliance.

6.13 Replacement of Seller Credit Support. The Parties agree and acknowledge that except as expressly provided in this Section 6.13, none of the cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support provided by or on behalf of any member of the Seller Group in support of the obligations of a member of Seller Group to any Governmental Authority, contract counterparty or other Person by such member of the Seller Group related to the ownership, use or operation of the Assets (collectively, the “Credit Support”) or otherwise existing shall be included in or transferred to the Purchaser at Closing. Purchaser shall provide, no later than two (2) days prior to Closing, each Seller with the release or replacement of all Credit Support described on Schedule 6.13, with each such release or replacement in form and substance reasonably satisfactory to such Seller. At the Closing, Purchaser shall use commercially reasonable efforts to cause the return or reimbursement of each Seller for any cash deposits constituting Credit Support that are provided, funded or otherwise supported by any member of the Seller Group with respect to the Assets to be assigned hereunder by such Seller.

6.14 Excess NRI. To the extent a Seller’s Net Revenue Interest in any Property exceeds seventy five percent (75%) (on an eight-eights (8/8ths) basis, proportionately reduced in accordance with such Seller’s Working Interest in such Property), then prior to or at Closing each Seller shall assign to one or more Persons designated by such Seller the Excess NRI burdening all or any portion of such Seller’s right, title and interests in the Properties. Any such assignment shall be in the form attached hereto as Exhibit G.

6.15 Exclusive Agreement. In consideration of the time and expense to be incurred by Purchaser in its evaluation of the transactions contemplated by this Agreement, each Seller agrees that, except in connection with a transaction contemplated by Section 9.3 or as described in Annex I, until the earlier to occur of the Termination Date, the Closing Date or such earlier date as to which Purchaser consents in writing, such Seller shall not, and shall not authorize or permit any of its respective subsidiaries, Affiliates or representatives to (i) solicit, initiate or encourage the submission from any third Person that is not a Seller or any Affiliates of any Seller (other than Purchaser) of any proposal to directly or indirectly acquire any of the Assets by such third Person other than any transaction described in Annex I (subject to such exclusions, any proposal for such a transaction, an “Alternative Proposal”), (ii) enter into any agreement with respect to, or approve or recommend, any Alternative Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to constitute, any Alternative Proposal (and any such activity that is being undertaken as of the Execution Date shall be terminated immediately). Without limiting the foregoing, it is understood and agreed that any violation of the restrictions set forth in this Section 6.15 by any representative or Affiliate of a Seller (whether or not such person is purporting to act on behalf of such Seller) shall be deemed to be a breach of this Section 6.15 by such Seller.

6.16 Accounting. Each Seller will cooperate with and make reasonable efforts to assist Purchaser after the Closing in the transition of the joint interest billing and revenue disbursement accounting for the Assets and will take such actions as may be reasonably required with respect thereto.

6.17 Lease Extensions.

(a) In cases in which a Lease Extension for a 2016 Lease is obtained by Closing, such 2016 Lease shall be deemed to be added to and included on Exhibit A-1 attached hereto.

(b) In cases in which a Lease Extension for a 2016 Lease is not obtained by Closing, the Unadjusted Purchase Price shall be reduced by the Allocated Value of such 2016 Lease; provided, that the applicable Seller shall continue to use commercially reasonable efforts enter into a Lease Extension with respect to such 2016 Lease until the Cure Date Post-Closing. If any such Lease Extension is subsequently entered into prior to the Cure Date Post-Closing, (A) the applicable Seller shall, promptly after such Lease Extension is entered into, convey the applicable 2016 Lease to Purchaser, (B) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such 2016 Lease at Closing, (C) Purchaser shall, simultaneously with the conveyance of such 2016 Lease, pay the amount of any previous deduction from the Unadjusted Purchase Price (subject to all other applicable adjustments with respect to such 2016 Lease under Section 2.2) to Seller; provided, further, that if after the Closing Date but prior to December 31, 2016 any operations are conducted that result in a Lease Extension for a 2016 Lease, Purchaser shall promptly (but in no event later than five (5) days after the occurrence of such Lease Extension) pay the amount equal to the Allocated Value of such 2016 Lease (subject to all other applicable adjustments with respect to such 2016 Lease under Section 2.2) to Seller.

(c) From the Execution Date until December 31, 2016, Purchaser and Purchaser Parent shall not, and Purchaser and Purchaser Parent shall cause each of its Affiliates not to, solicit, negotiate, obtain or enter into any Lease Extension or communicate with any lessee under any 2016 Lease, other than any assistance as may be requested or agreed upon in writing by all Sellers and any operational activities described in the second proviso of Section 6.17(b).

ARTICLE 7

CONDITIONS TO CLOSING

7.1 Conditions to Each Party’s Obligations. The obligations of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to applicable Laws) at or prior to the Closing of each of the following conditions:

(a) any waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under any Law shall have been terminated or shall have expired; and

(b) on the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority and remain in force, and no suit, action, or other proceeding by any Governmental Authority seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending.

7.2 Conditions of Each Seller. The obligations of each Seller to proceed with the Closing is subject to the satisfaction or waiver by each of the Sellers (subject to applicable Laws) at or prior to the Closing of each of the following conditions:

(a) (i) the representations and warranties of the Purchaser Parties made in this Agreement shall be true and correct in all respects (without giving effect to and disregarding any limitation or qualification as to materiality or Purchaser Material Adverse Effect) on and as of the Execution Date and on and as of the Closing Date with the same force and effect as if made at and as of such dates (provided that with respect to representations and warranties that address matters only as of a specified date, the accuracy of such representations and warranties shall be determined as of such date in all respects), and (ii) Purchaser shall have performed and observed, in all respects, all covenants and agreements to be performed or observed by Purchaser under this Agreement prior to or on the Closing Date; provided, except in the case of each of clauses (i) and (ii) where any and all failures of any such representations and warranties to be true and correct and any and all breaches of any such covenants would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect;

(b) the Purchaser Parties shall have delivered or caused the delivery of, or are ready, willing and able to deliver or cause to be delivered, the Closing deliverables required to be delivered pursuant to Section 8.3;

(c) the net sum of all adjustments to the Unadjusted Purchase Price of such Seller, collectively, for any reason, including, but not limited to adjustments for Title Defects, Environmental Defects, Excluded Assets, Casualty Losses, adjustments at Closing under Section 3.7, failure to obtain and/or exercise of preferential rights, but excluding adjustments pursuant to Section 2.2(c) through (h), less the sum of all Title Benefits Amounts, shall have been less than twenty percent (20%) of the Unadjusted Purchase Price of such Seller; and

(d) the Equity Consideration shall be approved for listing on the NYSE, subject only to official notice of issuance to the NYSE.

7.3 Conditions of the Purchaser Parties. The obligations of the Purchaser Parties to proceed with the Closing is subject to the satisfaction by all Sellers or waiver by the Purchaser Parties (subject to applicable Laws) at or prior to the Closing of each of the following conditions:

(a) (i) the representations and warranties of each Seller made in this Agreement shall be true and correct in all respects (without giving effect to and disregarding any limitation or qualification as to materiality or Material Adverse Effect) on and as of the Execution Date and on and as of the Closing Date with the same force and effect as if made at and as of such dates (provided that with respect to representations and warranties that address matters only as of a specified date, the accuracy of such representations and warranties shall be determined as of such date in all respects) and (ii) each Seller shall have performed and observed, in all respects, all covenants and agreements to be performed or observed by such Seller under this Agreement prior to or on the Closing Date; provided, except in the case of each of clauses (i) and (ii) where any and all failures of any such representations and warranties to be true and correct and any and all breaches of any such covenants would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) the net sum of all adjustments to the aggregate Unadjusted Purchase Prices of all Sellers, collectively, for any reason, including, but not limited to adjustments for Title Defects, Environmental Defects, Excluded Assets, Casualty Losses, adjustments at Closing under Section 3.7, failure to obtain and/or exercise of preferential rights, but excluding adjustments pursuant to Section 2.2(c) through (h), less the sum of all Title Benefits Amounts, shall have been less than twenty percent (20%) of the aggregate Unadjusted Purchase Prices of all Sellers, collectively; and

(c) the Sellers shall have delivered or caused the delivery of, or are ready, willing and able to deliver or cause to be delivered, the agreements described on Schedule 7.3(c); and

(d) such Seller shall have delivered or caused the delivery of, or is ready, willing and able to deliver or cause to be delivered, the Closing deliverables required to be delivered pursuant to Section 8.2 by such Seller.

ARTICLE 8

CLOSING

8.1 Time and Place of Closing. The consummation of the purchase and sale of the Assets contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by the Parties, take place at 10:00 a.m., local time on May 26, 2016 (or if all conditions in Article 7 to be satisfied or waived prior to the Closing have not yet been satisfied or waived on such date (other than conditions that, by their nature, are to be satisfied on the Closing Date), no later than two Business Days after all of the conditions to Closing set forth in Article 7 have been satisfied or waived (other than conditions that, by their nature, are to be satisfied on the Closing Date). The Closing shall take place at the offices of Vinson & Elkins, LLP, located at 1001 Fannin Street, Suite 2500 Houston, TX 77002, or at such other place as the Parties may mutually agree upon in writing. All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring, and each shall be a condition precedent to the other. The date on which the Closing occurs is referred to herein as the “Closing Date”.

8.2 Obligations of Sellers at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser Parties of their obligations pursuant to Section 8.3, each Seller shall (and solely with respect to Section 8.2(l), BSM shall) deliver or cause to be delivered to Purchaser Parties, among other things, the following:

(a) where Required Consents are received by such Seller pursuant to a filing or application under Section 3.12, copies of those Required Consents ;

(b) all Lien releases from such Seller’s lenders relating to all mortgages and deeds of trust affecting the Assets that secure such Seller’s Debt prepared in accordance with applicable Law and all termination statements required to terminate all filings under the Uniform Commercial Code regarding the Assets that secure such Seller’s Debt, which releases and filings shall in form reasonably satisfactory to Purchaser, together with a payoff letter from applicable Persons granting such release and authorizing the recording or filing thereof effective upon the payment of the amount of money set forth in such letter in accordance with the terms thereof;

(c) a counterpart of such Seller’s Joint Written Instructions Letter, duly executed by such Seller;

(d) a counterpart of the Assignment and Bill of Sale, duly executed by such Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(e) assignments in form required by any Governmental Authority for the assignment of any Assets of such Seller controlled by such Governmental Authority (if any), duly executed by such Seller, in sufficient duplicate originals to allow recording and/or filing in all appropriate offices;

(f) a counterpart of the Registration Rights Agreement, duly executed by BSM and its Affiliates signatories thereto;

(g) a certificate duly executed by an authorized officer of such Seller, dated as of the Closing, certifying on behalf of such Seller that the conditions set forth in Sections 7.3(a) have been fulfilled;

(h) designation of operator forms or any other forms or filing required by any Governmental Authority with respect to the Assets and Wells of such Seller, executed by such Seller, designating Purchaser (or such third Person as may be the operator under any applicable Contract) as operator of such Wells;

(i) letters-in-lieu of transfer or division orders in the form attached hereto as Exhibit D executed by such Seller relating to the Assets of such Seller to reflect the transaction contemplated hereby;

(j) executed certificates in the form attached hereto as Exhibit C described in Treasury Regulation § 1.1445-2(b)(2) certifying that such Seller (or its owners, as appropriate) is not a foreign person within the meaning of the Code;

(k) resignation of operator letters from any Affiliate of such Seller that is an operator of record with any Governmental Authority with respect to any Property of such Seller;

(l) a counterpart of the BSM Indemnity Escrow Agreement, duly executed by BSM; and

(m) all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.

8.3 Obligations of the Purchaser Parties at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by each Seller of its obligations pursuant to Section 8.2, the Purchaser Parties shall deliver or cause to be delivered to Sellers, among other things, the following:

(a) cash, in an amount equal to the amount required to be paid by Purchaser to each Seller at Closing, as required by Section 8.4(c);

(b) definitive stock certificates bearing the restrictive legends set forth in Section 4.14, registered in the name of BSM, representing the number of shares of Common Stock required to be issued by Purchaser Parent to BSM pursuant to
Section 8.4(c);

(c) a counterpart of each of the Joint Written Instructions Letter, duly executed by such Purchaser Party;

(d) counterparts of the Assignment and Bill of Sale, duly executed by Purchaser, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(e) assignments in form required by any Governmental Authority for the assignment of any Assets controlled by such Governmental Authority, duly executed by Purchaser, in sufficient duplicate originals to allow recording and/or filing in all appropriate offices;

(f) a counterpart of the Registration Rights Agreement, duly executed by Purchaser Parent;

(g) a certificate by an authorized officer of each Purchaser Party, dated as of the Closing, certifying on behalf of each such Purchaser Party that the conditions set forth in Sections 7.2(a) have been fulfilled;

(h) designation of operator forms or any other forms or filing required by any Governmental Authority with respect to the Assets and Wells, executed by Purchaser, designating Purchaser (or such third Person as may be the operator under any applicable Contract) as operator of such Wells;

(i) letters-in-lieu of transfer or division orders in the form attached hereto as Exhibit D executed by Purchaser relating to the Assets to reflect the transaction contemplated hereby; and

(j) a counterpart of the BSM Indemnity Escrow Agreement, duly executed by Purchaser, Purchaser Parent and Escrow Agent;

(k) all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Sellers.

8.4 Closing Payment.

(a) Not later than three (3) Business Days prior to Closing, each Seller shall deliver to Purchaser, using and based upon the best information available to such Seller, a preliminary closing schedule (such Seller’s “Preliminary Closing Schedule”), together with reasonable supporting documentation, setting forth (i) such Seller’s good faith estimate of such Seller’s Adjusted Purchase Price (with respect to each Seller, such Seller’s “Estimated Purchase Price”) and the adjustments to such Seller’s Unadjusted Purchase Price made pursuant to this Agreement in making such estimate, (ii) wire instructions for payment of such Seller’s Cash Consideration and (iii) such other information that is otherwise required pursuant to this Agreement. Purchaser may provide a Seller comments on or revisions to such Seller’s Preliminary Closing Schedule at any time prior to the Closing Date, and such Seller shall consider any such comments and revisions in good faith, provided that the estimate delivered in accordance with this Section 8.4(a), as adjusted by any comments and revisions suggested by Purchaser and accepted by Sellers, shall constitute the amount of consideration to be payable by Purchaser to such Seller at the Closing, and any disputed amounts in such Seller’s Preliminary Closing Schedule shall be resolved in connection with the finalization of such Seller’s Final Closing Schedule.

(b) At the Closing, each Seller and Purchaser shall execute and deliver to the Escrow Agent a written instruction letter that is jointly signed by such Parties and in a form that complies with the requirements of the applicable Escrow Agreement instructing the Escrow Agent to (i) release and disburse the entirety of such Seller’s Deposit to such Seller, (ii) release and deliver to the applicable Seller an executed original counterpart of the applicable Escrowed Agreements held in escrow under such Escrow Agreement and (iii) release and deliver to Purchaser an executed original counterpart of the applicable Escrowed Agreements held in escrow under such Escrow Agreement (each, a “Joint Written Instructions Letter”).

(c) At the Closing, Purchaser shall (i) (A) pay to BSM, by wire transfer of immediately available funds to the account designated in BSM’s Preliminary

Closing Schedule, an amount equal to the BSM Adjusted Cash Consideration less the BSM Deposit and (B) issue to BSM the Adjusted Equity Consideration less the Escrow Equity Consideration; (ii) issue to BSM and deposit into the Escrow Equity Consideration Account the Escrow Equity Consideration; (iii) pay to Crux, by wire transfer of immediately available funds to the account designated in Crux’s Preliminary Closing Schedule, an amount equal to the Crux Adjusted Cash Consideration less the Crux Deposit; and (iv) pay to Zaniah, by wire transfer of immediately available funds to the account designated in Zaniah’s Preliminary Closing Schedule, an amount equal to the Zaniah Adjusted Cash Consideration less the Zaniah Deposit.

8.5 Post-Closing Purchase Price Adjustments.

(a) As soon as reasonably practicable after the Closing but not later than the later to occur of (A) ninety (90) days following the Closing Date or (B) the date of final resolution of any and all Title Defects, Title Defect Amounts, Title Benefits, Title Benefit Amounts, Environmental Defects, and Environmental Defect Amounts affecting or related to the Assets or Properties of the applicable Seller that are in dispute as of the Closing, each Seller shall prepare and deliver to Purchaser a draft statement (such Seller’s “Final Closing Schedule”), together with all necessary supporting documentation, setting forth (i) such Sellers’ final good faith calculation of such Seller’s Adjusted Purchase Price and the adjustments to such Seller’s Unadjusted Purchase Price made pursuant to this Agreement in making such calculation and (ii) such other information that is otherwise required pursuant to this Agreement. Each Final Closing Schedule shall include such reasonable documentation as is in the applicable Seller’s possession to support the final figures. As soon as reasonably practicable, but not later than thirty (30) days following receipt of a Final Closing Schedule from any Seller, Purchaser shall deliver to such Seller a written report containing any changes that Purchaser proposes be made to such statement. A Seller may deliver a written report to Purchaser during this same period reflecting any changes that such Seller proposes to be made to such statement as a result of additional information received after such Seller’s Final Closing Schedule was prepared. If Purchaser does not deliver such report to a Seller on or before the end of such thirty (30) day period (or, if such Seller proposes any changes to such statement, thirty (30) days from the date such Seller delivers written notice thereof to Purchaser), Purchaser shall be deemed to have agreed with such Seller’s statement, and such Seller’s Final Closing Schedule shall become binding upon the Purchaser and such Seller. The applicable Seller and Purchaser shall undertake to agree on such Seller’s Final Closing Schedule no later than ninety (90) days after delivery of such Seller’s statement. In the event that such Seller and Purchaser cannot reach agreement within such period of time, any such Party may refer the items of adjustment which are in dispute to a nationally recognized independent accounting firm or consulting firm mutually acceptable to both Purchaser and such Seller (the “Accounting Arbitrator”), for review and final determination by arbitration. The Accounting Arbitrator shall conduct the arbitration proceedings in Houston, Texas in accordance with, but not under the auspices or jurisdiction of, the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 8.5. The Accounting Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding on Purchaser and the applicable Seller, without right of appeal. In determining the proper amount of any adjustment to the Unadjusted Purchase Price of any Seller, the Accounting Arbitrator shall be bound by the terms of Article 2 and may not increase such Unadjusted Purchase Price of such Seller more than the increase proposed by such Seller nor decrease the Unadjusted Purchase Price of such Seller more than the decrease proposed by Purchaser, as applicable. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of Unadjusted Purchase Price adjustments submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. The applicable Seller and Purchaser shall each bear their own legal fees and other costs of presenting its case. The applicable Seller shall bear one half and Purchaser shall bear one half of the costs and expenses of the Accounting Arbitrator. The Adjusted Purchase Price of each Seller that is final and binding on such Seller and Purchaser, as determined either through agreement of Seller and Purchaser (deemed or otherwise) or pursuant to this Section 8.5, is referred to herein as such Seller’s “Final Purchase Price.”

(b) Within ten (10) days of the determination of BSM’s Final Purchase Price, (i) if BSM’s Final Purchase Price exceeds BSM’s Estimated Purchase Price, Purchaser Parent shall, at BSM’s sole option, either (A) deliver to BSM definitive stock certificates (bearing any required restrictive legends), registered in the name of BSM, representing a number of shares of Common Stock equal to the quotient (rounded to the nearest whole share) of the amount of such excess divided by the Per Share Price, or (B) pay to BSM an amount of cash equal to such excess; and (ii) if BSM’s Estimated Purchase Price exceeds BSM’s Final Purchase Price, BSM shall, at BSM’s sole option, (A) forfeit to Purchaser Parent a number of shares of Common Stock equal to the quotient (rounded to the nearest whole share) amount of such excess divided by the Per Share Price, or (B) pay to Purchaser an amount of cash equal to such excess. Within ten (10) days of the determination of each of Crux’s Final Purchase Price and Zaniah’s Final Purchase Price, (x) Purchaser shall pay to such Seller an amount equal to the amount, if any, by which such Seller’s Final Purchase Price exceeds such Seller’s Estimated Purchase Price and (y) such Seller shall pay to Purchaser an amount equal to the amount, if any, by which such Seller’s Estimated Purchase Price exceeds such Seller’s Final Purchase Price. Any cash payment required to be made by Purchaser pursuant to this Section 8.5(b) shall be made by wire transfer of immediately available funds in accordance with the wire transfer instructions of the applicable Seller set forth in such Seller’s Preliminary Closing Schedule. Any cash payment required to be made by any

Seller pursuant to this Section 8.5(b) shall be made by wire transfer of immediately available funds to an account and in accordance with wire transfer instructions delivered in writing by Purchaser to the applicable Seller at least two (2) Business Days prior to the date on which such payment is due.

(c) Purchaser shall assist each Seller in preparation of such Seller’s Final Closing Schedule under Section 8.5(a) by furnishing (to the extent in its possession or control) invoices, receipts, reasonable access to personnel during normal business hours and such other assistance as may be reasonably requested by such Seller to facilitate such process post-Closing. Each Seller shall assist Purchaser in its review of such Seller’s Final Closing Schedule under Section 8.5(a) by using commercially reasonable efforts to cause any applicable third-Person operator to furnish invoices, receipts, reasonable access to personnel during normal business hours and such other assistance as may be reasonably requested by Purchaser to facilitate such process post-Closing.

ARTICLE 9

TAX MATTERS

9.1 Tax Returns; Proration of Taxes.

(a) Except with respect to Production Taxes and Property Taxes, or as provided otherwise in this Agreement:

(i) for any Tax period ending on or before the Closing Date, each Seller shall be responsible for preparing and timely filing of all Tax Returns required by applicable Law to be filed and for the payment of all Taxes levied or imposed that are attributable to the Assets of such Seller;

(ii) for any Tax period ending after the Closing Date, Purchaser shall be responsible for preparing and the timely filing of all Tax Returns required by applicable Law to be filed and for the payment of all Taxes levied or imposed that are attributable to the Assets; and

(iii) control of any legal or administrative proceedings concerning any Taxes with respect to the Assets, and entitlement to any refunds or awards concerning any such Taxes with respect to such Assets, shall rest with the Party responsible for payment therefor under this Section 9.1.

For the avoidance of doubt, any and all Tax Returns of a Seller relating to income Taxes or franchise Taxes of any type, whether federal, state, local or foreign, shall not be attributable to the Assets of such Seller and such Seller and their principals shall have the sole authority and responsibility to prepare and file such Tax Returns and pay such Taxes.

(b) With respect to Property Taxes,

(i) for any Property Taxes assessed on any of the Assets of a Seller for a Tax period that begins before and ends after the Closing Date (a “Straddle Period”), liability for such Property Taxes shall be prorated on a daily basis between Purchaser and such Seller, with such Seller being liable for the portion of such Property Taxes equal to the product of (A) the amount of such Property Taxes for the entirety of the Straddle Period, multiplied by (B) a fraction, the numerator of which is the number of days in the Straddle Period ending prior to the Effective Date and the denominator of which is the total number of days in the Straddle Period, and with Purchaser being liable for the remainder of such Property Taxes;

(ii) after the Closing, the Party (the “Paying Party”) receiving a Property Tax bill or notice applicable to the Assets for a Straddle Period shall promptly notify the other Party or Parties that may be responsible for a portion of such Property Taxes pursuant to this Section 9.1 (the “Reimbursing Party”) in writing, and the Paying Party shall pay such Property Tax bill prior to the last day such Property Taxes may be paid without penalty or interest. Upon receipt of the written notice from the Paying Party, which shall include appropriate supporting documentation, the Reimbursing Party shall promptly pay the Paying Party any amount equal to the portion of the Taxes for which the Reimbursing Party is liable under this Agreement. The Parties shall reasonably cooperate with each other after Closing with respect to any Property Tax assessment or valuation (or protest in connection therewith) by any Governmental Authority with respect to a Straddle Period; and

(iii) If any Party receives a refund of any Property Taxes with respect to the Assets that is attributable to a Straddle Period, the Party receiving such refund, whether received in cash, or as a credit against another state and/or local Tax, shall, within thirty (30) days after the receipt of such refund, pay to the other Party who was responsible for a portion of such Property Taxes an amount equal to the product of (A) the amount of the refund, multiplied by (B) a fraction, the numerator of which is the number of days in the Straddle Period that such other Party was responsible for such Property Taxes and the denominator of which is the total number of days in the Straddle Period.

(c) Notwithstanding anything to the contrary in this Agreement, Production Taxes levied or imposed on or before the Closing Date, shall not be subject to this Section 9.1 and responsibility therefor and payment thereof shall be exclusively addressed by Sections 2.2 and Section 2.3.

(d) From and after Closing, each Seller shall indemnify, defend and hold harmless, the Purchaser Group from and against all Taxes which are the responsibility of such Seller under this Section 9.1.

(d) This Section 9.1 shall survive until sixty days (60) days following the applicable statute of limitations.

9.2 Access to Information.

(a) From and after Closing, each Seller shall grant to Purchaser (or its designees) access at all reasonable times to all of the information, books and records relating to the Assets of such Seller within the possession of such Seller (including work papers and correspondence with any Governmental Authority, but excluding work product of and attorney-client communications with such Seller’s legal counsel; confidential communications and records with third Persons; and personnel files, and excluding any other information, data and agreements restricted under Section 6.1 above or Section 12.5(a)(vii) below; and shall afford Purchaser (or its designees) the right (at Purchaser’s sole expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Purchaser (or its designees) to prepare Tax Returns, to conduct negotiations with any Governmental Authority, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(b) From and after the Closing Date, Purchaser shall grant to each Seller (or its designee) access at all reasonable times to all of the information, books and records relating to the Assets within the possession of Purchaser (including work papers and correspondence with Governmental Authorities, but excluding work product of and attorney-client communications with any of Purchaser’s legal counsel and personnel files), and shall afford each Seller (or its designee) the right (at the applicable Seller’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit such Seller (or its designee) to prepare Tax Returns, to conduct negotiations with Governmental Authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(c) In the case of any Taxes with respect to the Assets for which any other Party may be liable hereunder, each of the Parties will preserve and retain all schedules, work papers and other documents relating to any Tax Returns or to any Tax claims, audits or other proceedings until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement. Purchaser and Sellers shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Assets or the Allocated Value of such Assets.

(d) Each Seller shall promptly notify Purchaser in writing upon receipt by such Seller of notice of any pending or threatened Tax audit or assessments relating to the income, properties or operations of such Seller that reasonably may be expected to relate to or give rise to a Lien on the Assets. Each of Purchaser and each Seller shall promptly notify each other Party in writing upon receipt of a notice of any pending or threatened Tax audit or assessment challenging the Allocated Values.

(e) At any Seller’s request, Purchaser shall provide reasonable access to Purchaser’s and its Affiliates’ personnel who have knowledge of the information described in this Section 9.2.

9.3 Tax Deferred Exchange.

(a) The Parties agree that any Seller and/or Purchaser may elect to treat the acquisition or sale of the Assets as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”), provided that the Closing shall not be delayed by reason of the Exchange. Each applicable Party agrees to use reasonable efforts to cooperate with the other applicable Party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation § 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37.

(b) Anything herein to the contrary notwithstanding, Sellers shall have the right to assign all or a portion of the Assets to or between Brad Cross, Stella Swanson, or any of their respective Affiliates in order to effect the Exchange (any such Person, an “Exchange Assignee”), without prior approval of Purchaser; provided that Sellers and such Persons execute and deliver to Purchaser an Assignment, Ratification and Joinder Agreement in the form attached hereto as Exhibit H. Notwithstanding anything to the contrary in this Agreement or any Assignment, Ratification and Joinder Agreement, the Exchange Assignees shall not have any liability to indemnify any member of the Purchaser Group pursuant to Article 11 of this Agreement as a result of taking assignment of the Assets or executing an Assignment, Ratification and Joinder Agreement, and all such indemnity obligations shall be retained by the applicable original Seller party to this Agreement.

(c) Each of the Parties shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation § 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange.

(d) Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other Person in connection with the Exchange shall release any Party from, or modify, any of its liabilities and obligations (including indemnity obligations to each other) under this Agreement, and no Party makes any representations as to any particular Tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange.

(e) Any Party electing to treat the acquisition or sale of the Assets as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other applicable Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold such other Party, its Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all liabilities and Taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by such other Party but for the electing Party’s Exchange election.

(f) Notwithstanding anything to the contrary in this Section 9.3, none of the Parties shall be required to take any action under this Section if in such Party’s reasonable judgment such action would subject such Party to any material unreimbursed cost or expense.

9.4 Equity Escrow Tax Treatment. In the event that Closing occurs, for federal and state income tax purposes, Purchaser Parent shall be treated as the owner of the Escrow Equity Consideration and thus shall take into account in filing its income tax returns all items of income, gain, loss and deduction with respect to the Escrow Equity Consideration. From and after the date any Escrow Equity Consideration is disbursed from the BSM Escrow Account, Purchaser and BSM shall be treated for tax purposes as the owners of the Escrow Equity Consideration disbursed to them, and thus each of Purchaser and BSM shall take into account in filing its Tax Returns its share of the items of income, gain, loss and deduction with respect to the Escrow Equity Consideration in accordance with Proposed Treasury Regulation Section 1.468B-8(e). Any amount distributed from the Escrow Equity Consideration to BSM shall be treated as a payment pursuant to Purchaser’s obligation to BSM arising from BSM’s sale of property to which the installment sale provisions of Section 453 of the Code, and the unstated interest provisions of Section 483 or 1274 of the Code, apply. For this purpose, Purchaser and BSM shall cooperate to provide to the Escrow Agent, at the time of any disbursement, a schedule indicating the allocation of such disbursement from the Escrow Equity Consideration between (a) principal and (b) imputed interest to be reported on IRS Form 1099-INT or 1099-OID. Neither Purchaser nor BSM shall take any position for federal or state income tax purposes that is inconsistent with the provisions of this Section 9.4.

9.5 Conflict. In the event of a conflict between the provisions of this Article 9 and any other provision of this Agreement, except Section 12.3(a), this Article 9 shall control.

ARTICLE 10

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by the mutual prior written consent of the Parties;

(b) by either (i) Purchaser, by written notice to the Sellers, or (ii) all Sellers jointly, by written notice to the Purchaser, at any time following 5:00 p.m., local time in Midland, Texas on June 16, 2016, if the Closing has not occurred by such time; provided, however, that no Party shall be entitled to terminate this Agreement under this Section 10.1(b) if the Closing has failed to occur as a result of such Party’s failure to perform or observe in any material respect such Party’s covenants and agreements hereunder (including the failure to perform the obligations of such Party with respect to Closing the transactions contemplated hereunder if and when required);

(c) by any Party in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued an order or judgment restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; or

(d) by all Sellers jointly, in the event that prior to 5:00 p.m. local time in Midland, Texas on the date (2) Business Days after the Execution Date Purchaser fails to fund into escrow with the Escrow Agent pursuant to Section 2.1 the entirety of each of the BSM Deposit, the Crux Deposit and the Zaniah Deposit.

The time and date of the termination of this Agreement shall be the “Termination Effective Time”.

10.2 Effect of Termination. Subject to and without limiting any Seller’s or the Purchaser Parties’ respective remedies and rights under Section 10.3, in the event of termination of this Agreement by the Sellers, on the one hand, or Purchaser, on the other hand, pursuant to Section 10.1, no Party nor any of their Affiliates shall have any liability to any other Party or its Affiliates under, or related to, this Agreement as a result of such termination, whether in contract, equity, Law or otherwise, and this Agreement shall become void and of no further force or effect (except for the defined terms set forth in Article 1, this Article 10, Article 12 (other than Sections 12.3, 12.5, and 12.20) and Sections 4.8, 5.11, 6.2, 6.5, 6.8, all of which shall continue in full force and effect).

10.3 Remedies Following Termination.

(a) Notwithstanding anything herein provided to the contrary, if (A) (i) the conditions to Closing of Sellers set forth in Sections 7.1 or 7.2 are not satisfied as of the Termination Effective Time as a result of the breach or failure of any of Purchaser Party’s representations, warranties or covenants hereunder, and (ii) the conditions to Closing of Purchaser Parties set forth in Sections 7.1 and 7.3 are satisfied (or waived by Purchaser) as of the Termination Effective Time (other than the failure of any such conditions to Closing of Purchaser Parties resulting from the breach of failure of any of Purchaser Parties’ representations, warranties or covenants hereunder) or (B) Purchaser fails to fund into escrow with the Escrow Agent pursuant to Section 2.1 the entirety of each of the BSM Deposit, the Crux Deposit and the Zaniah Deposit prior to 5:00 p.m. local time in Midland, Texas on the date two (2) Business Days after the Execution Date, then Sellers may jointly, at their sole option, may (1) seek specific performance of this Agreement against Purchaser pursuant to Section 12.20 or (2) terminate this Agreement and, without waiving or releasing the Purchaser Parties’ obligations under the provisions that remain in effect following a termination pursuant to Section 10.2, be entitled to receive from the applicable Escrow Account such Seller’s Deposit as liquidated damages. Such remedy shall be the Sellers’ sole and exclusive remedies for such failure, all other remedies against any member of Purchaser Group with respect to such breach of failure of any Purchaser Parties’ representations, warranties or covenants hereunder being expressly waived and released by the Sellers.

(b) Notwithstanding anything herein provided to the contrary, if (i) the conditions to Closing of Purchaser Parties set forth in Sections 7.1 or 7.3 are not satisfied as of the Termination Effective Time as a result of the breach or failure of any Seller’s representations, warranties or covenants hereunder and (ii) the conditions to Closing of Sellers set forth in Sections 7.1 and 7.2 are satisfied (or waived by Sellers) as of the Termination Effective Time (other than the failure of any such conditions to Closing of Sellers resulting from the breach of failure of any of any Seller’s representations, warranties or covenants hereunder), then Purchaser Parties, at their sole option, may (1) seek specific performance of this Agreement against all Sellers pursuant to Section 12.20 or (2) terminate this Agreement and, without waiving or releasing the Sellers’ obligations under the provisions that remain in effect following a termination pursuant to Section 10.2, receive each Seller’s Deposit from the applicable Escrow Account. Such remedies shall be the Purchaser Parties’ sole and exclusive remedies for such failure, all other remedies against any member of Seller Group with respect to such breach of failure of any Seller’s representations, warranties or covenants hereunder being expressly waived and released by the Purchaser Parties.

(c) Except where any Seller is entitled to receive its Deposit as provided in Section 10.3(a), if this Agreement is terminated for any reason, then Purchaser shall be entitled to promptly receive each Seller’s Deposit from the applicable Escrow Account.

(d) Promptly, but in no event later than three (3) Business Days after the termination date of this Agreement, the Purchaser and each Seller, as applicable, shall execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to (i) disburse via wire transfer of immediately available funds the entirety of such Seller’s Deposit to the applicable Party entitled to receive such Seller’s Deposit as provided in this Section 10.3 and (ii) destroy, shred and permanently dispose of the Escrowed Agreements.

ARTICLE 11

INDEMNIFICATION; LIMITATIONS

11.1 Assumed Obligations. Without limiting Purchaser’s rights to indemnity under this Article 11, and subject to the obligations of the Sellers in Section 11.2 and rights and remedies of Purchaser expressly (i) set forth in Article 3, (ii) with respect to any breach of the applicable Seller’s special warranty of Defensible Title set forth in the Assignment and Bill of Sale, and (iii) the indemnity obligations of Sellers under Section 11.3(b) (as limited and qualified under the terms of this Agreement), on the Closing Date, Purchaser shall assume, and hereby agrees to fulfill, perform, pay, and discharge (or cause to be fulfilled, performed, paid, or discharged) all obligations or liabilities of the Sellers of any kind whatsoever with respect to the Assets, whether known or unknown, whether attributable to periods prior to, on or after the Effective Date (unless otherwise expressly stated below), and regardless of theory of liability asserted (the “Assumed Obligations”), including, without limitation, the following:

(a) Subject to the remainder of this Article 11, all of the obligations, liabilities, and duties relating to, or with respect to, the ownership and operation of the Assets;

(b) Subject to the adjustments to each Seller’s Unadjusted Purchase Price set forth in Section 2.2(d), and the representation and warranty set forth in Section 4.6, all obligations and liabilities arising from or in connection with any imbalance, including production, pipeline, storage, or processing imbalances attributable to Hydrocarbons produced from the Properties;

(c) Obligations for plugging and abandonment of the Wells and dismantlement or abandonment of all structures and Equipment included in the Assets and restoration of the surface covered by the Leases and Units in accordance with applicable Laws;

(d) Subject to the special warranty of Defensible Title in the Assignment and Bill of Sale, all Damages and obligations arising from or relating to Title Defects or any other title matters;

(e) All obligations that are the responsibility of Purchaser under Section 2.2, including obligations to pay Working Interests, Royalties, overriding royalties, and other interests held in suspense by any Seller at Closing to the extent, and only to the extent, that (i) Purchaser received an adjustment therefor pursuant to Section 2.2(c); or (ii) such funds are transferred to Purchaser’s control at Closing;

(f) All obligations, Damages and liabilities arising under any Leases, Wells, Contracts, and permits; and

(g) Damages and obligations arising from, or relating to, Environmental Defects, Environmental Laws, Hazardous Materials, Environmental Liabilities or other environmental matters, whether arising or relating to periods of time before, on, or after the Effective Date, together with any other Damages, obligations and liabilities of any kind whatsoever relating to the physical condition and environmental condition of the Assets and Properties;

11.2 Retained Obligations. Notwithstanding anything to the contrary set forth in this Agreement, Purchaser shall not assume or otherwise become liable for any of the following liabilities, Damages, duties or other obligations of such Seller arising from the following (collectively, the “Retained Obligations”), all of which shall continue to be the sole obligation and responsibility of such Seller:

(a) claims of improper calculation or payment of Royalties by such Seller (including overriding royalties and other burdens on production), solely to the extent attributable to production of Hydrocarbons allocable to the Properties of such Seller during such Seller’s period of ownership thereof prior to the Effective Date;

(b) the Excluded Assets of such Seller;

(c) the injury, illness or death to any natural Person attributable to, or arising out of, the operation of the Assets of such Seller prior to the Closing;

(d) any Tax obligations retained by such Seller pursuant to Article 9;

(e) offsite disposal by such Seller prior to the Closing Date of any Hazardous Materials produced from the Assets;

(f) any employees of such Seller or its Affiliates, the employment or termination thereof, and the compensation and benefits inuring thereto;

(g) All Debt provided to such Seller, whether or not relating to or encumbering the Assets;

(h) current or former Affiliates (other than with respect to Big Star Oil & Gas, LLC as operator of the Properties), partners, managers, members, directors, officers and employees of such Seller or of its respective current or former Affiliates, partners, managers, members, directors, officers and employees to the extent arising out of the governance of such Seller;

(i) any contracts or agreements between such Seller and its respective Affiliates to the extent that such contracts or agreements relate to or bind the Assets (other than with respect to Property Costs attributable to periods after the Effective Date); or

(j) (i) Fraud by such Seller in connection with the Transactions contemplated hereunder or (ii) commission of fraud by such Seller or its Affiliates to the extent related to such Seller’s or its Affiliate’s ownership or operation of the Assets prior to the Closing Date.

11.3 Indemnification.

(a) From and after Closing, the Purchaser Parties shall INDEMNIFY, DEFEND, AND HOLD HARMLESS each Seller and each of the other members of the Seller Group from and against all Damages incurred or suffered by any of them:

(i) caused by, arising out of, or resulting from, the Assumed Obligations;

(ii) caused by, arising out of, or resulting from breach by any Purchaser Party of any of its covenants or agreements contained in this Agreement; or

(iii) caused by, arising out of, or resulting from any breach of any representation or warranty made by any Purchaser Parties contained in Article 5 or in the certificate delivered at Closing pursuant to Section 8.3(g).

even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Indemnified Person, invitee or third Person, and whether or not caused by a pre-existing condition but excepting in each case Damages to the extent Purchaser would be entitled to indemnification under
Section 11.3(b), after giving effect to the limitations set forth in this Article 11.

(b) From and after Closing, each Seller (for itself only, and not jointly and severally with other Sellers) shall INDEMNIFY, DEFEND, AND HOLD HARMLESS Purchaser, Purchaser Parent and their Affiliates and its and their respective directors, officers, partners, members, equity owners, investors, employees, agents, attorneys and representatives (“Purchaser Group”) from and against all Damages incurred or suffered by any member of the Purchaser Group:

(i) caused by or arising out of, or resulting from, the Retained Obligations of such Seller;

(ii) caused by, arising out of, or resulting from, such Seller’s breach of any of its covenants or agreements contained in this Agreement; or

(iii) caused by, arising out of, or resulting from, any breach of any representation or warranty made by such Seller contained in Article 4 or in the certificate delivered at Closing pursuant to Section 8.2(g) , even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Indemnified Person, invitee, or third Person, and whether or not caused by a pre-existing condition.

(c) Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, each Party’s sole and exclusive remedy against any member of the Purchaser Group or the Seller Group, as applicable, (and each of the Parties expressly waives and disclaims any other rights and remedies not expressly stated in this Agreement) with respect to the negotiation, performance and consummation of the transactions contemplated hereunder, any breach of the representations, warranties, covenants and agreements contained herein, the affirmations of such representations, warranties, covenants and agreements contained in the certificates delivered pursuant hereto are the rights set forth in Section 11.3, as limited by the terms of this Article 11, and Section 12.20. Except for the remedies contained in this Article 11 (excluding Article 3 and Article 9 and Sections 6.2, 8.5, and 12.20, which shall be separately enforceable pursuant to whatever rights and remedies are available to the Parties in this Agreement outside of this Article 11), upon Closing, (i) Purchaser waives, releases, remises and forever discharges, and shall cause each member of the Purchaser Group to, waive, release, remise and forever discharge, each member of the Seller Group from any and all Damages, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interest, charges or causes of action whatsoever, in law or in equity, known or unknown, which any member of the Purchaser Group might now or subsequently may have, based on, relating to or arising out of the negotiation, performance and consummation of this Agreement or the transactions contemplated hereunder or any member of the Seller Group’s ownership, use or operation of the Assets, or the condition, quality, status or nature of the Assets, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER

TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY ANY MEMBER OF THE PURCHASER GROUP AND ANY RIGHTS UNDER AGREEMENTS AMONG ANY MEMBERS OF THE SELLER GROUP, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEES OR THIRD PERSONS and (ii) each Seller waives, releases, remises and forever discharges, and shall cause each member of the Seller Group to, waive, release, remise and forever discharge, each member of the Purchaser Group from any and all Damages, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interest, charges or causes of action whatsoever, in law or in equity, known or unknown, which any member of the Seller Group might now or subsequently may have, based on, relating to or arising out of the negotiation, performance and consummation of this Agreement or the transactions contemplated hereunder. The Parties have agreed that should any representation or warranty of any Party prove inaccurate, incomplete or untrue, the other Party shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in Law or in equity or whether in contract or in tort or otherwise) are permitted to any Party hereto as a result of the failure, breach, inaccuracy, incompleteness or untruth of any such representation and warranty, other than Fraud.

(d) For purposes of this Article 11, any representation, warranty, or covenant set forth in this Agreement which is qualified by materiality or Material Adverse Effect, if breached, shall be deemed not to be so qualified in connection with the calculation of the Damages or, except in the case of the representations and warranties set forth in Sections 4.5, 4.10 and 4.16 in determining whether a breach has occurred.

(e) Except to the extent of claims and rights expressly included as part of the Assets, nothing in this Agreement is intended to limit or otherwise waive any recourse any Seller may have against any Person that is not a member of the Purchaser Group for any Damages, obligations or liabilities that may be incurred with respect to ownership, use or operation of the Assets, the Excluded Assets or the Retained Obligations. Except to the extent of claims and rights expressly included as part of the Excluded Assets, nothing in this Agreement is intended to limit or otherwise waive any recourse any Purchaser may have against any Person that is not a member of the Seller Group for any Damages, obligations or liabilities that may be incurred with respect to ownership, use or operation of the Assets, the Excluded Assets or the Assumed Obligations.

(f) The Parties shall treat, for U.S. federal and applicable state and local income Tax purposes, any amounts paid or received under Section 9.1 or this Article 11 as an adjustment to the Unadjusted Purchase Price.

(g) To the extent of the indemnification obligations in this Agreement, Purchaser and each Seller hereby waive for themselves and their respective successors and assigns, including any insurers, any rights to subrogation for insured Losses for which such Party is liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall obtain a waiver of such subrogation from its insurers.

(h) The representations and warranties of the Sellers, on the one hand, and the Purchaser Parties, on the other hand, and a Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of such Party (including by any of its Affiliates or representatives) or by reason of the fact that such Party or any of its Affiliates or representatives knew or should have known that any such representation or warranty was or might be inaccurate or by reason of such Party’s waiver of any condition to Closing set forth in Article 7; provided, however, that the Purchaser Party’s shall be deemed to have waived any and all rights and remedies, and the Sellers shall not have any obligations under this Article 11 (other than with respect to any obligations arising out of the covenants set forth in Article 3 and their obligations in Section 11.2(e) and Purchaser Parties’ indemnity rights with respect thereto) with respect to any Environmental Liabilities, Environmental Defects, environmental condition, Title Defect, title deficiency or title defect if any Purchaser Party had Knowledge of any such Environmental Liabilities, Environmental Defects, environmental condition, Title Defect, title deficiency or title defect prior to the Defect Claim Time which are not asserted pursuant to the procedures set forth in Article 3. Furthermore, in the time period following the Execution Date and prior to the Closing, Sellers, on the one hand, and the Purchaser Parties, on the other hand, agree to use reasonable commercial efforts to notify the other Party in writing as soon as practicable after it acquires Knowledge of any material breach of a representation, warranty or covenant by the other Party.

11.4 Indemnification Actions. All claims for indemnification under Section 11.3 shall be asserted and resolved as follows:

(a) For purposes of this Article 11, the term “Indemnifying Person” when used in connection with particular Damages means the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11, and the term “Indemnified Person” when used in connection with particular Damages means a Person having the right to be indemnified with respect to such Damages pursuant to this Article 11 (including, for the avoidance of doubt, those Persons identified in Section 11.4(g)).

(b) To make a claim for indemnification under Section 11.3, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim against the Indemnified Person by a Person that is not an Affiliate of such Indemnified Person (a “Third-Party Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third-Party Claim and shall enclose a complete copy of all papers (if any) served with respect to the Third-Party Claim; provided that the failure of any Indemnified Person to give notice of a Third-Party Claim as provided in this Section 11.4 shall not relieve the Indemnifying Person of its obligations under Section 11.3, except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Third-Party Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Third-Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or a breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached and the reasonably specific details of, and specific basis for, such asserted inaccuracy or breach.

(c) In the case of a claim for indemnification based upon a Third-Party Claim, unless the situation requires a shorter period of time to respond to a Third-Party Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third-Party Claim under this Article 11. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be deemed to have denied its obligation to provide such indemnification hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d) If the Indemnifying Person admits its indemnity obligations under this Article 11 with respect to any Third-Party Claim, then such Indemnifying Person shall have (i) the right and obligation to diligently prosecute and control the defense, at its sole cost and expense, of the Third-Party Claim and (ii) have full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by, the performance of any obligation by, or the limitation of any right or benefit of, the Indemnified Person, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Person, which shall not be unreasonably withheld or delayed. If requested by the Indemnifying Person, the Indemnified Person agrees at the cost and expense of the Indemnifying Person to cooperate in contesting any Third-Party Claim which the Indemnifying Person elects to contest; provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person; provided, further, that if the Indemnified Person does not bring any applicable counterclaims or cross-complaints, the Indemnified Person shall assign such counterclaims or cross-complaints to the Indemnifying Person. The Indemnified Person may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 11.4(d), provided that the Indemnified Person may file initial pleadings as described in the last sentence of Section 11.4(c) above if required by court or procedural rules to do so within the thirty (30) day period in Section 11.4(c) above. An Indemnifying Party shall not, without the written consent of the Indemnified Person, settle any Third-Party Claim or consent to the entry of any judgment with respect thereto that (A) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third-Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Third-Party Claim) or (B) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third-Party Claim, then the Indemnified Person shall have the right, but not the obligation, to defend and control the defense against the Third-Party Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Third-Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Third-Party Claim and (ii) if its obligation is so admitted, assume the defense of the Third-Party Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Third-Party Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing and assumed the defense of the Third-Party Claim, the Indemnified Person shall be deemed to have waived any right to indemnity with respect to the Third-Party Claim.

(f) Each Seller and Purchaser each acknowledge and agree that except as expressly set forth in Article 10, (i) the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein (or any certificate delivered pursuant hereto) or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement and (ii) Purchaser and each Seller hereby waives any and all rights to rescind, cancel, terminate, revoke or void this Agreement or any of the transactions contemplated hereby.

(g) Any claim for indemnity under Section 11.3 by any Affiliate, director, officer, employee or agent must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than Sellers and Purchaser Parties shall have any rights against either Sellers or Purchaser Parties under the terms of Section 11.3 except as may be exercised on its behalf by Purchaser Parties or Sellers, as applicable, pursuant to this Section 11.4(g). Each of Sellers and Purchaser may elect to exercise or not exercise indemnification rights under this Section 11.4(g) on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 11.4(g).

11.5 Casualty and Condemnation.

(a) If, after the Execution Date but prior to Closing, any portion of the Assets that exceeds the Individual Claim Threshold is destroyed by fire, acts of God, terrorist acts, explosion, earthquake, wind storm, flood, drought or other casualty or is expropriated or taken in condemnation, confiscation or seizure or under right of eminent domain (a “Casualty Loss”), this Agreement shall remain in full force and effect, and Purchaser shall nevertheless be required to close unless the Casualty Loss is in excess of ten percent (10%) of the aggregate Unadjusted Purchase Prices of all Sellers, in which case the Purchaser shall have the right to terminate this Agreement upon written notice to Sellers.

(b) In the event of a Casualty Loss, at the Purchaser’s election: (i) the Seller that owns an interest in any Assets affected by any Casualty Loss may cause such Assets to be fully repaired or restored (and any dispute regarding whether fully repaired or restored shall be resolved pursuant to the dispute resolution provisions hereof), at the applicable Seller’s sole cost, as promptly as reasonably practicable (but in any event prior to the Closing Date), and such Seller shall retain all rights to insurance and other claims against third Persons with respect to the Casualty Loss or taking except to the extent the Parties otherwise agree in writing); or (ii) the affected Assets shall be deleted from this Agreement and all exhibits and schedules hereto and shall constitute Excluded Assets, and the Unadjusted Purchase Price of such Seller shall be decreased by the Allocated Value thereof; or

(iii) the Unadjusted Purchase Price of such Seller shall be reduced by the value lost as a result of such Casualty Loss (not to exceed the Allocated Value of the affected Assets).

11.6 Limitation on Actions.

(a) The Purchaser Fundamental Representations shall survive indefinitely; the representations and warranties of Purchaser in Article 5 and in the certificate delivered at Closing pursuant to Section 8.3(g) (other than the Purchaser Fundamental Representations) shall survive for a period of one (1) year following the Closing. The covenants of the Purchaser Parties to be performed prior to Closing shall survive until the Closing, and all other covenants of the Purchaser Parties in this Agreement to be performed at or after Closing shall survive Closing as reasonably necessary to perform the same, subject to the limitations set forth in this Section 11.6. The representations and warranties of Sellers in set forth in Article 4 and in the certificate delivered at Closing pursuant to Section 8.2(g) (other than the Seller Fundamental Representations and the representations and warranties in Sections 4.3 and 4.10) shall survive the Closing for a period of one (1) year. The Seller Fundamental Representations shall survive the Closing indefinitely, the representations and warranties in Section 4.3 shall survive the Closing for the applicable statute of limitations period (including any extensions thereof) plus sixty (60) days, and the representations and warranties in Section 4.10 shall survive the Closing for a period of two (2) years. The covenants of Sellers to be performed prior to Closing shall survive until the Closing, and all other covenants of the Sellers in this Agreement to be performed at or after Closing shall survive Closing as reasonably necessary to perform the same, subject to the other limitations set forth in this Section 11.6. The remainder of this Agreement shall survive the Closing without time limit except as may otherwise be expressly provided herein. Representations, warranties, covenants, and agreements (and any and all rights to indemnification hereunder for the same) shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date. The representations, warranties and affirmations given in any certificate delivered pursuant to this Agreement by any Seller or any Purchaser Party, as applicable, shall survive for the period of survival of the respective representations, warranties and covenants which they cover, as described above in this Section 11.6(a).

(b) The indemnities in Sections 11.3(a)(ii) and (iii) and Sections 11.3(b)(ii) and (iii) shall terminate as of the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification, except in each case as to (i) matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date, (ii) breaches of a Seller’s covenants in Sections 6.3(b), (c), (f), (h) and (i) and 11.3(h), which shall expire on the one year anniversary of the Closing Date and (iii) breaches of Purchaser’s covenants in Section 11.3(h), which shall expire on the one year anniversary of the Closing Date. The indemnity in Section 11.3(b)(i) shall survive the Closing without time limit. The indemnity in Section 11.3(a)(i) shall survive the Closing without time limit.

(c) No Seller shall have any liability for any indemnification under Section 11.3(b)(iii) for an individual matter until and unless the amount of the liability for Damages with respect to which such Seller agrees in writing (or it is otherwise finally determined) that such Seller has an obligation to indemnify the Indemnified Person pursuant to the terms of Section 11.3(b)(iii) exceeds FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) (the “Individual Claim Threshold”). Without limiting the foregoing, to the extent Damages for a particular matter do exceed the Individual Claim Threshold, no Seller shall have liability for any indemnification under Section 11.3(b)(iii) until and unless the aggregate amount of the liability of such Seller for Damages pursuant to Section 11.3(b)(iii) exceeds an amount equal to one percent (1%) of the aggregate Unadjusted Purchase Price of such Seller, and then, only to the extent that such Damages exceed such amount. No Seller shall be required to indemnify any Indemnified Person or Indemnified Persons for aggregate Damages pursuant to Section 11.3(b)(iii) in excess of 20% of the aggregate Unadjusted Purchase Price of such Seller. Notwithstanding the foregoing, the provisions of this Section 11.6(c) shall not apply to or limit liability for Fraud or breaches of the Seller Fundamental Representations.

(d) Notwithstanding anything to the contrary in this Agreement, in no event shall any Seller be liable under this Agreement for Damages in excess of the aggregate Purchase Price actually received by such Seller (or its assignees) pursuant to this Agreement.

(e) The amount of any Damages for which Purchaser or Purchaser Group is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance proceeds realized by such Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by such Indemnified Person or its Affiliates); provided, however, that no Party shall be required to seek recovery under any policy of insurance as a condition to indemnification hereunder.

(f) As used in this Agreement, the term “Damages” means the amount of any actual liability, damage, loss, cost, cost of collection, settlement and enforcement (but only to the extent the Indemnified Party is in compliance with Section 11.4 with respect to the applicable claim), expense, claim, award, or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to matters indemnified against, and the reasonable costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that “Damages” shall not include any adjustment for Taxes that may be assessed on payments under this Article 11 or for Tax benefits received by the Indemnified Person as a consequence of any Damages. Notwithstanding the foregoing, no Person shall be entitled to indemnification under this Article 11 for, and Damages shall not include, (i) loss of profits that are consequential, indirect, special, or other consequential damages suffered by the Party claiming indemnification, nor any punitive damages (other than loss of profits, consequential, indirect, special or punitive damages suffered by third Persons for which responsibility is allocated among the Parties); and (ii) any diminution of value or any increase in liability, loss, cost, expense, claim, award or judgment to the extent such increase is caused by the actions or omissions of any Indemnified Person after the Closing Date other than (A) loss of profits, consequential, indirect, special or punitive damages suffered by any Third Party for which responsibility is allocated among the Parties under the terms hereof or (B) Seller Equity Value Damages.

(g) BSM may, at its option, satisfy any indemnification obligation of BSM under this Agreement by forfeiting or otherwise delivering to Purchaser Parent shares of Common Stock with an aggregate value (calculated based on the Per Share Price) equal to value of such indemnification obligation.

(h) Any amounts payable by BSM under Section 11.3(b) shall, subject to Section 11.7(g), be payable (i) first, from the BSM Escrow Property held in the BSM Escrow Account (except for any BSM Escrow Property held in the BSM Escrow Account with respect to or constituting a Disputed Claim Amount) and (ii) second, only after all BSM Escrow Property has been disbursed from the BSM Escrow Account, by BSM.

(i) The Purchaser acknowledges that if it asserts an indemnity claim against a Seller for a breach of its obligations under Sections 6.1(k), (l) or (n), and the subject matter of such breach also constitutes a breach of a Seller’s representation and warranty under this Agreement, the Purchaser’s remedies for such breach shall be limited to any indemnification claim (if any) for a breach of such representation and warranty.

(j) The Purchaser Parent acknowledges and agrees that BSM shall have the right to assert a direct claim for actual damages against Purchaser Parent for reductions in the value of the Equity Consideration that arise out of, relate to or result from breaches of Purchaser Parent’s representations and warranties under

Article V (“Seller Equity Value Damages”), and that BSM shall not have to assert such claim as a derivative claim on behalf of all the stockholders of Purchaser Parent.

11.7 Escrow Equity Consideration.

(a) At Closing, Purchaser Parent shall deliver to the Escrow Agent 2,333,333 shares of Common Stock (the “Escrow Equity Consideration” as reduced pursuant to this Section 11.7 and, together with any cash and non-cash dividends, securities and other property at any time received in exchange or respect of or otherwise in substitution of the Escrow Equity Consideration, the “BSM Escrow Property”) into the BSM Escrow Account to be governed by the BSM Indemnity Escrow Agreement. The BSM Escrow Property will be available to satisfy any payment obligations of BSM under Section 11.3(b).

(b) If, prior to the date on that is one (1) year following the Closing Date Purchaser delivers a Claim Notice to BSM, Purchaser may also deliver a written certification (a “Claim Certificate”) to the Escrow Agent (with a copy concurrently delivered to BSM) requesting a disbursement from the BSM Escrow Account in connection with such Claim Notice. Such a Claim Certificate will (i) include a copy of the applicable Claim Notice and (ii) specify the amount of (or if not finally determined, Purchaser’s good faith estimate of) the Damages owed by BSM under Section 11.3(b) (such amount, the “Claimed Amount”).

(c) If the Escrow Agent has not received a joint written instruction letter duly executed by each of BSM and the Purchaser in the form required by the BSM Indemnity Escrow Agreement (an “Indemnity Joint Written Instruction Letter”) instructing the Escrow Agent to disburse any portion of the BSM Escrow Property with respect to any portion of any Claimed Amount with respect to any Claim Notice within the earlier to occur of the date thirty (30) days after receipt by Escrow Agent of the Claim Certificate or the End Date, then BSM shall be deemed to dispute its obligation under Section 11.3(b) with respect to the portion of such Claimed Amount that BSM and Purchaser have not instructed the Escrow Agent to release (“Disputed Claim Amount”) and the Escrow Agent will retain in the BSM Escrow Account an amount of the BSM Escrow Property equal to such Disputed Claim Amount. Such Disputed Claim Amount will be disbursed by the Escrow Agent from the BSM Escrow Account only (a) upon the delivery to the Escrow Agent of an Indemnity Joint Written Instruction Letter or (b) pursuant to a final non-appealable judgment or decree of a court of competent jurisdiction instructing the Escrow Agent to disburse such Disputed Claim Amount (a “Final Determination”).

(d) On the date that is one (1) year following the Closing Date (the “End Date”), the Escrow Agent shall disburse to BSM from the BSM Escrow Account all BSM Escrow Property, save and except an amount equal to the aggregate amount of all Disputed Claim Amounts (without duplication). The Escrow Agent shall continue to hold the aggregate amount of all Disputed Claim Amounts (without duplication) until otherwise instructed to disburse any portion of such amount pursuant to any Indemnity Joint Written Instruction Letters or Final Determinations, as applicable.

(e) The Escrow Equity Consideration and any other BSM Escrow Property shall be valued in the manner provided in the BSM Indemnity Escrow Agreement for purposes of determining the number of shares of Escrow Equity Consideration or other BSM Escrow Property to be disbursed from the BSM Escrow Account pursuant to the provisions of this Section 11.7.

(f) At any time, Purchaser and BSM may execute join written instructions instructing the Escrow Agent to disburse all or any portion of the BSM Escrow Property pursuant to an Indemnity Joint Written Instruction Letter.

(g) The Parties agree and acknowledge that subject to Section 11.6, the BSM Escrow Property shall not be deemed a limitation to Purchaser remedies against BSM pursuant to this Agreement. To the extent that Purchaser is determined to be owed by BSM amounts in excess of the BSM Escrow Property, then, subject to Section 11.6, BSM shall be liable to, and Purchaser may pursue, payment for such amounts.

11.8 Express Negligence/Conspicuous Manner. WITH RESPECT TO THIS AGREEMENT, BOTH PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS ARTICLE 11 COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING THE INDEMNIFYING PERSON TO BE RESPONSIBLE FOR THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY, OR OTHER FAULT OF THE INDEMNIFIED PERSON. EACH PARTY REPRESENTS TO EACH OTHER PARTY (A) THAT SUCH PARTY HAS CONSULTED AN ATTORNEY CONCERNING THIS AGREEMENT OR, IF IT HAS NOT CONSULTED AN ATTORNEY, THAT SUCH PARTY WAS PROVIDED THE OPPORTUNITY AND HAD THE ABILITY TO SO CONSULT, BUT MADE AN INFORMED DECISION NOT TO DO SO AND (B) THAT SUCH PARTY FULLY UNDERSTANDS ITS OBLIGATIONS UNDER THIS AGREEMENT.

11.9 Duties and Obligations. ANY AND ALL DUTIES AND OBLIGATIONS WHICH ANY SELLER MAY HAVE TO ANY PURCHASER PARTY AND ANY PURCHASER PARTY MAY HAVE TO ANY SELLER WITH RESPECT TO OR IN CONNECTION WITH THE ASSETS THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY ARE LIMITED TO THOSE IN THIS AGREEMENT AND ANY OTHER TRANSACTION

DOCUMENTS DELIVERED OR EXECUTED HEREUNDER. THE PARTIES DO NOT INTEND (i) THAT THE DUTIES OR OBLIGATIONS OF ANY PARTY, OR THE RIGHTS OF ANY PARTY, SHALL BE EXPANDED BEYOND THE TERMS OF THIS AGREEMENT ON THE BASIS OF ANY LEGAL OR EQUITABLE PRINCIPLE OR ON ANY OTHER BASIS WHATSOEVER OR (ii) THAT ANY EQUITABLE OR LEGAL PRINCIPLE OR ANY IMPLIED OBLIGATION OF GOOD FAITH OR FAIR DEALING OR ANY OTHER MATTER REQUIRES ANY PARTY TO INCUR, SUFFER OR PERFORM ANY ACT, CONDITION OR OBLIGATION CONTRARY TO THE TERMS OF THIS AGREEMENT AND THAT IT WOULD BE UNFAIR, AND THAT THEY DO NOT INTEND, TO INCREASE ANY OF THE OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT ON THE BASIS OF ANY IMPLIED OBLIGATION OR OTHERWISE.

ARTICLE 12

MISCELLANEOUS

12.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

12.2 Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and delivered personally, by telecopy, requiring acknowledgement of receipt, mailed by certified mail, postage prepaid and return receipt requested or by recognized courier service, requiring acknowledgement of receipt, as follows:

If to BSM:	BSM Energy LP
5102 N County Road 1150
Midland, TX 79705
Attention: Stella M. Swanson

If to Crux:	Crux Energy, LP
5102 N County Road 1150
Midland, TX 79705
Attention: Stella M. Swanson

If to Zaniah:	Zaniah Energy, LP
5102 N County Road 1150
Midland, TX 79705
Attention: Stella M. Swanson

With a copy to:	Stubbeman McRae Sealy Laughlin & Browder, Inc.
550 West Texas Ave., Suite 800
Midland, Texas 79701-4265
Attention: Dale Strauss

and	Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, TX 77002 Attention: Bryan Loocke

If to Purchaser	Callon Petroleum Company
1401 Enclave Parkway
Suite 600
Houston, TX 77077
Attention: Joe Gatto, Chief Financial Officer
Telephone: (281) 589-5521
Email: jgatto@callon.com

Callon Petroleum Company
1401 Enclave Parkway
Suite 600
Houston, TX 77077
Attention: Jerry Weant, VP Land
Telephone: (281) 589-5264
Email: jweant@callon.com

Any Party may change its address for notice by notice to the each other Party in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

12.3 Sales or Use Tax, Recording Fees and Similar Taxes and Fees.

(a) Notwithstanding anything to the contrary in Article 9, Purchaser shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby. Should any Seller or any Affiliate of any Seller pay any amount for which Purchaser is liable under this Section 12.3, Purchaser shall, promptly following receipt of such Seller’s invoice, describing the amount in reasonable detail, reimburse the amount paid. If such transfers are exempt from any such Taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, each Seller shall timely furnish to Purchaser such certificate or evidence.

(b) Promptly after the Closing, Purchaser shall (i) record all assignments of Assets executed at the Closing in the records of the applicable Governmental Authority, (ii) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Purchaser, (iii) actively pursue the unconditional approval of all Customary Consents and approval of all applicable Governmental Authorities of the assignment of the Assets to Purchaser and (iv) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Purchaser and the assumption of the Assumed Obligations, that, in each case, shall not have been obtained prior to the Closing. Purchaser obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

(c) Upon the occurrence of Closing, as promptly as practicable, but in any case within thirty (30) days after the Closing Date, Purchaser shall eliminate the names “Big Star” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to any Seller or any of their respective Affiliates.

12.4 Expenses. All expenses incurred by the Parties in connection with or related to the authorization, preparation or execution of this Agreement, and the exhibits and schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by the Parties, shall be borne solely and entirely by the Party incurring the same.

12.5 Records.

(a) As soon as practicable, but in no event later than fifteen (15) days after the Closing Date, each Seller shall deliver or cause to be delivered to Purchaser copies (at Purchaser’s expense) of the books and records relating to the Assets of such Seller that are in the possession of such Seller (except for the Excluded Records, as defined below, the “Records”), excluding, however:

(i) to the extent they do not relate to the Assumed Obligations, all corporate, financial, Tax, and legal (other than title, land and environmental records that relate to the Assets) data and records of such Seller that relate to such Seller’s businesses generally (whether or not relating to the Assets of such Seller) or to such Seller’s businesses, operations, assets, and properties not expressly included in this Agreement;

(ii) all legal records and legal files of such Seller including all work product of, and attorney-client communications with, such Seller’s legal counsel (other than Leases, title opinions, and Contracts), and records and files that cannot be disclosed or provided without waiving a legal privilege;

(iii) data and records relating to the auction, marketing, sales negotiation or sale of the Assets of such Seller, including communications with the advisors or representatives of such Seller or any of their Affiliates, the existence or identities of any prospective inquirers, bidders or prospective purchasers of any of the Assets of such Seller, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person;

(iv) any data and records, to the extent relating to the Excluded Assets;

(v) all data and records that are subject to confidentiality restrictions owed to unaffiliated third-Persons;

(vi) copies of all original data and records retained by Sellers pursuant to Section 12.5(b);

(vii) information and data related to a Party’s investors, partners, members or equity holders; and

(viii) all Excluded Geological and Geophysical Information.

(Clauses (i) through (viii) shall hereinafter be referred to as the “Excluded Records”).

(b) Sellers may retain the originals of those Records relating to Tax and accounting matters with respect to periods of time prior to the Effective Date.

(c) Without limiting the foregoing, all Well files and Lease files, revenue, JIB, and division order files and decks, and related name and address files of a Seller shall be delivered by such Seller to Purchaser.

(d) Until such time as a Seller delivers such Seller’s Records to Purchaser, such Seller will allow Purchaser and its representatives, consultants and advisors reasonable access, during normal business hours and upon reasonable notice, to the Records of Seller in its possession.

(e) Purchaser, for a period of seven years following the Closing, (and subject to Purchaser’s additional obligations under Section 9.2) shall: (i) retain the Records; (ii) provide each Seller, its Affiliates and their respective representatives with access to the Records during normal business hours for review and copying at such Seller’s expense; and (iii) provide each Seller, its Affiliates and their respective representatives, for review and copying at such Seller’s expense, with access, during normal business hours, to materials received or produced after the Closing relating to: (A) such Seller’s obligations under Article 9 (including to prepare Tax Returns and to conduct negotiations with Tax Governmental Authorities) and (B) any claim for indemnification made under Section 11.3 of this Agreement (excluding, however, any attorney work product and attorney-client communications with respect to any such claim being brought by the Purchaser Parties under this Agreement).

(f) Each Seller, for a period of seven years following the Closing, (and subject to such Seller’s additional obligations under Section 9.2) shall: (i) retain the Excluded Records; and (ii) provide Purchaser, its Affiliates and their respective representatives, for review and copying at Purchaser’s expense, with access, during normal business hours, to Excluded Records after the Closing relating to: (A) Purchaser’s obligations under Article 9 (including to prepare Tax Returns and to conduct negotiations with Tax Governmental Authorities) and (B) any claim for indemnification made under Section 11.3 of this Agreement (excluding, however, any attorney work product and attorney-client communications with respect to any such claim being brought by any of the Sellers under this Agreement).

12.6 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.

12.7 Dispute Resolution. Each Party consents to personal jurisdiction in any action brought in the state or federal courts located in the State of Texas with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties agrees that any action instituted by it against the other with respect to any such dispute, controversy or claim (except to the extent a dispute, controversy, or claim arising out of or in relation to or in connection with Title Benefits, Title Benefit Amounts, Title Defect or Title Defect Amount, Environmental Defect, Environmental Defect Amount, the presence or absences of wells or leases on Exhibit A, the Allocated Value of any Asset or any other matter regarding title to any Assets (which all shall be resolved exclusively in accordance with Section 3.10, or the determination of the Final Purchase Price pursuant to Section 8.5 is referred to an expert pursuant to those Sections) will be instituted exclusively in the state or federal courts located in Harris County, Texas. Each Party (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it, and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 12.2. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer any rights on any Person other than the Parties to this Agreement. The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.

12.8 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

12.9 Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.10 Assignment. Subject to Section 9.3, no Party shall assign (including by change of control, merger, consolidation, or stock purchase) or otherwise transfer all or any part of this Agreement to any Person, nor shall any Party delegate any of its rights or duties hereunder (including by change of control, merger, consolidation, or stock purchase) to any third Person, without the prior written consent of the each other Party and any transfer or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. To the extent that, prior to Closing, any Seller directly or indirectly assigns, transfers, conveys or otherwise disposes of, by operation of law or otherwise, all or any interests in any of the Assets pursuant to Section 9.3(b), each Person receiving such interest shall, and such Seller shall cause each such Person to, assume and be liable hereunder to Purchaser with respect to the rights and obligations of such Seller arising out of this Agreement to the extent attributable to such Assets, and each such Person shall ratify and join this Agreement as to such rights and obligations, and Sellers and such Persons shall execute and deliver to Purchaser an Assignment, Ratification and Joinder Agreement in the form attached hereto as Exhibit H.

12.11 Entire Agreement. This Agreement and the documents to be executed hereunder and the exhibits and schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. In entering into this Agreement, no Party has relied on any statement, representation, warranty, covenant, or agreement of the any other Party or its representatives other than those expressly contained in this Agreement and schedules attached hereto.

12.12 Amendment. This Agreement may be amended or modified only by an agreement in writing signed by each of the Parties and expressly identified as an amendment or modification.

12.13 No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Sellers to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 6.5, Section 9.3 and Section 11.3, in each case, only to the extent such rights are exercised or pursued, if at all, by a Seller or Purchaser acting on behalf of such Person (which rights may be exercised in the sole discretion of the applicable Party hereunder). Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person (including any Indemnified Person) and (b) no Party hereunder shall have any direct liability to any permitted third-Person beneficiary, nor shall any permitted third-Person beneficiary have any right to exercise any rights hereunder for such third-Person beneficiary’s benefit except to the extent such rights are brought, exercised and administered by a Party hereto in accordance with the terms hereof.

12.14 Severability. If any provision of this Agreement, or any application thereof, is held invalid, illegal or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.

12.15 Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

12.16 References. In this Agreement: (a) references to any gender includes a reference to all other genders; (b) references to the singular includes the plural, and vice versa; (c) reference to any Article or Section means an Article or Section of this Agreement; (d) reference to any exhibit or schedule means an exhibit or schedule to this Agreement, all of which are incorporated into and made a part of this Agreement; (e) unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; (f) references to “$” or “dollars” means United States Dollars; and (g) “include” and “including” mean include or including without limiting the generality of the description preceding such term.

12.17 Construction. Purchaser is capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Assets, their value, operation and suitability. Each of the Sellers and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof.

12.18 Relationship of Parties. Each representation, warranty, covenant and agreement made by Purchaser Parent or Purchaser in this Agreement shall be deemed a representation, warranty, covenant and agreement made by Purchaser Parent and Purchaser jointly and all liability and obligations relating thereto shall be deemed a joint liability and obligation of Purchaser Parent and Purchaser. The obligations and liabilities of each Seller under this Agreement and other Transaction Documents shall be several and not joint.

12.19 Financing Sources. Notwithstanding anything to the contrary contained herein, none of the Financing Sources shall have any liability or obligation with respect to any claims or actions arising out of or relating to any breach or termination of or under this Agreement or any of the transactions contemplated hereunder, and in no event shall any Party hereto, any of their respective Subsidiaries or Affiliates or any of such entities’ representatives seek any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against any Financing Source, by the enforcement of any assessment or by any legal or equitable proceeding against any Financing Source, by virtue of any statute, regulation or applicable Law, or otherwise, whether at law or in equity, in contract, in tort or otherwise, in each case in connection with this Agreement or the transactions contemplated hereunder; provided, that nothing contained in this Section 12.19 is intended or shall be construed to affect or limit (a) any obligations of the Financing Sources to Purchaser or the remedies available to Purchaser with respect to such obligations or (b) any obligations of the Parties to each other under this Agreement or any other agreement, certificate or other document to be delivered by them pursuant to this Agreement.

12.20 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that is expressly available under this Agreement) to obtain

(a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 12.20, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.

SELLERS

BSM ENERGY LP
By:	Creede Energy LLC, its general partner

By:	/s/ Stella M. Swanson
Name:	Stella M. Swanson
Title:	Manager

By:	/s/ Bradley Cross
Name:	Bradley Cross
Title:	Manager

CRUX ENERGY, LP
By:	Berean Energy, Inc., its general partner

By:	/s/ Bradley Cross
Name:	Bradley Cross
Title:	Vice President

ZANIAH ENERGY, LP
By:	Berean Energy, Inc., its general partner

By:	/s/ Stella M. Swanson
Name:	Stella M. Swanson
Title:	President

PURCHASER

CALLON PETROLEUM OPERATING COMPANY

By:	/s/ Joseph C. Gatto, Jr.
Name:	Joseph C. Gatto, Jr.
Title:	Senior Vice President, Chief Financial Officer and Treasurer

PURCHASER PARENT

CALLON PETROLEUM COMPANY

By:	/s/ Joseph C. Gatto, Jr.
Name:	Joseph C. Gatto, Jr.
Title:	Senior Vice President, Chief Financial Officer and Treasurer

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